Exhibit 10(h)

ACQUISITION AGREEMENT

between

ALCOA INC.

and

RANK GROUP LIMITED

Dated as of December 21, 2007

ACQUISITION AGREEMENT

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

ARTICLE II

Transfer of U.S. Country Unit

SECTION 2.01.	Transfer of Shares and Acquired Assets of U.S. Country Unit	8
SECTION 2.02.	Assumption of Assumed Liabilities of U.S. Country Unit	12
SECTION 2.03.	Excluded Assets and Excluded Liabilities	14

ARTICLE III

Transfer of Foreign Country Units

SECTION 3.01.	Transfer of Foreign Country Units After the Initial Closing	14
SECTION 3.02.	Transfer of Foreign Country Units	14
SECTION 3.03.	Excluded Assets and Excluded Liabilities	15

ARTICLE IV

Closings; Purchase Price Adjustments

SECTION 4.01.	Initial Closing	15
SECTION 4.02.	Foreign Country Unit Closing	16
SECTION 4.03.	Purchase Price Adjustments	17

ARTICLE V

Conditions to Closing

SECTION 5.01.	Conditions to Purchaser’s Obligation on the Initial Closing Date	22
SECTION 5.02.	Conditions to Seller’s Obligation on the Initial Closing Date	23
SECTION 5.03.	Conditions to Foreign Country Unit Closings	23
SECTION 5.04.	Frustration of Closing Conditions	24

i

v

ANNEX

Annex 1	-	Definitions
Annex 2	-	Transfer of Shares by Country Unit
Annex 3	-	Transfer of Acquired Assets and Assumed Liabilities by Country Unit
Annex 4	-	Transferred Subsidiaries
Annex 5	-	Allocation Schedule

EXHIBITS

Exhibit A	-	Form of Foreign Asset Transfer Agreement
Exhibit B	-	Form of Foreign Stock Transfer Agreement
Exhibit C	-	Form of Scrap Metal Agreement
Exhibit D	-	Transition Services Agreement
Exhibit E	-	Form of Metal Supply Agreement
Exhibit F-1	-	Form of U.S. Patents and Patent Applications Assignment
Exhibit F-2	-	Form of Foreign Patents and Patent Applications Assignment
Exhibit F-3	-	Form of U.S. Trademark Assignment
Exhibit F-4	-	Form of Foreign Trademark Assignment
Exhibit F-5	-	Form of Copyright Assignment
Exhibit F-6	-	Form of Domain Name Assignment

ACQUISITION AGREEMENT (this “Agreement”) dated as of December 21, 2007, between ALCOA INC., a Pennsylvania corporation (“Seller”), and RANK GROUP LIMITED, a New Zealand company (“Purchaser”).

RECITALS

1. Seller and Purchaser desire that Purchaser purchase from Seller and Seller sell to Purchaser Seller’s Packaging & Consumer business. This business (the “Business”) consists of the design, manufacture, distribution and sale of closure and packaging products through the “Consumer Products”, “Flexible Packaging”, “Reynolds Food Packaging” and “Closure Systems International” divisions of Seller and Seller’s Subsidiaries, including:

(a) In the United States,

(i) Seller’s “Consumer Products” operations currently conducted at Appleton (Wisconsin), Beacon Falls (Connecticut), Carrollton (Texas), Hot Spring (Arkansas), Lewiston (Utah), Louisville (Kentucky), Richmond (Virginia), South Boston (Virginia) and Weyauwega (Wisconsin);

(ii) Seller’s “Flexible Packaging” operations currently conducted at Avenel (New Jersey), Bellwood (Virginia), Downingtown (Pennsylvania), Grottoes (Virginia), Hazelton (Pennsylvania), Louisville (Kentucky) and Richmond (Virginia);

(iii) Seller’s “Reynolds Food Packaging” operations currently conducted at Avenel (New Jersey), Grant Park (Illinois), Grove City (Pennsylvania), Hazelton (Pennsylvania), Manteno (Illinois), Rogers (Minnesota), Shephardsville (Kentucky), Visalia (California) and Wakefield (Massachusetts); and

(iv) Seller’s “Closure Systems International” operations currently conducted at Crawfordsville (Indiana), Olive Branch (Mississippi), Kilgore (Texas) and Randolph (New York);

(b) Outside the United States,

(i) Seller’s “Consumer Products” operations currently conducted in Stara Zagora (Bulgaria) and Amersham (United Kingdom);

(ii) Seller’s “Reynolds Food Packaging” operations currently conducted in Laval (Canada), Rexdale (Canada), Summerstown (Canada), Apodaca (Mexico), Sedgefield (United Kingdom) and Barcelona (Spain);

(iii) Seller’s “Closure Systems International” operations currently conducted in Feversham (Canada), Ensenada (Mexico), Saltillo (Mexico), Cartago (Costa Rica), Buenos Aires (Argentina), Alphaville (São Paulo, Brazil), Itapissuma (Brazil), Santiago (Chile), Santa Fe de Bogota (Colombia), Lima

(Peru), Valencia (Venezuela), West Bromwich (United Kingdom), Barcelona (Spain), Worms (Germany), Székesfehérvár (Hungary), Moscow Oblast (Russia), 6th of October City (Egypt), Manama (Bahrain), Makwampur District (Nepal), Choongbuk (Korea), Hangzhou (China), Tianjin (China), Nogi (Japan) and Laguna (Philippines); and

(iv) the selling activities of Seller’s “Consumer Products”, “Flexible Packaging”, “Reynolds Food Packaging” and “Closure Systems International” operations that are conducted through Seller’s Affiliates in Canada, Mexico, the United Kingdom, Switzerland, Italy, Hong Kong and Japan.

2. Seller and the Subsidiaries of Seller set forth in the column labeled “Stock Selling Company” in Annex 2 (the “Stock Selling Companies”) will transfer all of the outstanding capital stock and other equity interests of the First Tier Transferred Subsidiaries (with respect to each First Tier Transferred Subsidiary, its “Shares”, and collectively with respect to all First Tier Transferred Subsidiaries, the “Shares”) referenced in Annex 2 to Purchaser or an Affiliate of Purchaser on the terms and subject to the conditions of this Agreement.

3. Seller and the Subsidiaries of Seller set forth in the column labeled “Asset Selling Company” in Annex 3 (the Seller and such Subsidiaries, collectively, the “Asset Selling Companies”) will transfer the Acquired Assets and the Assumed Liabilities (other than liabilities of the Transferred Subsidiaries that constitute Assumed Liabilities) to Purchaser and Purchaser will acquire the Acquired Assets and assume such Assumed Liabilities, in each case on the terms and subject to the conditions of this Agreement.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

The defined terms set forth in Annex 1, when used in this Agreement (unless otherwise expressly provided herein), shall have the meanings ascribed thereto in Annex 1.

ARTICLE II

Transfer of U.S. Country Unit

SECTION 2.01. Transfer of Shares and Acquired Assets of U.S. Country Unit. (a) On the terms and subject to the conditions set forth in this Agreement, at the Initial Closing, (i) Seller shall, or shall cause the applicable Stock Selling Company to, transfer and deliver, or cause to be transferred and delivered, to Purchaser or a direct or indirect Subsidiary of Purchaser the Shares of the First Tier Transferred Subsidiaries which are part of the U.S. Country Unit (as outlined in Annex 2), and (ii) Seller shall, or shall cause the applicable Asset Selling Company to, transfer and deliver, or cause to be transferred and delivered, to Purchaser or a direct or indirect Subsidiary of Purchaser all assets constituting the Acquired Assets of the U.S. Country Unit held by it or the applicable Asset Selling Companies with respect to the U.S. Country Unit, including those assets specifically referenced in Annex 3 with respect to the U.S. Country Unit.

(b) The term “Acquired Assets” shall mean all the right, title and interest of Seller and the other Asset Selling Companies in, to and under all the following assets, in each case excluding the Excluded Assets:

(i) office and other supplies and vehicles primarily used or held for use in the operation or conduct of the Business;

(ii) tangible assets (excluding Inventory, Business Properties and Acquired Books and Records) that are located at an Operating Location and primarily used or held for use in the operation or conduct of the Business;

(iii) other tangible assets (excluding Inventory, Business Properties and Acquired Books and Records) that are exclusively used or held for use by the Covered Employees in the operation or conduct of the Business;

(iv) the Inventory;

(v) the Acquired Books and Records;

(vi) all Contracts of the Asset Selling Companies (other than those which have no continuing rights or unperformed obligations) that are primarily used or held for use in the operation or conduct of the Business, including those set forth in Section 2.01(b)(vi) of the Seller Disclosure Letter (the “Assigned Contracts”);

(vii) all rights to the name, trade name and trademarks containing the name “Reynolds” or a name specified in Section 2.01(b)(vii) of the Seller Disclosure Letter (collectively, the “Acquired Marks”) and all other Intellectual Property of any Asset Selling Company exclusively used or held for use in the operation or conduct of the Business, including the Intellectual Property set forth in Section 2.01(b)(vii) of the Seller Disclosure Letter (the “Acquired Intellectual Property”);

(viii) all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, marketing know-how, computer software, designs, industrial models and product specifications of any Asset Selling Company that are exclusively used or held for use in the operation or conduct of the Business (the “Acquired Technology”);

(ix) all customer lists and Business specific web sites that are exclusively used or held for use in the operation or conduct of the Business;

(x) all permits, licenses, approvals, qualifications, product registrations, safety certifications and other similar authorizations issued to any Asset Selling Company by Governmental Entities, in each case which are primarily used or held for use in the operation or conduct of the Business and solely to the extent legally assignable or transferable from such Asset Selling Company (the “Acquired Permits”);

(xi) all goodwill to the extent arising from the Business;

(xii) the interests of the applicable Asset Selling Company in the Business Properties, in each case together with all the applicable Asset Selling Company’s right, title and interest in all buildings, improvements and fixtures thereon and all other appurtenances thereto;

(xiii) all Benefit Plan Assets;

(xiv) any asset reflected in a finally determined Closing Statement;

(xv) all telephone numbers primarily used or held for use in the operation or conduct of the Business;

(xvi) all insurance proceeds required to be remitted to Purchaser pursuant to Section 7.06;

(xvii) all claims, causes of action, choses in action, rights of recovery, rights of set-off and other rights of every nature and description (including, without limitation, (A) all rights arising under warranties, representations and guarantees made to Seller or any Asset Selling Company and all rights, regardless of whether asserted, under investigation or otherwise and (B) all rights to sue for and remedies against past infringements of Acquired Intellectual Property or Acquired Technology), and all benefits arising therefrom (collectively, “Rights and Claims”), in each case to the extent arising from the Business and not otherwise the subject of this Section 2.01;

(xviii) all Transferred Personnel Files; and

(xix) all Intracompany Arrangements and Applicable 30 Days’ Trade Accounts Receivable.

(c) The term “Excluded Assets” shall mean all the following assets of the entities specified below which shall be excluded from the Acquired Assets and shall not be sold, conveyed, assigned, transferred or delivered to Purchaser pursuant to this Agreement or any Other Transaction Agreement:

(i) Unless specifically stated otherwise in the definition of Acquired Assets, the business, properties, assets, agreements, contracts, goodwill and rights of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by any Asset Selling Company and primarily used or held for use in the operation or conduct of any business of any Asset Selling Company other than the Business;

(ii) all right, title and interest in, to or under (x) owned or leased real property of Seller and its Subsidiaries (other than the Transferred Subsidiaries) other than the interests of the applicable Asset Selling Company in the Business Properties and (y) any Closed Facility;

(iii) all Rights and Claims of Seller and its Subsidiaries to the extent arising from any Excluded Liability or any Excluded Asset;

(iv) all assets of and all assets with respect to the Seller Benefit Plans, in each case, of Seller and its Subsidiaries, other than the Benefit Plan Assets;

(v) all personnel files of Seller and its Subsidiaries to the extent that they relate to the employees of the Business, other than the Transferred Personnel Files;

(vi) all records of Seller and its Subsidiaries specifically prepared for use in connection with the sale of the Business;

(vii) all corporate records of each applicable Selling Company and all financial and Tax records that form a part of the general ledger of any Selling Company;

(viii) those assets of Seller and its Subsidiaries (except as otherwise specified in Section 2.01(c)(viii) of the Seller Disclosure Letter) described in Section 2.01(c)(viii) of the Seller Disclosure Letter that are contemplated to be used by Seller and its Subsidiaries to provide services to Purchaser after the Initial Closing pursuant to the Transition Services Agreement;

(ix) (A) all names, trade names and trademarks of Seller and its Subsidiaries containing the names “Aluminum Company of America” or “Alcoa” or variations thereof (collectively, the “Excluded Marks”), (B) all Seller’s and its Subsidiaries’ proprietary software that is not used exclusively at an Operating Location, (C) (x) the names, trade names and trademarks of Seller and its Subsidiaries “Reynolux”, “Reynobond” and “Reynolite” and (y) variations utilizing the “Reyno” prefix (other than the name “Reynolds” or a name specified in Section 2.01(b)(vii) of the Seller Disclosure Letter) in the building and construction industries (together with the Excluded Marks, the “Seller Marks”) and (D) all other Intellectual Property of Seller and its Subsidiaries other than Transferred Intellectual Property;

(x) all rights of Seller and its Subsidiaries (other than the Transferred Subsidiaries) under the Transaction Agreements;

(xi) all Intercompany Arrangements due to Seller or its Subsidiaries (other than Applicable 30 Days’ Trade Accounts Receivable);

(xii) all insurance policies and rights and recoveries under insurance policies of Seller and its Subsidiaries (other than the Transferred Subsidiaries);

(xiii) all Tax losses and Tax loss carry forwards of any Selling Company and rights to receive funds, credits and credit carry forwards with respect to any Taxes of any Selling Company, to the extent attributable to a Pre-Closing Date Tax Period, including interest thereon, whether or not the foregoing is derived from the Business;

(xiv) all cash and cash equivalents and marketable securities (except to the extent included in the Net Cash Balance), including bank accounts, of Seller and its Subsidiaries (other than the Transferred Subsidiaries); and

(xv) the other assets of Seller or any of its Subsidiaries listed in Section 2.01(c)(xv) of the Seller Disclosure Letter.

SECTION 2.02. Assumption of Assumed Liabilities of U.S. Country Unit. (a) On the terms and subject to the conditions set forth in this Agreement, at the Initial Closing, Purchaser shall assume and agree to pay, honor, perform and discharge, all obligations and liabilities constituting Assumed Liabilities of the U.S. Country Unit, including the obligations and liabilities related to or arising out of the assets, or otherwise referenced, in Annex 3 with respect to the U.S. Country Unit.

(b) The term “Assumed Liabilities” shall mean all of the obligations and liabilities, whether absolute or contingent, known or unknown, of Seller or the other Asset Selling Companies, to the extent arising from the operation or conduct of the Business, and of the Transferred Subsidiaries, in each case other than the Excluded Liabilities, including the following:

(i) all obligations and liabilities to the extent arising out of any Acquired Asset;

(ii) all obligations and liabilities reflected in a finally determined Closing Statement;

(iii) the Covered Employee Liabilities;

(iv) all obligations and liabilities to the extent arising from the operation or conduct of the Business on the Business Properties at any time and arising out of Environmental Law or Releases of Hazardous Substances (including Releases on or under the Business Properties or in connection with wastes generated or transported off-site from the Business Properties);

(v) all obligations and liabilities with respect to any indebtedness for borrowed money of any Transferred Subsidiary to any third party;

(vi) all obligations and liabilities to the extent arising out of any Intracompany Arrangements and all obligations and liabilities to the extent arising out of any of the Applicable 30 Days’ Trade Accounts Payable of any Country Unit; and

(vii) all other obligations and liabilities to the extent arising from the operation or conduct of the Business whether before or after the applicable Closing Date.

(c) The term “Excluded Liabilities” shall mean (i) the following obligations and liabilities, whether absolute or contingent, known or unknown, of Seller or the other Asset Selling Companies:

(A) all obligations and liabilities to the extent arising from the operation or conduct of any business other than the Business;

(B) all obligations and liabilities to the extent arising out of any Excluded Asset;

(C) all obligations and liabilities with respect to any indebtedness for borrowed money of any Asset Selling Company to any third party;

(D) all obligations and liabilities with respect to Taxes of any Selling Company (whether or not related to the Business) or with respect to any Acquired Asset for a Pre-Closing Date Tax Period, including, in each case, interest thereon;

(E) all obligations and liabilities with respect to any employee of the Business, other than the Covered Employee Liabilities to the extent arising from the operation or conduct of the Business before the applicable Closing Date; and

(F) all obligations and liabilities to the extent arising out of any Intercompany Arrangements (other than the Applicable 30 Days’ Trade Accounts Payable);

(ii) all obligations and liabilities, whether absolute or contingent, known or unknown, of the Transferred Subsidiaries to the extent (A) constituting a Former Site Environmental Liability, (B) arising from the operation or conduct of any business other than the Business, (C) expressly retained, or agreed to be paid, by Seller pursuant to this Agreement or (D) such obligations and liabilities are obligations and liabilities with respect to any employee of the Business, other than the Covered Employee Liabilities, to the extent arising from the operation or conduct of the Business before the applicable Closing Date;

(iii) all obligations and liabilities of Seller and its Subsidiaries in respect of (x) those litigations listed in Section 2.02(c)(iii) of the Seller Disclosure Letter and (y) any Seller SFP or Seller SFP Payable (other than Purchaser’s payment obligation under Article IV in respect of Recalculated Seller SFP Payables).

SECTION 2.03. Excluded Assets and Excluded Liabilities. The Excluded Assets of the U.S. Country Unit shall not be sold, conveyed, assigned, transferred or delivered to Purchaser pursuant to this Agreement or any Other Transaction Agreement, and the Excluded Liabilities of the U.S. Country Unit shall not be assumed by Purchaser pursuant to this Agreement or any Other Transaction Agreement.

ARTICLE III

Transfer of Foreign Country Units

SECTION 3.01. Transfer of Foreign Country Units After the Initial Closing. (a) The parties expect that the transfer to Purchaser of the Foreign Country Units (including, as applicable, any Acquired Assets, Assumed Liabilities, Shares and Covered Employees relating thereto) may take place after the Initial Closing. Notwithstanding anything to the contrary contained in this Agreement, until the date that the Foreign Country Units are transferred to Purchaser, none of the assets, liabilities, Transferred Subsidiaries’ Equity Interests, or employees of such Country Units shall be considered to be, as applicable, any Acquired Assets, Assumed Liabilities, Shares or Transferred Employees, respectively.

(b) From time to time after the Initial Closing, after all of the conditions set forth in Article V with respect to a Foreign Country Unit Closing have been satisfied or waived, the parties shall hold a Foreign Country Unit Closing in respect of the applicable Foreign Country Unit on the last calendar day of the month in which such conditions are satisfied (each such closing, a “Foreign Country Unit Closing”); provided that (i) if such day is not a Business Day, the Foreign Country Unit Closing shall occur on the immediately preceding Business Day, (ii) if such Foreign Country Unit Closing would otherwise occur on the last day of Seller’s fiscal quarter, it shall be postponed until the first Business Day of Seller’s next fiscal quarter (a “Deferred Foreign Closing”) and (iii) if such Foreign Country Unit Closing would otherwise occur within five days of the satisfaction of such conditions, it shall be postponed to the last day of the next calendar month.

(c) If all the conditions set forth in Article V to a Foreign Country Unit Closing have been satisfied or waived as of the Initial Closing with respect to a Foreign Country Unit, such Foreign Country Unit shall be transferred to Purchaser at an applicable Foreign Country Unit Closing on the same date as the Initial Closing.

SECTION 3.02. Transfer of Foreign Country Units. The transfer to Purchaser of the Foreign Country Units (including, as applicable, any Acquired Assets, Assumed Liabilities, Shares and Covered Employees relating thereto) will be effected pursuant to foreign transfer agreements (the “Foreign Transfer Agreements”) on a country-by-country basis. Each Foreign Transfer Agreement shall be in substantially the same form as either Exhibit A or Exhibit B to this Agreement, as applicable, in each case except (as Purchaser and Seller shall reasonably agree) for (i) the deletion of provisions which are inapplicable to such Foreign Country Unit, (ii) such changes as may be necessary to satisfy the requirements of applicable local law, (iii) such changes as may be reasonably agreed upon by Seller and Purchaser regarding employees and employee benefits matters in order to adapt such agreement to the particular circumstances of the relevant Foreign Country Unit and country (provided that such changes shall be consistent with the principles underlying the corresponding provisions of this Agreement) and (iv) such other changes as may be agreed upon by Seller and Purchaser.

SECTION 3.03. Excluded Assets and Excluded Liabilities. The Excluded Assets of any Foreign Country Unit shall not be sold, conveyed, assigned, transferred or delivered to Purchaser pursuant to this Agreement or any Other Transaction Agreement, and the Excluded Liabilities of any Foreign Country Unit shall not be assumed by Purchaser pursuant to this Agreement or any Other Transaction Agreement. At the Initial Closing and at each Foreign Country Unit Closing, the Excluded Assets and the Excluded Liabilities of each Country Unit shall be determined for purposes of such closing with reference to the portion of the Business conducted by such Country Unit and the assets and Shares of such Country Unit to be transferred at such closing. The Excluded Assets and the Excluded Liabilities shall ultimately be determined for all Closings with reference to all portions of the Business and all assets and Shares that have been sold to Purchaser.

ARTICLE IV

Closings; Purchase Price Adjustments

SECTION 4.01. Initial Closing. (a) The closing (the “Initial Closing”) of the purchase and sale of the U.S. Country Unit shall be held at 10:00 a.m. (New York time) on February 29, 2008; provided that (i) if the conditions set forth in Article V to the Initial Closing (excluding those conditions intended to be satisfied at the Initial Closing) shall not have been satisfied or waived by such date, then the Initial Closing shall be held at 10:00 a.m. (New York time) on the last Business Day of the month during which such conditions shall have been satisfied or waived, (ii) if the Initial Closing would otherwise occur on the last day of Seller’s fiscal quarter, it shall be postponed until the first Business Day of Seller’s next fiscal quarter (a “Deferred Initial Closing” and, together with a Deferred Foreign Closing, a “Deferred Closing”) and (iii) in no event shall the Initial Closing Date be a date earlier than the fifth Business Day following the last day of the Debt Marketing Period, unless otherwise agreed by each of Seller and Purchaser.

(b) The Initial Closing shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, and each other Closing shall take place at such location or at such other location as may be reasonably designated by Seller with Purchaser’s consent, which consent will not be unreasonably withheld.

(c) At the Initial Closing, (i) Purchaser shall pay or cause to be paid to Seller, in immediately available funds by wire transfer to one or more bank accounts (designated in writing by Seller at least two Business Days prior to the Initial Closing Date), cash in U.S. dollars in an aggregate amount equal to the Initial Closing Purchase Price, and (ii) Purchaser shall deliver or cause to be delivered to Seller all assumption agreements and other instruments as may be required under applicable law and such other documents as Seller may reasonably request to effect the assumption of the Assumed Liabilities of the U.S. Country Unit (and, if applicable, any Foreign Country Unit to be transferred at the Initial Closing, in which case the Initial Closing shall also constitute a Foreign Country Unit Closing) or to demonstrate satisfaction of the conditions and compliance with the covenants set forth in, and to carry out the purposes of, this Agreement (provided that in the case of (i) and (ii) Purchaser shall not be required to enter into any such requested document that expands or waives any of the representations, warranties, rights or obligations of the parties set forth in the Transaction Agreements).

(d) At the Initial Closing, Seller shall, and shall cause the applicable Selling Company to, deliver to Purchaser (i) such appropriately executed special warranty deeds, or their equivalent in local jurisdictions (in recordable form), bills of sale, assignments, stock certificates, stock powers or stock transfer forms duly endorsed in blank, and other instruments of transfer relating to the Acquired Assets and Shares of the U.S. Country Unit (and any Foreign Country Unit to be transferred at the Initial Closing) in form and substance required by applicable Law and reasonably satisfactory to Purchaser, and (ii) such other documents as Purchaser may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in, and to carry out the purposes of, this Agreement (provided that Seller shall not in the case of (i) and (ii) be required to enter into any such requested document that expands or waives any of the representations, warranties, rights or obligations of the parties set forth in the Transaction Agreements).

SECTION 4.02. Foreign Country Unit Closing. (a) At each Foreign Country Unit Closing, (i) Purchaser shall pay or cause to be paid to Seller, in immediately available funds by wire transfer to one or more bank accounts (designated in writing by Seller at least two Business Days prior to such Foreign Country Unit Closing), cash in U.S. dollars (or in such other foreign currency equivalent, converted at the current exchange rate, as may be agreed in writing by Seller and Purchaser) in an aggregate amount equal to the portion of the Worldwide Purchase Price allocated to the Foreign Country Units to be transferred at such Foreign Country Unit Closing (which amount shall be calculated based on the Appraisal conducted pursuant to Section 10.08) and (ii) Purchaser shall deliver or cause to be delivered to Seller the applicable Foreign Transfer Agreements, all assumption agreements and other instruments as may be required under Applicable Law, and such other documents as Seller may reasonably request to effect the assumption of the Assumed Liabilities of the Foreign Country Units to be transferred at such Foreign Country Unit Closing or to demonstrate satisfaction of the conditions and compliance with the covenants set forth in, and to carry out the purposes of, this Agreement (provided that in the case of (i) and (ii) Purchaser shall not be required to enter into any such requested document that expands or waives any of the representations, warranties, rights or obligations of the parties set forth in the Transaction Agreements).

(b) At each Foreign Country Unit Closing, Seller shall deliver or cause to be delivered the applicable Foreign Transfer Agreements and, to the extent applicable, the documentation set forth in Section 4.01(d) above.

(c) Seller and Purchaser shall mutually agree on a location outside the United States for each Foreign Country Unit Closing; provided that, with respect to any Foreign Country Unit Closing, if a location is not agreed upon by Seller and Purchaser, such Foreign Country Unit Closing shall take place (i) in the case of a transfer of Shares of a First Tier Transferred Subsidiary, in the country of organization of such First Tier Transferred Subsidiary, and (ii) in the case of a transfer of Acquired Assets and Assumed Liabilities, in the country where the portion of the Business conducted by such Country Unit is primarily conducted.

SECTION 4.03. Purchase Price Adjustments. (a) Closing Statement Procedure. Within 45 days after each Closing, Seller shall prepare and deliver to Purchaser a statement for each Country Unit transferred on such Closing (with respect to such Country Unit, the “Closing Statement”) setting forth for such Country Unit its Working Capital, as well as the Net Cash Balance, Indebtedness Balance, Recalculated Seller SFP Payables and Workers Comp Accrual (with respect to such Country Unit, its “Closing Working Capital”, “Closing Net Cash Balance”, “Closing Indebtedness”, “Closing Recalculated Seller SFP Payables” and “Closing Workers Comp Accrual”, respectively), as of 11:59 p.m. on the applicable Closing Date (provided that (x) if the applicable Closing Date is the first Business Day of Seller’s fiscal quarter, the foregoing amounts shall be determined as of 11:59 p.m. on the last day of the month immediately proceeding the month of such Closing Date and (y) if the applicable Closing Date is neither the first Business Day of Seller’s fiscal quarter nor the last calendar day of the month, the foregoing amounts shall be determined as of 11:59 p.m. on the last calendar day of the month in which such Closing occurs; provided further that in either case such calculations shall be made on a pro forma basis to take into account any applicable changes occurring as a result of the consummation of the transactions contemplated by this Agreement on the applicable Closing Date, including the settlement of Intercompany Arrangements as referred to in clause (F) of Section 4.03(c)). Purchaser shall provide Seller and its independent auditors reasonable access upon reasonable notice during regular business hours to the personnel, properties, books and records of the Business to facilitate Seller’s preparation of each Closing Statement.

(b) Purchaser Review and Disagreement Procedures. During the 30-day period following Purchaser’s receipt of a Closing Statement, Purchaser and its independent auditors shall be permitted to review the non-proprietary working papers of Seller relating to such Closing Statement. Each Closing Statement shall become binding upon the parties and deemed finally determined on the thirtieth day following delivery thereof unless Purchaser delivers a notice of its disagreement to Seller with respect to such Closing Statement (the “Notice of Disagreement”). Any Notice of Disagreement shall specify with reasonable detail and specificity the nature of any disagreement so asserted and shall include only disagreements based on mathematical errors or based on Closing Working Capital, Closing Net Cash Balance, Closing Indebtedness, Closing Recalculated Seller SFP Payables or Closing Workers Comp

Accrual set forth on such Closing Statement not being calculated in accordance with this Section 4.03 or mathematical error; provided that in no event shall Purchaser dispute an amount of less than the WC Minimum Claim Amount with respect to any individual account balance (and such amount of less than the WC Minimum Claim Amount shall not be aggregated for purposes of Section 4.03(d)(i)(C)); provided further that one or more items arising by virtue of the same circumstances shall for these purposes be treated as one item. During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement and agree on a final determination of Closing Working Capital, Closing Net Cash Balance, Closing Indebtedness, Closing Recalculated Seller SFP Payables and Closing Workers Comp Accrual. During such period, Seller and its independent auditors shall have access to the non-proprietary working papers of Purchaser prepared in connection with the Notice of Disagreement. At the end of such 30-day period, Seller and Purchaser shall submit to an internationally recognized, independent public accounting firm (the “Accounting Firm”) for resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement, in the form of a written brief. The Accounting Firm shall be jointly selected by Seller and Purchaser or, if Seller and Purchaser are unable to agree on such selection, Seller and Purchaser shall each select an independent public accounting firm and such accounting firms shall jointly select the Accounting Firm. Seller and Purchaser shall jointly request that the Accounting Firm’s work be conducted in an expedited manner, and Seller and Purchaser shall use reasonable efforts to cause the Accounting Firm to render a determination resolving the matters submitted thereto within 30 days after submission. The determination of the Accounting Firm shall be final and binding on the parties, and judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 4.03 shall be borne 50% by Seller and 50% by Purchaser.

(c) Definitions. The term “Working Capital” shall mean, as of any date with respect to any Country Unit, (x) the sum of the account balances for the accounts listed in Section 4.03(c)(i) of the Seller Disclosure Letter related to (A) accounts receivable (including Applicable 30 Days’ Trade Accounts Receivable, but excluding Intracompany Arrangements and Applicable Intercompany Arrangements terminated pursuant to Section 10.05(b)(i)), (B) inventory (excluding LIFO reserves, but including Inventory Reserves), and (C) prepaid and other current assets, less (y) the sum of the account balances for the accounts listed in Section 4.03(c)(i) of the Seller Disclosure Letter related to (A) accounts payable (including Applicable 30 Days’ Trade Accounts Payable, but excluding any Seller SFP Payables, Intracompany Arrangements and Applicable Intercompany Arrangements terminated pursuant to Section 10.05(b)(i)) and (B) current accrued liabilities (which shall not include any amounts in respect of (1) any Closing Workers Comp Accrual or (2) any claims for which the Seller shall be responsible under Section 12.01(g)(ii) and any claims described in Section 12.01(g)(ii) to the extent that such claims are covered by insurance paid by Seller and its Affiliates and under which Purchaser will become the beneficiary as set forth in Section 12.01(g)(ii)(A)), calculated consistent (i) first with the accounting policies and procedures for such accounts employed in the preparation of the audited financial statements for December 31, 2006 referred to in Section 6.04, (ii) second, to the extent any circumstance relevant to such calculation as of the applicable Closing was not substantially addressed by such policies and procedures so employed for such audited financial statements, Seller’s applicable accounting policies and procedures to the extent such policies and procedures are compliant with GAAP and (iii) third, to the extent Seller does not have an applicable accounting policy and/or procedure or such policy and/or procedure is not compliant with GAAP, an applicable policy and/or procedure selected by Seller that is compliant with GAAP, except that inventory will be valued on an average-cost or standard cost basis rather than a last-in, first-out basis. The specific accounts which will be included in the calculation of Working Capital are presented in Section 4.03(c)(i) of the Seller Disclosure Letter. The term “Net Cash Balance” shall mean, as of any date with respect to any Country Unit, all cash, cash equivalents and cash receipts of such Country Unit as of the close of business on such date, including checks received (to the extent such check is honored) and electronic funds transfer payments initiated at or prior to the close of business on such date but not yet credited for value (to the extent already received) and payments from customers not yet applied to specific invoices of the Business, less outstanding checks (checks issued but not yet presented for payment). The term “Indebtedness Balance” shall mean, as of any date with respect to any Country Unit, the unpaid principal amount of, and accrued interest on, all indebtedness for borrowed money of all Transferred Subsidiaries that are part of such Country Unit to any third party as of the close of business on such date, and all capital leases that had previously been classified by Seller as capital leases in the Audited Financial Statements; provided that Closing Indebtedness shall not include expenses, breakage, attorneys’ fees and other fees and prepayment penalties, if any, payable by Seller or any Subsidiary to the extent not payable by a Transferred Subsidiary to repay such indebtedness as of the applicable Closing. The specific accounts included in the Indebtedness Balance and the Net Cash Balance are presented in Section 4.03(c)(ii) of the Seller Disclosure Letter. For the avoidance of doubt, the foregoing notwithstanding, (A) Working Capital with respect to any Country Unit shall not include any amounts included in the Net Cash Balance or Indebtedness Balance with respect to such Country Unit, (B) neither Working Capital nor the Indebtedness Balance for any Country Unit shall include any assets or liabilities related to Taxes (other than liabilities for U.S. federal, state, local and foreign payroll Taxes) or any Seller Pension Plans, (C) Working Capital shall not include any asset or liability retained by Seller and its Subsidiaries (other than the Transferred Subsidiaries) hereunder, (D) the Target Working Capital and the Closing Working Capital with respect to any JV Entity sold pursuant to Section 7.11 shall be equal to zero, (E) if any Shares of a JV Entity are sold by Seller or its Subsidiaries pursuant to Section 7.11, no adjustment shall be made pursuant to this Section 4.03 with respect to such JV Entity, (F) Net Cash Balance and Indebtedness Balance for any Country Unit shall be calculated following the settlement prior to or as of the applicable Closing of Intercompany Arrangements for such Country Unit pursuant to Section 10.05 (other than, for the avoidance of doubt, Applicable 30 Days’ Trade Accounts Receivable and Applicable 30 Days’ Trade Accounts Payable) and (G) with respect to any Transferred Subsidiary that is not owned 100% by a Selling Company as of the applicable Closing, the Net Cash Balance and Indebtedness Balance

applicable thereto shall be the percentage of such amounts as is equal to the percentage of the outstanding equity or entitlement to earnings of such Transferred Subsidiary as is owned by such Selling Company. With respect to any Country Unit, Closing Working Capital, Closing Net Cash Balance, Closing Indebtedness Balance and Closing Recalculated Seller SFP Payables any amounts denominated in foreign currencies will be translated into U.S. dollars as of the applicable Closing at the month-end exchange rates in accordance with GAAP. The foregoing principles are referred to in this Agreement as the “Closing Statement Principles”. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether calculations were done in accordance with the Closing Statement Principles and whether there were mathematical errors in the Closing Statement, and the Accounting Firm is not authorized or permitted to make any other determination. Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of Section 6.04 or any other representation or warranty in this Agreement or as to compliance by any Selling Company or Transferred Subsidiary with any of the covenants in this Agreement (other than this Section 4.03). Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its resolution of any dispute under this Section 4.03 may be admitted but shall not be dispositive evidence of any breach by Seller in any suit, action or proceeding between the parties other than to the extent necessary to enforce the resolution of the Accounting Firm.

(d) Adjustment of Worldwide Purchase Price. The Worldwide Purchase Price shall be adjusted as follows:

(i) Working Capital.

(A) If the Closing Working Capital within all Country Units acquired on the same Closing Date exceeds the Target Working Capital within all such Country Units, then Purchaser shall, within 5 Business Days after the Closing Statement becomes final and binding on the parties, pay to Seller by wire transfer of immediately available funds to a bank account designated by Seller cash (in U.S. dollars) in an amount equal to such excess amount, together with interest thereon at the Applicable Interest Rate from and including the Closing Date on which such Country Units were transferred to but not including the date of such payment.

(B) If the Target Working Capital within all Country Units acquired on the same Closing Date exceeds the Closing Working Capital within all such Country Units acquired on the same Closing Date, then Seller shall, within 5 Business Days after the Closing Statement becomes final and binding on the parties, pay to Purchaser by wire transfer of immediately available funds to a bank account designated by Purchaser cash (in U.S. dollars) in an amount equal to such excess amount, together with interest thereon at the Applicable Interest Rate from and including the Closing Date on which such Country Units were transferred to but not including the date of such payment.

(C) Notwithstanding the foregoing provisions of this Section 4.03(d)(i), no adjustment to the Worldwide Purchase Price pursuant to Sections 4.03(d)(i)(A) or 4.03(d)(i)(B) shall be made unless the aggregate amount of all such adjustments (whether an increase or a decrease) would exceed the WC Threshold Amount (on a cumulative basis), in which case the full amount of the adjustment, inclusive of such WC Threshold Amount, shall be made.

(ii) Closing Net Cash Balance, Closing Indebtedness Balance, Estimated Accrued German Pension Liability and Closing Recalculated Seller SFP Payables.

(A) If the sum of (1) the Closing Net Cash Balance (which shall be considered a positive number), (2) the Closing Indebtedness Balance (which shall be considered a negative number), (3) the Estimated Accrued German Pension Liability (if any) (which shall be considered a negative number) and (4) the Closing Recalculated Seller SFP Payables (which shall be considered a positive number) within a Country Unit is positive, the Worldwide Purchase Price shall be deemed increased by such amount, and Purchaser shall, within 5 Business Days after the Closing Statement becomes final and binding on the parties, pay to Seller by wire transfer of immediately available funds to a bank account designated by Seller cash in an amount equal to such increase, together with interest thereon at the Applicable Interest Rate from and including the Closing Date on which such Country Unit was transferred to but not including the date of such payment.

(B) If the sum of (1) the Closing Net Cash Balance (which shall be considered a positive number), (2) the Closing Indebtedness Balance (which shall be considered a negative number), (3) the Estimated Accrued German Pension Liability (if any) (which shall be considered a negative number) and (4) the Closing Recalculated Seller SFP Payables (which shall be considered a positive number) within a Country Unit is negative, the Worldwide Purchase Price shall be deemed decreased by such amount, and Seller shall, within 5 Business Days after the Closing Statement becomes final and binding on the parties, pay to Purchaser by wire transfer of immediately available funds to a bank account designated by Purchaser cash in an amount equal to such decrease, together with interest thereon at the Applicable Interest Rate from and including the Closing Date on which such Country Unit was transferred to but not including the date of such payment.

(iii) There shall be no adjustment to the Worldwide Purchase Price with respect to the Closing Workers Comp Accrual, and the parties acknowledge that it has been included on the Closing Statement only for the purpose of applying Section 12.01(g)(iii).

ARTICLE V

Conditions to Closing

SECTION 5.01. Conditions to Purchaser’s Obligation on the Initial Closing Date. The obligation of Purchaser to consummate the Initial Closing is subject to the satisfaction (or waiver by Purchaser) as of the Initial Closing of the following conditions:

(i) (A) The representations and warranties of Seller set forth in Sections 6.03, 6.08, 6.09(b), 6.15(c), 6.16(b), 6.16(f) and 6.18 shall be true and correct in all material respects as of the Initial Closing Date as though made on such date (or, in each case, as of any earlier date as to which such representation and warranty speaks), and (B) all other representations and warranties of Seller made in this Agreement (without regard to any qualifications therein as to materiality or Business Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Initial Closing Date as though made on such date (or, in each case, as of any earlier date as to which such representation and warranty speaks); provided that clause (B) of this condition shall be deemed satisfied unless the failure of any such other representations and warranties to be true and correct, individually or in the aggregate, on any such date has had, or is reasonably likely to have, a Business Material Adverse Effect. Seller shall have delivered to Purchaser a certificate dated the Initial Closing Date and signed by an authorized officer of Seller on behalf of Seller confirming the foregoing.

(ii) Seller shall have performed, or shall have caused its Subsidiaries to have performed, in all material respects the covenants required by the Transaction Agreements to be performed by Seller or its Subsidiaries, as the case may be, by the time of the Initial Closing. Seller shall have delivered to Purchaser a certificate dated as of the Initial Closing Date and signed by an authorized officer of Seller on behalf of Seller confirming the foregoing.

(iii) No preliminary or permanent injunction or order that would prohibit the consummation of the Initial Closing shall be in effect, and there shall be no proceeding pending or threatened by any Governmental Entity that is reasonably likely to result in such a prohibition.

(iv) The waiting periods applicable to the transaction contemplated by the Transaction Agreements under the antitrust or trade regulation laws and regulations in the jurisdictions set forth in Section 5.01(iv) of the Seller Disclosure Letter shall have expired or been terminated.

(v) Since the date of this Agreement, there shall have been no facts, changes, events, developments, circumstances or conditions which have had, or are reasonably likely to have, individually or in the aggregate, a Business Material Adverse Effect.

(vi) In connection with Seller’s Avenel, New Jersey, facility and compliance with the New Jersey Industrial Site Recovery Act, Seller shall have obtained from the New Jersey Department of Environmental Protection either (A) an approval of Seller’s Remediation in Progress Waiver application pursuant to N.J.A.C. 7:26B-5.4 or (B) a Remediation Agreement pursuant to N.J.A.C. 7:26B-4.1.

SECTION 5.02. Conditions to Seller’s Obligation on the Initial Closing Date. The obligation of Seller to consummate the Initial Closing is subject to the satisfaction (or waiver by Seller) as of the Initial Closing of the following conditions:

(i) The representations and warranties of Purchaser made in this Agreement (without regard to any qualifications therein as to materiality or Purchaser Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Initial Closing Date as though made on such date (or, in each case, as of any earlier date as to which such representation and warranty speaks); provided that this condition shall be deemed satisfied unless the failure of any such representations and warranties to be true and correct, individually or in the aggregate, as of such date has had, or is reasonably likely to have, a Purchaser Material Adverse Effect. Purchaser shall have delivered to Seller a certificate dated the Initial Closing Date and signed by an authorized officer of Purchaser on behalf of Purchaser confirming the foregoing.

(ii) Purchaser shall have performed in all material respects the covenants required by the Transaction Agreements to be performed by Purchaser, as the case may be, by the time of the Initial Closing. Purchaser shall have delivered to Seller a certificate dated as of the Initial Closing Date and signed by an authorized officer of Purchaser on behalf of Purchaser confirming the foregoing.

(iii) No preliminary or permanent injunction or order that would prohibit the consummation of the Initial Closing shall be in effect, and there shall be no proceeding pending or threatened by any Governmental Entity that is reasonably likely to result in such a prohibition.

(iv) The waiting periods applicable to the transaction contemplated by the Transaction Agreements under the antitrust or trade regulation laws and regulations in the jurisdictions set forth in Section 5.01(iv) of the Seller Disclosure Letter shall have expired or been terminated.

SECTION 5.03. Conditions to Foreign Country Unit Closings. (a) The obligation of Purchaser to consummate the Foreign Country Unit Closing with respect to any Foreign Country Unit is subject to the satisfaction (or waiver by Purchaser) as of such Foreign Country Unit Closing of the following conditions as they relate to the applicable Foreign Country Unit Closing:

(i) No preliminary or permanent injunction or order that would prohibit the consummation of the transfer of such Foreign Country Unit at such Foreign

Country Unit Closing shall be in effect, and there shall be no proceeding pending or threatened by any Governmental Entity that is reasonably likely to result in such a prohibition.

(ii) All material authorizations, consents, orders or approvals of, or material declarations or filings with, or expirations of material waiting periods imposed by, any Governmental Entity legally required for the consummation of the applicable Foreign Country Unit Closing shall have been obtained or filed or shall have occurred.

(b) The obligation of Seller to consummate the Foreign Country Unit Closing with respect to any Foreign Country Unit is subject to the satisfaction (or waiver by Seller) as of such Foreign Country Unit Closing of the following conditions as they relate to the applicable Foreign Country Unit Closing:

(i) No preliminary or permanent injunction or order that would prohibit the consummation of the transfer of such Foreign Country Unit at such Foreign Country Unit Closing shall be in effect, and there shall be no proceeding pending or threatened by any Governmental Entity that is reasonably likely to result in such a prohibition.

(ii) All material authorizations, consents, orders or approvals of, or material declarations or filings with, or expirations of material waiting periods imposed by, any Governmental Entity legally required for the consummation of the applicable Foreign Country Unit Closing shall have been obtained or filed or shall have occurred.

(iii) For purposes of a Closing with respect to any Transferred Subsidiary that is a JV Entity, each stockholder or other equity interest holder of such Transferred Subsidiary shall have waived any and all consent and pre-emptive or similar rights that would otherwise be exercisable by such stockholder or equity interest holder in connection with the purchase by Purchaser or its Affiliates of interests in such JV Entity or such rights shall have expired by their terms.

SECTION 5.04. Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause each Closing to occur, as required by Section 10.03.

ARTICLE VI

Representations and Warranties of Seller

Except as set forth in the disclosure letter of Seller delivered to Purchaser immediately prior to the execution and delivery of this Agreement, which letter shall refer to the relevant Articles and Sections of this Agreement (provided that disclosure of any fact or item in any portion of the letter with respect to a particular Article or Section of this Agreement shall, should the existence of the fact or item be reasonably apparent to relate to any other Article or Section of this Agreement, be deemed to be disclosed with respect to such other Article or Section of this Agreement to which it relates) (such disclosure letter, the “Seller Disclosure Letter”), Seller hereby represents and warrants to Purchaser as follows:

SECTION 6.01. Organization, Standing and Authority. (a) Seller. Seller is, and, as of each Foreign Country Unit Closing will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Seller has all requisite corporate power and authority to conduct the Business in the United States in all material respects as it is currently conducted and to own, lease and operate the assets and properties used in connection therewith. Seller has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. As of each Foreign Country Unit Closing, Seller will have all requisite corporate power and authority to consummate the transactions contemplated by the Transaction Agreements to occur on such date. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and properly taken. This Agreement has been, and each of the Other Transaction Agreements to which Seller is a party will be, duly executed and delivered by Seller and this Agreement constitutes, and upon execution each Other Transaction Agreement will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect.

(b) Other Selling Companies. As of each applicable Closing, each relevant Selling Company (other than Seller) (i) will be, duly organized and validly existing and (except to the extent that the failure to be so organized and validly existing would not adversely affect the ability to consummate the transactions contemplated hereby on the applicable Closing Date and except to the extent that applicable law in the relevant jurisdiction does not recognize such a concept) in good standing under the laws of its jurisdiction of organization, (ii) will have, all requisite corporate or organizational power and authority to conduct the part of the Business currently conducted by it in all material respects as it is currently conducted and to own, lease and operate the assets and properties used in connection therewith, (iii) will have all requisite corporate or organizational power and authority to enter into the Transaction Agreements to which it is or is contemplated to be a party and to consummate the transactions contemplated thereby, and (iv) will have all corporate or organizational acts and other proceedings required to be taken by each relevant Selling Company (other than Seller) to authorize the execution, delivery and performance of the Transaction Agreements to which it is or is contemplated to be a party and the consummation of the transactions contemplated thereby shall have been duly and properly taken. Each of the Transaction Agreements to which a Selling Company (other than Seller) is or is contemplated to be a party when duly executed and delivered by the relevant Selling Company shall constitute the legal, valid and binding obligation of such Selling Company, enforceable against such Selling Company in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect.

(c) Transferred Subsidiaries. As of the applicable Closing each relevant Transferred Subsidiary (i) will be, duly organized and validly existing under the laws of its jurisdiction of organization, (ii) will have, all requisite corporate or organizational power and authority to conduct the part of the Business currently conducted by it in all material respects as it is currently conducted and to own, lease and operate the assets and properties used in connection therewith, and (iii) will be (A) in good standing under the law of its jurisdiction of organization (in so far as applicable law in the relevant jurisdiction recognizes such a concept) and (B) duly qualified to do business in each jurisdiction (where its conduct of the Business requires such qualification), except for any failure to be in good standing or so qualified which, individually or in the aggregate, is not reasonably likely to have a Business Material Adverse Effect. Seller has made available to Purchaser true and complete copies of the organizational documents, in each case as in effect on the date of this Agreement, of each Transferred Subsidiary.

SECTION 6.02. No Violation; Consents and Approvals. (a) The execution and delivery of this Agreement by Seller does not, and the execution and delivery by each of the Selling Companies of the Other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws of Seller or the comparable organizational documents of any other Selling Company, (ii) materially conflict with, result in a material violation or breach of, or constitute a material default, or give rise to any material right of termination, revocation, modification, cancellation or acceleration (whether after the filing of notice, the lapse of time or both) under, any Material Contract or result in the creation of any material Lien on any of the assets or properties of the Business or the Transferred Subsidiaries, or (iii) conflict with or result in a violation of any Law applicable to any of the Selling Companies or the Transferred Subsidiaries or to the property or assets of any of the Selling Companies, except for any such conflict or violation which, individually or in the aggregate, is not or is not reasonably likely to be material.

(b) No consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any domestic or foreign court, administrative or regulatory agency or other governmental authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to any of the Selling Companies or Transferred Subsidiaries in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated thereby, other than (i) those required to be made or obtained pursuant to the HSR Act or any other antitrust or competition law or regulation, (ii) compliance with and filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (iii) compliance with and filings or notices required by the rules and regulations of the New York Stock Exchange, (iv) those that may be required solely by reason of Purchaser’s (as opposed to any third party’s) participation in the transactions contemplated by the Transaction Agreements and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, is not or is not reasonably likely to be material.

SECTION 6.03. Transferred Subsidiaries’ Equity Interests. (a) Except as set forth in Section 6.03(a) of the Seller Disclosure Letter, after giving effect to the transactions contemplated by the Transaction Agreements, Purchaser will own as of the applicable Closing, directly or indirectly, all equity interests in each Transferred Subsidiary, including the Shares, free and clear of Liens (other than those created by Purchaser). As of the applicable Closing, all of the Transferred Subsidiaries’ Equity Interests will be validly issued, fully paid and non-assessable. All of the Transferred Subsidiaries are set forth in Annex 4 to this Agreement.

(b) As of the applicable Closing, no relevant Transferred Subsidiaries’ Equity Interests shall have been issued in violation of, or shall be subject to, any preemptive or subscription rights. As of the applicable Closing, except as contemplated by this Agreement, there will be no outstanding warrants, options, convertible or exchangeable securities, subscriptions, contracts or other rights, commitments or agreements pursuant to which any relevant Transferred Subsidiary is or may become obligated to issue, transfer, sell, purchase, return, redeem or retire any shares of capital stock or other equity securities of any Transferred Subsidiary. As of the applicable Closing, the relevant Transferred Subsidiaries’ Equity Interests will not be subject to any voting trust or other contract, agreement, arrangement or commitment, including any such contract, agreement, arrangement or commitment restricting or otherwise relating to the voting, dividend rights or disposition of the Transferred Subsidiaries’ Equity Interests, other than as contemplated by this Agreement.

SECTION 6.04. Financial Statements. Attached to Section 6.04 of the Seller Disclosure Letter are the following financial statements of the Business (including, in the case of the Audited Financial Statements, the footnotes thereto): (i) for each of (A) the “Closure Systems International” division and (B) the “Consumer Products”, “Flexible Packaging” and “Reynolds Food Packaging” divisions (on a combined basis), the audited balance sheets as of December 31, 2006 and 2005, and the related audited statements of income, comprehensive income and enterprise capital and cash flows for each of the two years in the period ended December 31, 2006, which financial statements have been reported on by, and are accompanied by the report of, PricewaterhouseCoopers LLP (collectively, the “Audited Financial Statements”), and (ii) for each of (A) the “Closure Systems International” division and (B) the “Consumer Products”, “Flexible Packaging” and “Reynolds Food Packaging” divisions (on a combined basis), the unaudited balance sheet as of June 30, 2007, and the related unaudited statement of income for the six-month period ended June 30, 2007 (collectively, the “Unaudited Financial Statements”). The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied, and fairly present in all material respects the financial position of the Business as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2006. The Unaudited Financial Statements fairly present in all material respects the financial position and results of operations of the Business as of the date and for the period set forth therein, as prepared in accordance with the Basis of Financial Statement Presentation set forth in Section 6.04 of the Seller Disclosure Letter, consistently applied, which conforms with GAAP, except as set forth in Section 6.04 of the Seller Disclosure Letter.

SECTION 6.05. Absence of Changes or Events. Since June 30, 2007 to the date of this Agreement, there have been no facts, changes, events, developments, circumstances or conditions which have had, or are reasonably likely to have, individually or in the aggregate, a Business Material Adverse Effect. Since June 30, 2007 to the date of this Agreement, the Selling Companies and the Transferred Subsidiaries have carried on the Business, in all material respects, in the ordinary course of business (except for the devotion of management time and attention to meetings and presentations in connection with the sale of the Business or as otherwise expressly contemplated by the Transaction Agreements). Neither Seller nor any of its Subsidiaries has taken any action between June 30, 2007 and the date of this Agreement that, if taken after the date of this Agreement, would constitute a breach of any of clauses (i), (iii), (xii), (xiii) and (xv) of Section 7.02; provided, however, that in the case of Section 7.02(iii), no such increases in compensation or benefits shall be deemed to constitute a breach of Section 7.02(iii), unless such increases in compensation or benefits are material. Neither Seller nor any of its Subsidiaries has taken any action between September 30, 2007, and the date of this Agreement that, if taken after the date of this Agreement, would constitute a breach of clause (iv) of Section 7.02.

SECTION 6.06. Brokers. No broker, investment banker, financial advisor or other person, other than Lehman Brothers, the fees and expenses of which will be paid by Seller, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction Agreements or the transactions contemplated thereby based upon arrangements made by or on behalf of any Selling Company or Transferred Subsidiary.

SECTION 6.07. Taxes. Except as set forth in Section 6.07 of the Seller Disclosure Letter, (i) each of the Transferred Subsidiaries has timely filed, or caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and each such Tax Return is true, correct and complete in all material respects, (ii) each of the Transferred Subsidiaries has timely paid all material Taxes shown as due and payable on all Tax Returns described in clause (i) above, (iii) no material claim for Taxes has been asserted or threatened in writing with respect to the Transferred Subsidiaries or the Acquired Assets, (iv) no extension or waiver of the statute of limitations has been granted for any material Tax Returns reflecting the income of any Transferred Subsidiary, which statute (after giving effect to such extension or waiver) has not yet expired, (v) as of the date of this Agreement, none of the Transferred Subsidiaries or any Asset Selling Company is subject to any current audit, action, suit or proceedings with respect to any material Taxes or material Tax Returns, (vi) there are no material Tax allocation, Tax indemnification or Tax sharing agreements to which any Transferred Subsidiary is a party or that constitutes an Acquired Asset or Assumed Liability, (vii) none of the Transferred Subsidiaries is required to make any material adjustments pursuant to Section 481(a) of the Code or any similar provision of foreign, state or local law by reason of a change in accounting method or has a request pending with any Taxing Authority for permission to make any material change in accounting methods, and (viii) none of the Transferred Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

SECTION 6.08. Title to Assets. (a) As of the applicable Closing, Seller, another Selling Company or a Transferred Subsidiary will have good and valid title to (or valid leases in respect of) and, in the case of Seller or another Selling Company, will convey to Purchaser title to the assets reflected on the unaudited balance sheet dated as of June 30, 2007 included in the Unaudited Financial Statements or thereafter acquired, except for assets sold or otherwise disposed of in the ordinary course of business, in each case free and clear of all liens, options, charges, security interests, pledges, mortgages and other encumbrances (“Liens”) except (i) mechanics’, carriers’, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business on which payment is not delinquent, except for such delinquencies that occur from time to time in the ordinary course of business, (ii) conditional sales contracts and equipment leases entered into in the ordinary course of business, (iii) Liens for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith and (iv) other Liens which do not materially impair the continued use and operation of an asset as it is currently used and operated in the conduct of the Business as currently conducted (the Liens described above, together with the Liens referred to in clauses (ii) through (vi) of Section 6.18, are referred to collectively as “Permitted Liens”).

(b) This Section 6.08 does not relate to matters with respect to Transferred Contracts, which are the subject of Section 6.09, Transferred Permits, which are the subject of Section 6.15, Transferred Intellectual Property, which is the subject of Section 6.16, and real estate, which is the subject of Section 6.18.

SECTION 6.09. Contracts. (a) Section 6.09 of the Seller Disclosure Letter sets forth a true and complete and correct list, as of the date of this Agreement, of each Transferred Contract (other than the Transaction Agreements and any agreements, leases and commitments expressly contemplated by the Transaction Agreements) that is:

(i) an employment, severance, change of control, consulting or similar plan, program or agreement with a Covered Employee (other than any such plan, program or agreement that is described in clause (i) or (ii) of Section 6.11(a)) which is not terminable at will without penalty or liability and which requires the payment of an amount (other than ordinary severance pay) in excess of $500,000 (or the equivalent amount in any other currency based on the Applicable Spot Rate as of the date five Business Days prior to the date of this Agreement) per annum;

(ii) an agreement containing a covenant that following the applicable Closing would by its terms (A) limit the freedom of a Transferred Subsidiary or a purchaser of the Business to compete in any line of business with any person or (B) contains exclusivity obligations or restrictions binding on a Transferred Subsidiary or a purchaser of the Business;

(iii) an agreement under which any Selling Company or Transferred Subsidiary has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed or issued a letter of credit with respect to indebtedness, liabilities or obligations of others, and any other note, bond, indenture or other evidence of indebtedness of any Selling Company or Transferred Subsidiary, in each case for an amount in excess of $1,000,000 (in each case other than endorsements for the purpose of collection in the ordinary course of business, the issuance of trade credit in the ordinary course of business and indebtedness relating to conditional sales contracts and equipment leases entered into in the ordinary course of business);

(iv) an agreement granting a Lien (other than a Permitted Lien) on any material Acquired Asset;

(v) an agreement with a third party with respect to a joint venture, partnership, limited liability company or other similar agreement or arrangement;

(vi) an agreement for the purchase of supplies or materials providing for annual payments in excess of $25,000,000;

(vii) an agreement for the sale of goods or providing for annual payments in excess of $25,000,000;

(viii) an agency, sales representation, distribution or other similar agreement providing for annual payments in excess of $25,000,000;

(ix) (A) a material license or other similar agreement with respect to material Intellectual Property exclusively used or held for use in the operation or conduct of the Business or (B) any agreement for material computer hardware or computer software maintenance or other outsourcing agreements relating to material information technology systems exclusively used or held for use in the operation or conduct of the Business;

(x) an agreement or contract for the sale of any material Acquired Asset or the grant of any preferential rights to purchase any material Acquired Asset, in each case outside the ordinary course of business;

(xi) an agreement, license, lease or commitment not made in the ordinary course of business with respect to which the aggregate amount reasonably expected to be received or paid thereunder after the date of this Agreement exceeds $5,000,000 (or the equivalent amount in any other currency based on the Applicable Spot Rate as of the date five Business Days prior to the date of this Agreement) for any calendar year; and

(xii) a collective bargaining agreement required to be listed in Section 6.13 of the Seller Disclosure Letter.

Each such Transferred Contract required to be listed in Section 6.09 of the Seller Disclosure Letter (collectively, the “Material Contracts”) is valid, binding and in full force and effect and is enforceable by a Selling Company or Transferred Subsidiary, as applicable, in accordance with its terms, except for any such failure to be valid, binding, in full force and effect or enforceable that, individually or in the aggregate, is not reasonably likely to have a Business Material Adverse Effect, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect. As of the date of this Agreement, the Asset Selling Companies and Transferred Subsidiaries and, to Seller’s knowledge, the applicable counterparties, are in compliance with their obligations under each Material Contract, except for possible instances of noncompliance that, individually or in the aggregate, are not reasonably likely to have a Business Material Adverse Effect. As of the date of this Agreement, none of Seller, any of the other Selling Companies or any Transferred Subsidiary has received any written notice of termination under any Material Contract. As of the date of this Agreement, complete and correct copies of all the Material Contracts, together with all modifications and amendments thereto to the date of this Agreement, have been made available to Purchaser or its Representatives, except, in the case of Material Contracts described in Section 6.09(a)(i), to the extent that Seller or any of its Subsidiaries is prohibited from making such contracts available as a result of applicable laws regarding the safeguarding of data privacy or any other obligation to maintain the confidentiality of such contract in accordance with applicable law (provided that the parties will cooperate to disclose to Purchaser such information regarding any such Material Contract as would not violate any applicable Law).

(b) Except as set forth in Section 6.09(b) of the Seller Disclosure Letter, the Transferred Contracts are free and clear of Liens (other than Permitted Liens).

SECTION 6.10. Litigation. (a) Section 6.10(a) of the Seller Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of all judicial, administrative and regulatory proceedings pending or, to the knowledge of Seller, threatened in writing during the 12-month period ending on the date of this Agreement, by or against any Selling Company or Transferred Subsidiary affecting the Business or a Business Property which involves an amount in controversy in excess of $5,000,000 (or the equivalent amount in any other currency based on the Applicable Spot Rate as of the date five Business Days prior to the date of this Agreement).

(b) Section 6.10(b) of the Seller Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of (i) each judicial, administrative and regulatory proceeding pending or threatened in writing since January 1, 2007, that seeks injunctive or other equitable relief that, if granted, would be material to the Business, (ii) all settlement agreements or similar written agreements with any Governmental Entity which, individually or in the aggregate, are reasonably likely to have a Business Material Adverse Effect, and (iii) all outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Entity which, individually or in the aggregate, are reasonably likely to have a Business Material Adverse Effect.

(c) This Section 6.10 does not relate to matters with respect to Taxes, which are the subject of Section 6.07, employee benefit matters, which are the subject of Section 6.11, labor matters, which are the subject of Section 6.13, environmental matters, which are the subject of Section 6.14, or matters with respect to Transferred Intellectual Property, which are the subject of Section 6.16.

SECTION 6.11. Employee and Related Matters; ERISA. (a) Each employment agreement to which a Covered Employee is a party, and each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and each other plan, arrangement, agreement, or policy relating to stock options, stock purchases, other equity-based compensation, compensation, bonus, incentive, deferred compensation, employment, severance, termination, fringe benefits, disability, medical, life, vacation, relocation plan or policy, employee loan, supplemental unemployment or other employee benefits or benefits provided under a collective bargaining agreement, in each case sponsored, maintained or contributed to or required to be sponsored, maintained or contributed to by the Selling Companies or any Transferred Subsidiary for the benefit of any Covered Employee or with respect to which a Selling Company (with respect to the Covered Employees) or a Transferred Subsidiary has any direct or indirect liability whether contingent or otherwise or that constitutes a Covered Employee Liability, other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plan, arrangement or policy mandated by applicable Law, is herein referred to as a “Seller Benefit Plan”; provided, however, that in no event shall any of the following be considered a Seller Benefit Plan: (i) any plan, arrangement, agreement or policy that primarily relates to benefits in the event of a change in control of Seller or (ii) any agreement or plan pursuant to which a Covered Employee may become entitled to a retention bonus payable by Seller or any of its Subsidiaries as of the applicable Closing, in each case, solely to the extent the liabilities and obligations under any such plan, arrangement, agreement or policy is payable by Seller or any of its Subsidiaries (other than a Transferred Subsidiary) and is not a Covered Employee Liability. Section 6.11(a) of the Seller Disclosure Letter contains a list, as of the date of this Agreement, of each material Seller Benefit Plan (for the avoidance of doubt, individual loans under any employee loan plan or policy in connection with any U.S. tax-qualified defined contribution plan or any relocation plan or policy, need not be listed as a material Seller Benefit Plan). Seller has made available to Purchaser a current, complete and accurate copy (or, with respect to any oral material Seller Benefit Plan, a written description) of each material Seller Benefit Plan document and any amendments thereto and copies of (A) for each material Assumed Benefit Plan (1) the most recent summary plan description (or similar document, to the extent available) and summary of material modifications (to the extent available), (2) the trust agreement (other than the Alcoa Inc Retirement Plan Master Trust, the Alcoa Inc Savings Plan Master Trust and the master trust agreement with respect to any Canadian Seller Pension Plan) any insurance contracts or other funding arrangements with respect to such plan and (3) to the extent applicable, the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) filed with the IRS or any similar material reports filed by Seller, any of its Subsidiaries or any Seller Benefit Plan with a Governmental Entity in any non-U.S. jurisdiction bearing authority over the Assumed Benefit Plan (if any such report was required by applicable Law), (B) the most recently received determination or opinion letter from the IRS, or similar approval under applicable non-U.S. Law, for each material Assumed Benefit Plan (if any), and (C) the most recently prepared actuarial valuation report and audited financial statements in connection with each material Assumed Benefit Plan for which such actuarial valuation report or audited financial statements are required to be prepared under applicable Law.

(b) Except as set forth in Section 6.11(b) of the Seller Disclosure Letter or as is not reasonably likely to have a Business Material Adverse Effect, all employer and employee contributions to each Assumed U.S. Benefit Plan have been timely made or, if applicable, accrued in accordance with GAAP, consistently applied. Each Assumed Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other applicable Laws and the terms of all applicable collective bargaining agreements, except where the failure to be so administered, individually or in the aggregate, is not reasonably likely to have a Business Material Adverse Effect. There are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable) or proceedings pending or, to the knowledge of Seller, threatened against or involving any Assumed Benefit Plan or asserting any rights to or claims for benefits under any Assumed Benefit Plan that, individually or in the aggregate, are reasonably likely to have a Business Material Adverse Effect.

(c) Each Assumed U.S. Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter on a timely basis from the IRS covering all provisions of the Code applicable to such Assumed U.S. Benefit Plan for which determination letters are currently available that such Assumed U.S. Benefit Plan is so qualified, and the master trust that holds the assets with respect to each such Assumed U.S. Benefit Plan has received a determination letter from the IRS that it is exempt from U.S. federal income taxation under Section 501(a) of the Code, and Seller knows of no set of circumstances that would reasonably be expected to materially adversely affect such qualification or exemption or result in disqualification or loss of exemption. None of the Selling Companies nor any Transferred Subsidiary is subject to any material liability under Title IV of ERISA (other than for premiums payable to the Pension Benefit Guaranty Corporation (the “PBGC”) or obligations to pay benefits when due under any U.S. Transferred Subsidiary DB Plan) with respect to any Assumed U.S. Benefit Plan that would reasonably be expected to become a liability of Purchaser and its Affiliates after the applicable Closing Date.

(d) The only “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which Seller and its Affiliates are obligated to contribute on behalf of any Covered Employees is the Teamsters Local No. 35 Pension Plan (the “Teamsters Pension Plan”). None of Seller or any of its Subsidiaries participates in a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA with respect to any Covered Employee. No condition exists that would reasonably be expected to subject Purchaser or the Transferred Subsidiaries to any liability because Seller or any ERISA Affiliate has at any time during the last six years contributed to or been obligated to contribute to any multiemployer or multiple employer plan (other than the Teamsters Pension Plan). To the knowledge of Seller, (i) the Teamsters Pension Plan is not in “reorganization” or “insolvent”, and (ii) as of the date hereof, no condition exists and no event has occurred with respect to the Teamsters Pension Plan that presents a material risk of a complete or partial withdrawal under subtitle E of Title IV of ERISA. The aggregate withdrawal liability of Seller with respect to all Covered Employees under the Teamsters Pension Plan on the date hereof does not constitute a Business Material Adverse Effect.

(e) Except as set forth in Section 6.11(e) of the Seller Disclosure Letter or as is not reasonably likely to have a Business Material Adverse Effect, (i) all employer and employee contributions to each Assumed Foreign Benefit Plan required by applicable Law or the terms of such Assumed Foreign Benefit Plan have been timely made or, if applicable, accrued in accordance with GAAP (or if GAAP is not applicable, the generally accepted accounting principles applicable to such Assumed Foreign Benefit Plan), consistently applied, and (ii) each Assumed Foreign Benefit Plan that is required to be registered with the applicable Governmental Entity (A) has been maintained in good standing with such Governmental Entity and (B) Seller knows of no set of circumstances that would reasonably be expected to adversely affect such good standing. Except as is not reasonably likely to have a Business Material Adverse Effect, no fact or set of circumstances exists and no event has occurred that would reasonably be expected to result in any Assumed Foreign Benefit Plan being required to pay any material tax or penalty under applicable Law. Except as set forth in Section 6.11(e) of the Seller Disclosure Letter, there are no material unfunded liabilities or deficiencies with respect to any Assumed Foreign Benefit Plan that is a defined benefit plan or defined contribution plan, as determined pursuant to GAAP (or if GAAP is not applicable, determined pursuant to the generally accepted accounting principles applicable to such Assumed Foreign Benefit Plan), consistently applied, or on any other basis (i.e., solvency, wind up, going concern) on which Seller, any of its Subsidiaries or such Assumed Foreign Benefit Plan is currently required to report to a Governmental Entity with respect to such Assumed Foreign Benefit Plan or on which Seller or any of its Subsidiaries is currently required to fund such Assumed Foreign Benefit Plan under applicable Law.

(f) Except as set forth in Section 6.11(f) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement by Seller and its Subsidiaries and the consummation by Seller and its Subsidiaries of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of the payment of any compensation or benefits payable to or in respect of any Covered Employee or any increased or accelerated funding obligation with respect to any Assumed Benefit Plan, in each case other than any compensation, benefits or funding obligation for which Seller or the Selling Companies shall be solely responsible and retain all liability after the applicable Closing. No payment or deemed payment by Seller or any of its Subsidiaries or required under any Assumed Benefit Plan will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by Seller, or the consummation by Seller of the transactions contemplated by this Agreement, that would constitute an “excess parachute payment” for purposes of Section 280G of the Code.

(g) Each Assumed U.S. Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the applicable regulations and guidance thereunder, other than any such instances of non-compliance that would not, individually or in the aggregate, be reasonably likely to be material to the Business.

SECTION 6.12. Compliance with Laws. (i) The Business is in compliance with all existing laws, rules, regulations, ordinances, orders, judgments and decrees that are applicable and material to the Business as it is currently conducted, (ii) as of the date of this Agreement, none of the Selling Companies or Transferred Subsidiaries has received any written communication during the 12-month period ending on the date of this Agreement from a Governmental Entity that alleges that the Business is not in compliance in any material respect with any material existing laws, rules, regulations, ordinances, orders, judgments or decrees applicable to the Business as it is currently conducted and (iii) as of the date of this Agreement, none of the Selling Companies or Transferred Subsidiaries has received any written notice that any material investigation or review by any Governmental Entity with respect to any Acquired Asset or the Business is pending or that any such investigation or review is contemplated. This Section 6.12 does not relate to matters with respect to Taxes, which are the subject of Section 6.07, employee matters, which are the subject of Section 6.11, labor matters, which are the subject of Section 6.13, environmental matters, which are the subject of Section 6.14, or matters with respect to Transferred Intellectual Property, which are the subject of Section 6.16.

SECTION 6.13. Labor Matters. As of the date of this Agreement, (i) there is not any, and during the 12-month period ending on the date of this Agreement, there has not been any and, to the knowledge of Seller, there exists no set of circumstances that would reasonably be expected to result in any, labor strike, slow down, work stoppage or lockout with respect to the Business, (ii) none of the Selling Companies or any Transferred Subsidiary is engaged in any unlawful employment practice in connection with the conduct of the Business, (iii) the Business (including all Transferred Subsidiaries) is in compliance with all applicable Laws governing or concerning labor relations, employment, union and collective bargaining, immigration, fair employment practices, employment discrimination and harassment, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, and wages and hours, and with respect to the Covered Employees, any other applicable Law that relates to the employment of the Covered Employees, (iv) there are not any unfair labor practice charges against any Selling Company or Transferred Subsidiary pending before or, to the knowledge of Seller, threatened, by the National Labor Relations Board or any similar foreign, state or local agency in connection with the conduct of the Business and (v) there are not any proceedings in connection with the conduct of the Business pending before the Equal Employment Opportunity Commission or any similar foreign, state or local agency responsible for the prevention of unlawful employment practices or enforcement of labor and employment laws, except, in the case of each of clauses (i), (ii), (iii), (iv) and (v) above, for any such action, conduct, practice or proceeding which, individually or in the aggregate, is not reasonably likely to have a

Business Material Adverse Effect. Section 6.13 of the Seller Disclosure Letter sets forth a true and complete list of each material collective bargaining agreement or other material agreement with a labor union or any employees’ representative (including any applicable works council but excluding any mandatory national collective bargaining agreement or any mandatory national works council or trade union agreement) that, as of the date of this Agreement, is in effect and to which Covered Employees are subject.

SECTION 6.14. Environmental Matters. Except for any matters that, individually or in the aggregate, are not reasonably likely to have a Business Material Adverse Effect, as of the date of this Agreement, (i) (A) the Selling Companies and the Transferred Subsidiaries hold and are in compliance with all material permits, licenses, authorizations and approvals required under Environmental Laws for the operations of the Business as currently conducted and (B) all material Permits required under Environmental Laws for the operations of the Business and necessary to conduct the Business as it is currently conducted (other than any such Permit that will be held by a Transferred Subsidiary immediately following the applicable Closing) are disclosed in Section 6.14 of the Seller Disclosure Letter, (ii) the operations of the Business since January 1, 2007, have been and are in compliance with all applicable Environmental Laws and, since January 1, 2005, none of the Selling Companies or Transferred Subsidiaries has received any written notice from any Governmental Entity or other person that alleges that the Business is not in compliance with, or has any liability under, any applicable Environmental Law, (iii) no Hazardous Substances have been Released on, under or from any facility of the Business in violation of any Environmental Law or requiring investigation or remedial action, (iv) no facility of the Business is listed or formally proposed for listing on the National Priorities List under CERCLA or any similar state list, and (v) there are no proceedings pending or, to the knowledge of Seller, threatened by or against any Selling Company or any Transferred Subsidiary affecting the Business arising under any Environmental Law.

SECTION 6.15. Permits. (a) Section 6.15(a) of the Seller Disclosure Letter sets forth as of the date of this Agreement in general terms all material Permits that are necessary to conduct the Business as it is currently conducted (other than any such Permit that will be held by a Transferred Subsidiary immediately following the applicable Closing).

(b) As of the date of this Agreement, (i) all material Transferred Permits are validly held by a Selling Company or Transferred Subsidiary, and such Selling Company or Transferred Subsidiary has complied in all material respects with all terms and conditions thereof, and (ii) during the 12-month period ending on the date of this Agreement, none of the Selling Companies or Transferred Subsidiaries has received written notice of any proceedings relating to the revocation of any such Transferred Permit the loss of which is reasonably likely to have a Business Material Adverse Effect. This Section 6.15 does not relate to environmental matters, which are the subject of Section 6.14.

(c) Except as set forth in Section 6.15(c) of the Seller Disclosure Letter, the Transferred Permits are free and clear of Liens (other than Permitted Liens).

SECTION 6.16. Intellectual Property. (a) Section 6.16(a) of the Seller Disclosure Letter sets forth as of the date of this Agreement all material Transferred Intellectual Property (including its owner) that is applied for or registered with a Government Entity.

(b) Except as set forth in Section 6.16(b) of the Seller Disclosure Letter, a Selling Company or a Transferred Subsidiary owns, free and clear of Liens (other than Permitted Liens), or has the right to make, use, sell, offer to sell, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, the material Transferred Intellectual Property, and the consummation of the transactions contemplated hereby do not and will not conflict with, alter or impair any such rights.

(c) To the knowledge of Seller, the conduct of the Business as it is currently conducted does not violate or infringe the intellectual property rights of any other person and no other third party violates or infringes the Transferred Intellectual Property or any trade secrets included in the Transferred Technology, in each case except for any such violations or infringements that, individually or in the aggregate, are not reasonably likely to have a Business Material Adverse Effect; provided, however, that in making this representation Seller is entitled to rely entirely on representations or warranties made to any Seller or any of its Subsidiaries by third parties with respect to products, supplies, parts or components supplied to Seller or its Subsidiaries by third parties. As of the date of this Agreement, (i) no proceedings are pending against any Selling Company or Transferred Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of any Transferred Intellectual Property or the use in the Business of any Transferred Technology and (ii) during the 12-month period ending on the date of this Agreement, Seller and its Subsidiaries have not received any written notice alleging that the conduct of the Business during such period violated or infringed any intellectual property rights of any person, other than proceedings or allegations which, individually or in the aggregate, are not reasonably likely to have a Business Material Adverse Effect.

(d) All confidential Transferred Technology that is material to the Business has been maintained in confidence in accordance with Seller’s customary protection procedures.

(e) Each person who has developed any of the material Transferred Intellectual Property since January 1, 2007, has validly assigned all of his, her or its rights in and to such intellectual property to the relevant Asset Selling Company or Transferred Subsidiary.

(f) To the knowledge of Seller, none of the Transferred Subsidiaries or any Asset Selling Company has pledged any rights it may have to any trade secret included in the Transferred Technology.

SECTION 6.17. Transactions with Affiliates. (a) Section 6.17(a) of the Seller Disclosure Letter sets forth (i) all material services currently provided to the

Business by Seller or its Subsidiaries (other than the Transferred Subsidiaries), and (ii) all written material Contracts between Seller or any of its Subsidiaries (other than a Transferred Subsidiary), on the one hand, and any Asset Selling Company or Transferred Subsidiary, on the other hand, in effect from and after June 30, 2007 (other than Tax sharing and cash management agreements that will be terminated upon the Initial Closing).

(b) As of the Initial Closing Date, other than as contemplated by the Transaction Agreements or as set forth in Section 6.17(b) of the Seller Disclosure Letter, no contract, agreement, arrangement or commitment shall be in effect between Seller or any other Selling Company that is being retained by Seller, on the one hand, and any Transferred Subsidiary (other than any Transferred Subsidiary that is not transferred at the Initial Closing), on the other hand.

(c) As of the applicable Foreign Country Unit Closing Date, other than as contemplated by the Transaction Agreements or as set forth in Section 6.17(c) of the Seller Disclosure Letter, no contract, arrangement or commitment shall be in effect between Seller or any other Selling Company that is being retained by Seller, on the one hand, and any Transferred Subsidiary that is transferred as of such Closing Date, on the other hand.

SECTION 6.18. Real Estate. Section 6.18 of the Seller Disclosure Letter sets forth as of the date of this Agreement a complete list of all material real property and interests in real property owned in fee by any Asset Selling Company or Transferred Subsidiary that is primarily used or held for use in the operation or conduct of the Business (individually, an “Owned Property”). Section 6.18 of the Seller Disclosure Letter also sets forth as of the date of this Agreement a complete list of all material real property and interests in real property leased by any Asset Selling Company or Transferred Subsidiary that is primarily used or held for use in the operation or conduct of the Business (individually, a “Leased Property”). An Asset Selling Company or a Transferred Subsidiary has good and valid fee title to and, in the case of an Asset Selling Company, will convey to Purchaser title to all Owned Property and an Asset Selling Company or a Transferred Subsidiary has good and valid title to and, in the case of an Asset Selling Company, will convey to Purchaser title to the leasehold estates in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Business Property”), in each case free and clear of all Liens, except (i) Liens described in clause (i), (ii), (iii) or (iv) of Section 6.08(a), (ii) Liens securing or created by or in respect of any of the Assumed Liabilities, and such Liens as are set forth in Section 6.18 of the Seller Disclosure Letter, (iii) leases, subleases and similar agreements set forth in Section 6.18 of the Seller Disclosure Letter, (iv) easements, covenants, rights-of-way and other similar restrictions of record, (v) any minor title defects, and any conditions that may be shown by a current, accurate survey or physical inspection of any Business Property and (vi) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third party on property over which any Selling Company or Transferred Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions. None of the items set forth in clauses (iv), (v) and (vi) above, individually or in the aggregate, materially impairs, or would reasonably be expected to materially impair, the continued use and operation of the Business Property to which they relate as it is currently used and operated in the conduct of the Business as presently conducted.

SECTION 6.19. Sufficiency of Assets. (a) Upon (i) the purchase and acquisition of the Shares and the Acquired Assets in accordance with this Agreement, (ii) the receipt by Purchaser of the services and benefits available or otherwise offered by Seller to Purchaser under the Transaction Agreements, (iii) the acquisition or other receipt by Purchaser of all consents or approvals of a third party required for the transfer of the Restricted Assets, (iv) the acquisition or other receipt by Purchaser of all licenses and permits and other governmental authorizations and approvals required to operate the Business and perform the obligations under the Transferred Contracts, (v) the provision by Purchaser, any of its Affiliates or any third party of all corporate level and country headquarters level services of the type currently provided by Seller and the Selling Companies and (vi) the provision by Purchaser, any of its Affiliates or any third party of the services described in Section 6.19 of the Seller Disclosure Letter, Purchaser shall have, directly or indirectly, the assets and properties (tangible or intangible) and services sufficient for the conduct in all material respects of the Business immediately following the Closings in substantially the same manner as currently conducted.

(b) No Subsidiary of Seller, other than the Selling Companies and the Transferred Subsidiaries, is (i) engaged in any material respect in the conduct of the Business or (ii) holds any assets that would constitute material Acquired Assets but for the fact that they are held by such Affiliate rather than Seller or an Asset Selling Company.

SECTION 6.20. Insurance. Section 6.20 of the Seller Disclosure Letter lists all current, material casualty and property insurance policies (including fidelity bonds and other similar instruments) that may be available (assuming such policies remain in effect as of the Closing) to pay proceeds to Purchaser as provided in Section 7.06.

SECTION 6.21. No Other Representations or Warranties. Except for the representations and warranties contained in Article VIII or in any certificate delivered by Purchaser in connection with a Closing, Seller acknowledges that neither Purchaser nor any other person on behalf of Purchaser makes or has made any other express or implied representation or warranty with respect to the transactions contemplated by the Transaction Agreements, with respect to Purchaser or with respect to any other information provided or made available to Seller by Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE VII

Covenants of Seller

Seller covenants and agrees as follows:

SECTION 7.01. Access. (a) Other than with respect to Tax records which are the subject of Section 7.01(b), prior to the applicable Closing for each Country Unit, Seller shall, and shall cause its applicable Subsidiaries to, give Purchaser and its employees, counsel, accountants, environmental consultants, financing sources (provided such financing sources agree to keep confidential the confidential information of the Business) and other representatives and advisors (collectively, “Representatives”) reasonable access, during normal business hours and upon reasonable notice, to all manufacturing facilities, offices, warehouses and other facilities used in the operation of the Business in, and personnel of, such Country Unit and to all books, records, agreements, documents, information, data and files to the extent relating to the operation of the Business in such Country Unit (other than proprietary customer and supplier information and other than information the disclosure of which is legally or contractually prohibited); provided that such access shall not include any environmental sampling work and shall not disrupt the normal operations of Seller or its Subsidiaries.

(b) Seller shall, and shall cause its applicable Subsidiaries to, give Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable notice, to (and upon reasonable request, furnish copies of) all Tax Returns filed by any Transferred Subsidiary; provided that Seller shall not be required to provide any consolidated, combined or unitary Tax Returns (or copies thereof) other than any pro forma return of any Transferred Subsidiary.

SECTION 7.02. Ordinary Conduct. Except as otherwise contemplated or permitted by Section 7.03 or the Transaction Agreements or set forth in Section 7.02 of the Seller Disclosure Letter, from the date of this Agreement to the applicable Closing Date for each Country Unit, unless Purchaser otherwise consents (such consent not to be unreasonably withheld or delayed), Seller shall cause the Business conducted by such Country Unit to be conducted in all material respects in the ordinary course and shall make all reasonable efforts to preserve the relationships of such Country Unit with its customers, suppliers, employees and others having relationships with such Country Unit. In addition, during such period, insofar as the Business conducted by such Country Unit is concerned, except as otherwise contemplated or permitted by the Transaction Agreements or set forth in Section 7.02 of the Seller Disclosure Letter, unless Purchaser otherwise consents (which consent shall not be unreasonably withheld), Seller shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell or deliver any shares of capital stock of any class of a Transferred Subsidiary included in such Country Unit or any option, warrant, convertible security or other right of any kind to acquire any shares of such capital stock;

(ii) adopt or amend in any material respect any Seller Benefit Plan to the extent applicable to Covered Employees, except (A) as may be required by applicable Law (including any amendments required to be adopted prior to the applicable Closing Date to the extent necessary to reflect the requirements of Section 409A of the Code) or required under existing agreements, (B) as effected in the ordinary course of business and consistent with past practice, (C) as would relate to a substantial number of other similarly situated employees of the Selling Companies in any country or (D) for any changes for which the Selling Companies will be solely liable, provided in each case that no such adoption or amendment materially increases the cost to Purchaser or its Affiliates of any Assumed Benefit Plan;

(iii) grant to any Covered Employee any increase in compensation or benefits, or enter into, adopt or amend any employment agreement or other agreement that may increase the obligations to any Covered Employee, including upon termination of employment, in each case except (A) as may be required under existing agreements, (B) as effected in the ordinary course of business and consistent with past practice, (C) as would relate to a substantial number of other similarly situated employees of the Selling Companies in any country, (D) to the extent required by applicable Law, (E) in the event that, during such period, such employee receives a promotion based on job performance or workplace requirements, (F) with respect to newly hired Covered Employees or (G) for any such increases for which the Selling Companies will be solely liable; provided that no such increase in compensation or benefits or other obligations materially increases the cost to Purchaser and its Affiliates of such compensation, benefits and obligations, in the aggregate;

(iv) transfer employment of any person engaged primarily in the Business to any other business of Seller and its Affiliates or transfer the employment of any person engaged primarily in the business of Seller and its Affiliates (other than the Business) to the Business, in each case, other than transfers in the ordinary course of business consistent with past practice of employees not described in Section 7.02(iv)(1) of the Seller Disclosure Letter; provided that the foregoing provisions shall not be construed as a restriction on the ability to transfer employment of the employees listed in Section 7.02(iv)(2) of the Seller Disclosure Letter or to change the entity that employs an employee (so long as such change does not result in a change in such employee’s engagement in the Business);

(v) subject any of the material Acquired Assets or Transferred Subsidiaries’ Equity Interests to any Lien other than Permitted Liens;

(vi) waive any claims or rights of substantial value relating to the Business conducted by such Country Unit (other than pursuant to Section 10.05) except in the ordinary course of business, consistent with past practice;

(vii) acquire or agree to acquire (whether by merger, consolidation, purchase of capital stock or of a substantial portion of assets or otherwise) any business which is material, individually or in the aggregate, to the Business if a substantial portion of the assets of such business would constitute Acquired Assets;

(viii) sell, lease, abandon, license, transfer or otherwise dispose of any of the material Acquired Assets (including any material Transferred Intellectual Property or Transferred Technology) or material assets of any of the Transferred Subsidiaries outside the ordinary course of business, consistent with past practice;

(ix) with respect to any Transferred Subsidiary, make or change any Tax election, amend any Tax Return or settle or compromise any Tax audit or controversy that could have an adverse effect (other than an immaterial one) on Purchaser, any Transferred Subsidiary or any Affiliate thereof after the applicable Closing (other than the filing of Tax Returns in the ordinary course of business, consistent with past practice unless an inconsistency is required by applicable Tax laws);

(x) make outside of the ordinary course of business consistent with past practice any loans, advances or capital contributions to, or investment in, any other person (other than any Transferred Subsidiary) to the extent such loan, advance or capital contribution is made by a Transferred Subsidiary or would constitute Acquired Assets;

(xi) materially adversely change any rights, coverage or obligations of the Business and the Acquired Assets under insurance policies covering the Business in a manner inconsistent with any changes in rights, coverage or obligations made by Seller with respect to its businesses (other than the Business);

(xii) settle any legal proceeding where the terms or impact of such settlement would impose any material non-monetary obligation on the Business after the Initial Closing Date or include an admission of liability material to the Business;

(xiii) amend the organizational documents of the Transferred Subsidiaries;

(xiv) except in the ordinary course of business, enter into, materially modify, renew, extend or terminate any Material Contract or enter into any Contract that would have been a Material Contract if such Contract existed on the date of this Agreement;

(xv) engage in any material transaction with a Selling Company or Transferred Subsidiary outside the ordinary course of business, consistent with past practice, including, without limitation, with respect to the collection of intercompany receivables and the payment of intercompany payables, except as contemplated by Section 10.05;

(xvi) incur any indebtedness for borrowed money (other than capital leases), except for any indebtedness that is by its terms repayable at or prior to the applicable Closing; or

(xvii) agree, whether in writing or otherwise, to do any of the foregoing.

SECTION 7.03. Post-Signing Restructuring Actions. (a) Notwithstanding anything in Section 7.02 to the contrary, Seller shall have the right, after the date of this Agreement and prior to the applicable Closing Date, to undertake, at its own expense, those restructuring steps or other transactions in respect of any Acquired Asset or Transferred Subsidiary (including transfers of Acquired Assets or stock of Transferred Subsidiaries) or make those Tax elections in respect of any Acquired Asset or Transferred Subsidiary (including any entity classification election, effective prior to or on the applicable Closing Date, under Treasury Regulation Section 301.7701-3) that are set forth in Section 7.03 of the Seller Disclosure Letter (each such step, transaction or Tax election, a “Post-Signing Restructuring Action”); provided, however, that (i) Seller shall use its reasonable best efforts to complete the Post-Signing Restructuring Actions in Mexico and China as set forth in Section 7.03 of the Seller Disclosure Letter, (ii) Seller shall not include any rights of indemnification of Seller or any of its Affiliates (other than a Transferred Subsidiary) against a Transferred Subsidiary (other than those rights set forth in Article XIII of this Agreement) in any agreement or conveyance document to be entered into in connection with any Post-Signing Restructuring Action and (iii) to the extent any Post-Signing Restructuring Action transfers any assets or liabilities between entities, such transfers shall not result in Purchaser receiving (either directly or through a Transferred Subsidiary) fewer assets or greater liabilities than Purchaser would have received had such Post-Signing Restructuring Action not been undertaken, other than changes in the amount of cash or intercompany payables and receivables and other than changes in the legal entities conveyed at an applicable Closing.

(b) To the extent the aggregate Closing Net Cash Balance of the Transferred Subsidiaries exceeds $10,000,000 (the “Total Excess Cash”), then (notwithstanding Section 4.03) any such excess shall be excluded from the Closing Net Cash Balance (and for the avoidance of doubt Working Capital) and the adjustment of the Worldwide Purchase Price at the applicable Closing. To the extent that any cash is distributed to Purchaser or any of its Affiliates (other than a Transferred Subsidiary) from any Transferred Subsidiary (up to the amount of the Closing Net Cash Balance of such Transferred Subsidiary) (a “Covered Distribution”), Purchaser shall pay to the Seller the amount of such distribution, provided that (i) no Covered Distributions shall give rise to a payment under this Section 7.03(b) except to extent the aggregate Covered Distributions exceed $10 million and (ii) no further payments shall be made to Seller pursuant to this Section 7.03(b) once the total payments to Seller under this Section 7.03(b) plus the total Repatriation Costs equals the Total Excess Cash. “Repatriation Costs” shall mean any out-of-pocket costs (other than Taxes), withholding Taxes and U.S. Taxes arising from any Covered Distribution payable (less Repatriation Costs) to Seller under this Section 7.03(b). After an applicable Closing, Purchaser shall use reasonable best efforts (i) to cause the Transferred Subsidiaries acquired at or after such Closing to make sufficient Covered Distributions to the Purchaser so that the total payments actually made under this Section 7.03(b) to Seller plus the Repatriation Cost equal the Total Excess Cash and (ii) to minimize the Repatriation Costs attributable to any Covered Distribution payable to Seller under this Section 7.03(b), it being understood that Section 13.01(a)(ix) does not apply if and to the extent this Section 7.03(b) applies. Seller and Purchaser shall cooperate in good faith in respect of any Post-Signing Restructuring Action.

(c) Upon written request by Purchaser, Seller shall deliver without undue delay copies of all agreements and conveyance documents (including any notes) executed in connection with any Post-Signing Restructuring Action.

SECTION 7.04. Confidentiality. Except as otherwise provided in the Transaction Agreements, from and after the applicable Closing Date for each Country Unit, Seller shall keep confidential and shall cause its Subsidiaries and instruct its and their Representatives to keep confidential all nonpublic information relating to the Business conducted by such Country Unit, except for information (i) required by law or administrative process to be disclosed, (ii) available to the public on the applicable Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7.04, (iii) that becomes available to any Selling Company on a non-confidential basis from a source other than Purchaser or any Transferred Subsidiary or (iv) disclosed in connection with the exercise of any remedies provided in any Transaction Agreement or any suit, action or proceeding relating to the Transaction Agreements or the enforcement of rights thereunder. The covenant set forth in this Section 7.04 shall terminate three years after the Initial Closing Date.

SECTION 7.05. Resignations. On the applicable Closing Date, Seller shall cause to be delivered to Purchaser duly signed resignations, effective immediately after the applicable Closing, of all directors of the relevant Transferred Subsidiaries or shall take such other action as is necessary to cause such persons to no longer be directors of any relevant Transferred Subsidiary, as the case may be, immediately after the applicable Closing.

SECTION 7.06. Insurance. (a) If (i) any Losses are suffered between the date hereof and the applicable Closing with respect to an asset of a Transferred Subsidiary (that is not an Excluded Asset) or an asset that would constitute an Acquired Asset as of such Closing and such asset is not repaired or replaced as of such Closing or (ii) any Losses arise prior to or following the applicable Closing that constitute Assumed Liabilities (any Loss described in clause (i) or (ii), a “Covered Matter”), and claims with respect to a Covered Matter may be made against insurance policies related to the Business (other than Seller’s directors’ and officers’ liability insurance policy) which were arranged and continue to be retained by Seller or its Affiliates and in effect following the Closing, including any policies issued by any captive insurance Affiliate of Seller (other than a Transferred Subsidiary), then Seller shall use its commercially reasonable efforts to file, provide notices regarding such claims and otherwise continue to pursue such claims on behalf of and with the cooperation of Purchaser or its Affiliates under the terms of such policies to the extent of a Covered Matter. To the extent the proceeds are not paid directly to any third party or used to repair or replace the applicable asset, as applicable, Seller agrees to promptly pay to Purchaser any such amounts or assign to Purchaser any benefits (in each case, net of any out-of-pocket costs or expenses incurred by Seller) that Seller or its Affiliates may receive in respect of such Losses under such insurance policies to the extent such amounts or benefits arise from such Covered Matter; provided that, with respect to each claim, any amount paid or benefit assigned to Purchaser shall be limited to the amount of the related Covered Matter for which such claim was made.

(b) If any insurance policies are claims-made policies and an extended reporting period is commercially and reasonably available for Seller or its Affiliates to purchase, and if Purchaser requests, Seller shall cause to be purchased (at Purchaser’s expense), an extended reporting period with respect to such insurance policy for the benefit of Purchaser as an insured. From time to time, Seller will reasonably cooperate with Purchaser to provide Purchaser (at Purchaser’s expense) with historical insurance claims information regarding the Business (including workers’ compensation experience) to the extent reasonably necessary to enable Purchaser to establish loss experience in establishing new insurance arrangements with new carriers.

SECTION 7.07. Certain Financial Information. (a) As soon as practicable following Seller’s public earning release for a fiscal quarter, Seller shall deliver to Purchaser an unaudited management financial report of the Business, as of and for such fiscal quarter, commencing with the fiscal quarter ended September 30, 2007, and for each fiscal quarter ended more than 45 days prior to the Initial Closing Date.

(b) Within 30 days following the completion of any month between December 2007 through and including the month in which the Initial Closing occurs, Seller shall deliver to Purchaser copies of such monthly financial reports regarding the Business as it may prepare in the ordinary course of business.

SECTION 7.08. Termination of Outstanding Powers of Attorney. On the applicable Closing Date, Seller shall cause to be delivered to Purchaser evidence of termination of the outstanding powers of attorney executed on behalf of the Transferred Subsidiaries to be transferred on such Closing Date and identified by Purchaser prior to the Initial Closing Date.

SECTION 7.09. Title to Intellectual Property. Prior to the Initial Closing Date, Seller shall, at its own expense, record, or shall cause its Affiliates to record, all necessary documents with the pertinent intellectual property offices to reflect the applicable Asset Selling Company or Transferred Subsidiary as the record owner of the Intellectual Property set forth in Section 7.09 of the Seller Disclosure Letter; provided that in the event that any such scheduled Intellectual Property is registered in the name of a Transferred Subsidiary except that such registration does not correctly reflect the current name of such Transferred Subsidiary, then Seller shall not be required to update such registrations to reflect such current name of the Transferred Subsidiary if Purchaser will be required to rename such entity following the applicable Closing because such entity’s current name includes the name “Alcoa”.

SECTION 7.10. Additional Books and Records. Seller shall provide copies of any of its books of account, ledgers and general, financial and accounting records and files that are primarily used or held for use in the Business and are not located at an Operating Location to Purchaser to the extent reasonably requested by Purchaser in connection with Purchaser’s post-Closing conduct of the Business.

SECTION 7.11. Joint Ventures. If any third party which owns Shares exercises its right, triggered as a result of the transactions contemplated by this

Agreement, to purchase at or prior to the applicable Closing the Shares owned by Seller or its Subsidiaries, Seller shall remit to Purchaser on the later of (i) the Closing Date or (ii) within 5 days of receipt any amounts received by Seller or its Subsidiaries as consideration for the sale of such Shares on the applicable Closing Date.

SECTION 7.12. Certain Assets of Transferred Subsidiaries. Subject to clause (ii) of Section 17.03(a), prior to the Initial Closing Date, Seller shall have the right upon notice to Purchaser to remove from any Transferred Subsidiary any Excluded Assets and any other specific assets identified by Seller prior to the Initial Closing that are not and have not since January 1, 2005 been primarily used or held for use in the operation or conduct of the Business and that are material to the operation or conduct of another business of Seller or its Subsidiaries as such business is currently conducted; provided that the foregoing shall not include any real estate assets.

SECTION 7.13. Supplier-Financing Programs. Any Seller sponsored supplier-financing programs (the “Seller SFP”) for the benefit of the Transferred Subsidiaries or any Asset Selling Company, to the extent arising from the Business, shall be terminated on or before the applicable Closing Date.

SECTION 7.14. Lien Removal. (a) Without limiting the closing condition in Section 5.01(i)(A), Seller shall, and shall cause its Subsidiaries to, (i) use reasonable best efforts to remove prior to or as of the Initial Closing Date any Liens on Shares or assets (other than Permitted Liens on assets) set forth in Section 7.14 of the Seller Disclosure Letter, and (ii) use commercially reasonable efforts to remove prior to or as of the Initial Closing Date any Liens (other than Permitted Liens on assets) that may be identified by Purchaser prior to the Initial Closing Date (that are not set forth in Section 7.14 of the Seller Disclosure Letter) on the Shares, the Acquired Assets or the assets of Transferred Subsidiaries. It is agreed that to the extent that the removal of a Lien requires the repayment of indebtedness of a Transferred Subsidiary, Seller agrees to cooperate prior to the applicable Closing in arranging for the repayment of such indebtedness; provided that only such repayment shall occur on the applicable Closing Date using funds provided by Purchaser (it being agreed that in such event the amount of such funds provided by Purchaser shall reduce the Worldwide Purchase Price by an equal amount and such indebtedness shall not be included in the calculation of the Indebtedness Balance).

(b) Following the Initial Closing and without limiting the indemnification obligations of Seller, Seller agrees to reasonably cooperate, at the reasonable request of Purchaser, in the removal of any Liens (other than Permitted Liens on assets) identified by Purchaser after the Initial Closing Date on the Shares, the Acquired Assets or the assets of Transferred Subsidiaries.

ARTICLE VIII

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

SECTION 8.01. Organization, Standing and Authority. (a) Purchaser. Purchaser is a company duly organized and validly existing under the laws of New Zealand. Purchaser has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the Debt Financing and the transactions contemplated by the Transaction Agreements. All corporate and shareholder acts and other proceedings required to be taken by or with respect to Purchaser to authorize the execution, delivery and performance of the Transaction Agreements to which it is a party and the consummation of the Debt Financing and the transactions contemplated by the Transaction Agreements have been duly and properly taken. Each of the Transaction Agreements to which Purchaser is a party has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect.

(b) Subsidiaries and Affiliates. Each of the Subsidiaries and Affiliates of Purchaser that will enter into any Other Transaction Agreement (together with Purchaser, the “Purchaser Entities”) will, as of the applicable Closing Date and as of any earlier date on which such Purchaser Entity shall have executed and delivered any Other Transaction Agreement, (i) be duly organized and validly existing under the laws of its jurisdiction of organization and (ii) have all requisite corporate or organizational power and authority to enter into the Other Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby, and as of such dates all corporate or organizational acts and other proceedings required to be taken by such Purchaser Entities to authorize the execution, delivery and performance of such Transaction Agreements and the consummation of the transactions contemplated thereby shall have been duly and properly taken. Each of the Transaction Agreements when duly executed and delivered by the relevant Purchaser Entities (other than Purchaser) shall constitute the legal, valid and binding obligation of such Purchaser Entities, enforceable against such Purchaser Entities in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect.

SECTION 8.02. No Violation; Consents and Approvals. (a) The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by each of Purchaser and the other Purchaser Entities of the Other Transaction Agreements to which it is a party, and the consummation of the Debt Financing and the transactions contemplated by the Transaction Agreements and compliance with the terms of the Transaction Agreements will not, (i) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or comparable organizational documents of Purchaser or any other Purchaser Entity, (ii) conflict with, result in a violation or breach of, or constitute a default, or give rise to any right of termination, revocation, cancellation or acceleration, under, any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or agreement to which Purchaser or any other Purchaser Entity is a party, except for any such conflict, violation, breach, default or right which, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the ability of Purchaser and the other Purchaser Entities to consummate the material transactions contemplated by the Transaction Agreements (a “Purchaser Material Adverse Effect”) or (iii) conflict with or result in a violation of any Law applicable to Purchaser or any other Purchaser Entity or to the property or assets of Purchaser or any other Purchaser Entity, except for any such conflict or violation which, individually or in the aggregate, is not reasonably likely to have a Purchaser Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any other Purchaser Entity in connection with the execution and delivery of the Transaction Agreements or the consummation of the Debt Financing and the transactions contemplated by the Transaction Agreements, other than (i) those required to be made or obtained pursuant to the HSR Act or any other antitrust or competition law or regulation and (ii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, is not reasonably likely to have a Purchaser Material Adverse Effect.

SECTION 8.03. Brokers. No broker, investment banker, financial advisor or other person, other than Credit Suisse and Lazard Frères, the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction Agreements or the transactions contemplated thereby based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

SECTION 8.04. Availability of Funds. The Debt Financing and Purchaser’s cash on hand will provide funds at the Initial Closing sufficient to effect the Closings on the terms contemplated hereby.

SECTION 8.05. Securities Act. The capital stock and other equity interests of the Transferred Subsidiaries are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the capital stock and other equity interests of any of the Transferred Subsidiaries in violation of any of the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations existing thereunder.

SECTION 8.06. Financing. Complete and correct executed copies of the Financing Commitments have been delivered to Seller on or prior to the date of this Agreement. There are no conditions or other similar contractual contingencies limiting the obligations of the lenders to fund the Debt Financing other than those contained in the Financing Commitments (or in replacement commitments obtained by Purchaser in compliance with this Agreement). Except to the extent permitted by Section 10.09, the Financing Commitments (or any of the replacement commitments obtained by Purchaser in compliance with this Agreement) have not been amended, supplemented, replaced or otherwise modified by Purchaser and, as of the date hereof, the commitments contained in the Financing Commitments (or the commitments contained in replacement commitments obtained by Purchaser in compliance with this Agreement) have not been reduced, terminated, withdrawn or rescinded in any respect. As of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid and binding obligations of Purchaser and, to Purchaser’s knowledge, the applicable counterparties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser under any term or condition of the Financing Commitments. Purchaser has fully paid any commitment fees or other fees incurred in connection with the Debt Financing that have become due and payable. As of the date of this Agreement, Purchaser has no knowledge that any of the conditions or other contingencies to the Debt Financing will not be satisfied upon the satisfaction or waiver of the conditions set forth in Sections 5.01 and 5.02 or that the Debt Financing will not be available to Purchaser at the Closing.

SECTION 8.07. No Additional Representations. Except as set forth in Article VI, Purchaser further acknowledges that none of Seller, its Representatives or any other person has made any representation or warranty, express or implied, with respect to the Business or with respect to any information furnished or made available to Purchaser and its Representatives in connection with the transactions contemplated hereby, and none of Seller, its Representatives or any other person shall have or be subject to any liability or indemnification obligation to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents or material made available in any “data rooms” or management presentations or in any other form in expectation of the transactions contemplated hereby. Purchaser acknowledges that, upon the occurrence of any Closing, Purchaser shall acquire the Shares and Acquired Assets transferred at such Closing without any representation or warranty, including in respect of the Acquired Assets as to merchantability or fitness for any particular purpose (or, in the case of the Transferred Intellectual Property transferred at such Closing, as to the enforceability or validity thereof), in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Article VI.

ARTICLE IX

Covenants of Purchaser

Purchaser covenants and agrees as follows:

SECTION 9.01. Confidentiality. (a) Purchaser acknowledges that the information provided or to be provided to it by or on behalf of Seller in connection with the transactions contemplated by the Transaction Agreements is subject to the terms of the confidentiality agreement dated May 11, 2007 (the “Confidentiality Agreement”), between Purchaser and Seller, the terms of which are incorporated herein by reference; provided that the Confidentiality Agreement shall not prohibit any disclosure as may be reasonably required in connection with arranging the Debt Financing (subject to customary confidentiality arrangements). The Confidentiality Agreement shall terminate as of the Initial Closing Date.

(b) Notwithstanding Section 9.01(a), Purchaser agrees that any Evaluation Material, whether oral or written, relating to Seller or any of its Subsidiaries (other than information relating to the Business) which is obtained, directly or indirectly, by Purchaser or any of its Affiliates or any of their Representatives, including through any transfer to the Transferred Subsidiaries of Covered Employees, shall be kept confidential thereby and promptly returned to Seller or, at the request of Seller, destroyed. The covenant set forth in this Section 9.01(b) shall terminate three years after the Initial Closing Date.

SECTION 9.02. Performance of Obligations by Purchaser After the Closing Dates. From and after the applicable Closing, Purchaser shall cause the Transferred Subsidiaries to duly, promptly and faithfully pay, honor, perform and discharge all the Assumed Liabilities with respect to each Country Unit transferred at such Closing.

SECTION 9.03. Bulk Transfer Laws. Purchaser hereby waives, for itself and on behalf of its Subsidiaries, compliance by Seller and its Subsidiaries with the provisions of any so-called “bulk transfer law” or similar law of any jurisdiction in connection with the transfers contemplated by the Transaction Agreements.

SECTION 9.04. Name of Certain Entities. (a) Neither Purchaser nor any of its Subsidiaries shall have a corporate name, or do business using a name, that includes as part of its name “Alcoa” or “Aluminum Company of America” or any derivative thereof. Without limiting the generality of the foregoing, as soon as practicable following the applicable Closing, Purchaser shall cause the names of the Transferred Subsidiaries to be changed to names that do not include as part of their name “Alcoa” or “Aluminum Company of America”.

(b) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall, for a period of 180 days following the Initial Closing Date, be entitled to use the Excluded Marks to (i) package and sell products of the Business in any packaging material included in the assets transferred to Purchaser under this Agreement (notwithstanding that such packaging material contains one or more Excluded Marks), (ii) use stationery, signage, invoices, receipts, forms and like materials containing one or more Excluded Marks, and (iii) sell products of the Business from inventory that have the Excluded Marks or related marks embedded therein or imprinted thereon; provided, however, that notwithstanding clauses (i) through (iii) above, Purchaser may, for a period of two years following the Initial Closing Date, continue to manufacture and sell products of the Business from inventory (either existing at the time of the Initial Closing or manufactured thereafter) that have one or more Excluded Marks embedded therein or imprinted thereon so long as Purchaser discontinues such usage on individual products upon replacing any printing plates and molds relating to such products. At the end of the applicable periods set forth in this Section 9.04, Purchaser agrees that it will destroy or return to Seller any remaining packaging material containing any Excluded Marks.

SECTION 9.05. Access. Without limiting the rights of access afforded by Section 4.03, after the applicable Closing for each Country Unit, Purchaser will, and will cause its Subsidiaries to, give Seller and its Subsidiaries and their Representatives reasonable access, during normal business hours and upon reasonable notice, to all management personnel of the Business and all books, documents, information, data, files and other records relating to (i) Seller’s operation of the Business conducted by such Country Unit prior to such Closing, (ii) the Transferred Employees, (iii) the Excluded Assets or (iv) the Excluded Liabilities, and to furnish copies thereof, which Seller or its Subsidiaries or their Representatives reasonably request, including in connection with claims, proceedings, actions, investigations, audits, and other regulatory or legal proceedings involving (w) the operation of the Business conducted by such Country Unit prior to such Closing, (x) the Transferred Employees, (y) the Excluded Assets or (z) the Excluded Liabilities, and Purchaser shall furnish reasonable assistance (including access to personnel) to Seller and its Subsidiaries and their Representatives in connection with such claims and other proceedings. Purchaser shall not, and shall not permit any of the Purchaser Entities (other than Purchaser) to, destroy any such records prior to the seventh anniversary of the applicable Closing, and in any event will not destroy or permit the destruction of any such records without providing Seller with notice detailing the contents of such records, and providing Seller with the opportunity to obtain such records, at least 120 days prior to the destruction thereof.

SECTION 9.06. Replacement of Credit Support. Purchaser shall arrange, at its sole cost and expense, for replacement arrangements, effective as of the applicable Closing, for all guarantees, covenants, indemnities, surety bonds, letters of credit, comfort letters or similar assurances of credit support provided by Seller or any of its Affiliates for the benefit of the Business that are in existence as of such Closing (“Seller Guarantees”) and identified in Section 9.06 of the Seller Disclosure Letter, and shall obtain releases indicating that Seller and its Affiliates have no further liability with respect thereto, in each case reasonably satisfactory to Seller. Purchaser shall indemnify and hold harmless Seller and its Affiliates from and against any Losses suffered or incurred by them in connection with any Seller Guarantees.

SECTION 9.07. Purchaser Payment in the Event of a Subsequent Third Party Sale. (a) If within a period of 18 months from the date of the Initial Closing, Purchaser consummates any Third Party Sale Transaction and the Enterprise Value represented by such transaction exceeds the Worldwide Purchase Price allocated to the Business or to the Substantial Part of the Business sold (the “Applicable Purchase Price”) by more than 10% of such allocated portion of the Worldwide Purchase Price (the “Threshold”), then Purchaser shall pay Seller, with respect to such Third Party Sale Transaction, 50% of the amount by which the Enterprise Value exceeds the sum of the Applicable Purchase Price and the Threshold.

(b) The term “Enterprise Value” shall mean (i) in the case of a sale of assets or shares or securities, the sum of the cash consideration received by Purchaser (including (A) amounts paid into escrow or similar accounts on Purchaser’s behalf, (B) amounts received in respect of a non-compete obligation and (C) amounts received pursuant to earn-out or other similar provisions, in each case with respect to such sale of assets or shares or securities) plus any indebtedness assumed by the third party as part of the Third Party Sale Transaction, or (ii) in the case of a merger or other transfer involving an exchange or redemption of shares or securities, the sum of the amount paid by the third party to purchase such assets (including (A) amounts paid into escrow or similar accounts on Purchaser’s behalf, (B) amounts received in respect of a non-compete obligation and (C) amounts received pursuant to earn-out or other similar provisions, in each case with respect to such merger or other transfer involving an exchange or redemption of shares or securities), plus the fair market value of any assets of Purchaser which are retained by or otherwise distributed to its stockholders or Affiliates in anticipation of or in connection with the Third Party Sale Transaction, plus any indebtedness assumed by such third party as part of the Third Party Sale Transaction.

(c) The term “Substantial Part of the Business” shall mean (i) any of the “Consumer Products”, the “Closure Systems International”, the “Reynolds Food Packaging” or the “Flexible Packaging” business units as operated by Seller prior to the Initial Closing Date, (ii) equity ownership interests or assets representing an interest in or comprising 50% or more of the revenue of any such business unit, measured as of the date of the Third Party Sale Transaction, or (iii) equity ownership interests or assets representing an interest in or comprising 25% or more of the revenue of the Business, measured as of the date of the Third Party Sale Transaction.

(d) The term “Third Party Sale Transaction” shall mean the divestiture to an entity that is not a Specified Affiliate (i) of 50% or more of the equity ownership interest of Purchaser (through a sale of such equity ownership interest, assets, merger, consolidation or similar transaction) in the Business or a Substantial Part of the Business, or (ii) of a majority of the business or assets of Purchaser in a single transaction or a series of related transactions.

SECTION 9.08. Insurance. If (i) any Losses are suffered with respect to an Excluded Asset or (ii) any Losses arise prior to or following the applicable Closing that constitute Excluded Liabilities (any Loss described in clause (i) or (ii), a “Recoverable Matter”), and claims with respect to a Recoverable Matter may be made against insurance policies of a Transferred Subsidiary that remain in effect following the applicable Closing or that otherwise were transferred to Purchaser or its Affiliates, then Purchaser shall use its commercially reasonable efforts to file, provide notices regarding such claims and otherwise continue to pursue such claims on behalf of and with the cooperation of Seller or its Affiliates under the terms of such policies to the extent of a Recoverable Matter. To the extent the proceeds are not paid directly to any third party, Purchaser agrees to promptly pay to Seller any such amounts or assign to Seller any benefits (in each case, net of any out-of-pocket costs or expenses incurred by Purchaser) that Purchaser or its Affiliates may receive in respect of such Losses under such insurance policies to the extent such amounts or benefits arise from such Recoverable Matter; provided that, with respect to each claim, any amount paid or benefit assigned to Seller shall be limited to the amount of the related Recoverable Matter for which such claim was made.

ARTICLE X

Mutual Covenants

Each of Seller and Purchaser covenants and agrees as follows:

SECTION 10.01. Consents. Notwithstanding anything in any of the Transaction Agreements to the contrary, none of the Transaction Agreements shall constitute an agreement to assign or transfer any interest in any Assigned Contract, Acquired Intellectual Property, Acquired Permit or other asset, claim, right or benefit the transfer of which is otherwise contemplated hereby if such an assignment or transfer or attempt to make such an assignment or transfer without the consent or approval of a third party would constitute a breach or other contravention of the rights of such third party, or affect adversely the rights of any party hereto or any of their Affiliates, as the case may be, thereunder (such assets being collectively referred to herein as “Restricted Assets”); and any transfer or assignment by any Selling Company of any interest under any such Restricted Asset shall be made subject to such consent or approval being obtained. Subject to the other terms and conditions of this Section 10.01, (i) Seller and Purchaser each shall use reasonable best efforts, and shall cause their Affiliates to use reasonable best efforts, to obtain such consents or approvals prior to the applicable Closing and (ii) in the event any such consent or approval is not obtained prior to the applicable Closing, (A) Seller shall continue at Purchaser’s request to use reasonable best efforts to cooperate with Purchaser in Purchaser attempting to obtain any such consent or approval, and (B) to the extent practicable, Seller and Purchaser agree to negotiate in good faith with respect to alternative arrangements (such as a license, sublease or operating agreement) (each, an “Alternative Arrangement”) until such time as such consent or approval has been obtained which result in Purchaser or any of its Affiliates receiving all the benefits and bearing all the costs, liabilities and burdens with respect to any such Restricted Asset; provided that (x) subject to clauses (vi) and (vii) of Section 13.03, Seller shall bear all costs, expenses, obligations and liabilities incurred in connection with the obtaining of consents for (and in connection with any Alternative Arrangement for) the leases for the Leased Properties and (y) Purchaser shall bear all costs, expenses, obligations and liabilities incurred in connection with the obtaining of consents from (and in connection with any Alternative Arrangement for) any customers or suppliers of the Business. Purchaser and Seller each shall undertake to pay or satisfy one-half of all costs, expenses, obligations and liabilities incurred by Seller or any of its Subsidiaries in connection with any Alternative Arrangement except to the extent such Alternative Arrangement arises from obtaining a consent for any lease for the Leased Properties or from any customer or supplier of the Business as provided above. Notwithstanding anything in the Transaction Agreements to the contrary, unless and until any such consent or approval with respect to any Restricted Asset is obtained, such Restricted Asset shall not constitute an Acquired Asset and any associated liability shall not constitute an Assumed Liability for any purpose under the Transaction Agreements, and, without limiting any other closing condition set forth herein, the failure of any such consent or approval to be obtained or the failure of any such Restricted Asset to constitute an Acquired Asset or any circumstances resulting therefrom shall not, individually or in the aggregate, constitute a Business Material Adverse Effect or a breach by any of Seller or any of its Subsidiaries of any representation or warranty (other than to the extent there is a breach of Section 6.02(a)), covenant or agreement under any of the Transaction Agreements except to the extent of any breach by Seller of Section 10.03.

SECTION 10.02. Publicity. Seller and Purchaser each agree that no public release or announcement concerning the transactions contemplated by the Transaction Agreements shall be issued by such party or any of its Affiliates or any of their Representatives without the prior written consent of the other such party, except as, and then only to the extent, required by applicable law or the rules or regulations of any United States or foreign securities exchange on which securities of such party are listed, in which case the party that is required (or whose Affiliates or Representatives are required) to make the release or announcement shall allow the other such party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with such other party.

SECTION 10.03. Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, including Section 10.01, each of Seller and Purchaser shall use its reasonable best efforts to cause each Closing to occur, including using its reasonable best efforts to obtain all material consents, permits, authorizations and approvals of, and to make all necessary filings, notifications or registrations with, all Governmental Entities and other persons which are necessary for the consummation of the transactions contemplated by the Transaction Agreements. Further, if the Initial Closing occurs and any Foreign Country Unit has not been transferred to Purchaser, each of Seller and Purchaser shall use its reasonable best efforts to cause such Foreign Country Units to be transferred as promptly as practicable thereafter. The parties agree that the obligations of Seller under this Section 10.03 and under Section 10.04 shall not require it to spend any material amount of money or make any material economic concessions in connection with (i) the Debt Financing, (ii) obtaining consents for which Purchaser bears the costs, expenses, obligations and liabilities under Section 10.01 and (iii) obtaining approvals required by the HSR Act or any other antitrust or competition law or regulation; provided, however, that Seller shall pay the costs, fees and expenses (x) imposed on Seller in connection with the making of all filings, notifications or registrations with all Governmental Entities which are necessary for the consummation of the transactions contemplated by the Transaction Agreements and (y) incurred by Seller in furnishing any information and assistance as may be reasonably requested by Purchaser as provided in Section 10.04.

SECTION 10.04. Regulatory Matters. Without limiting the generality of Section 10.03, each of Seller and Purchaser shall (i) as promptly as practicable make any filing with the FTC and the DOJ required under the HSR Act with respect to the transactions contemplated by the Transaction Agreements, (ii) as promptly as practicable make or cause their Affiliates to make any filing or notice required under any other antitrust or competition law or other law or regulation applicable to the Transaction Agreements or the transactions contemplated thereby and (iii) provide any supplemental information requested in connection with the HSR Act or such other antitrust, competition or other laws or regulations as promptly as practicable after such request is made. Each of Seller and Purchaser shall, and shall cause their Affiliates to, furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission which is necessary under the HSR Act or such other laws or regulations or which is otherwise requested by the FTC or DOJ or other Governmental Entity in the course of any review of the transactions contemplated by the Transaction Agreements. Seller and Purchaser shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and DOJ or other Governmental Entity. Without limiting the generality of Section 10.03, each of Seller and Purchaser shall use its reasonable best efforts to obtain any clearance or approvals required under the HSR Act or such other laws or regulations for the consummation of the transactions contemplated by the Transaction Agreements. For purposes of Sections 10.03 and 10.04 of this Agreement, the “reasonable best efforts” of Purchaser shall include a proffer of its willingness to accept an order to divest any Shares or Acquired Assets and to hold separate such Shares or Acquired Assets pending such divestiture (and the execution of a consent decree or other agreement giving effect thereto).

SECTION 10.05. Intracompany and Intercompany Arrangements. (a) Intracompany Arrangements. Seller and Purchaser acknowledge and agree that, except as specifically agreed by them in writing, each Intracompany Arrangement shall remain outstanding and shall not be settled (other than settlements that occur in the ordinary course) until Purchaser has acquired all the Country Units that are parties to such arrangement, notwithstanding the terms of such arrangement.

(b) Intercompany Arrangements.

(i) Seller and Purchaser acknowledge and agree that, except as specifically agreed by them in writing, prior to the Closing for each Country Unit, all Applicable Intercompany Arrangements for such Country Unit shall be terminated and all related intercompany balances shall be settled, except for Applicable 30 Days’ Trade Accounts Payable and Applicable 30 Days’ Trade Accounts Receivable for such Country Unit which shall remain outstanding; provided that in the event that Seller cannot terminate and settle any Applicable Intercompany Arrangement in respect of a Country Unit (other than any Applicable 30 Days’ Trade Accounts Payable or any Applicable 30 Days’ Trade Accounts Receivable) prior to the Closing of such Country Unit, Seller shall use reasonable best efforts to terminate and settle such Applicable Intercompany Arrangement post-Closing on the same basis as if it had been terminated and settled prior to the applicable Closing (it being understood and agreed that to the extent a Country Unit after the Closing of such Country Unit makes any payment to Seller or its Subsidiaries (other than the Transferred Subsidiaries) pursuant to such an unterminated Intercompany Arrangement (other than an Applicable 30 Days’ Trade Accounts Payable) or receives from Seller or its Subsidiaries (other than the Transferred Subsidiaries) any payment pursuant to such an unterminated Intercompany Arrangement (other than an Applicable 30 Days’ Trade Accounts

Receivable), there shall be a net cash settlement between Purchaser and Seller to fully reverse such payments promptly following such Closing in connection with the settlement and termination of such Applicable Intercompany Arrangement.

(ii) Notwithstanding anything in this Agreement to the contrary, Seller and Purchaser acknowledge and agree that (A) all Intercompany Arrangements to which a Country Unit for which there has not been a Closing is a party shall remain in full force and effect until the Closing for such Country Unit and (B) Purchaser shall, or shall cause any Country Unit for which a Closing has occurred to, enter into any arrangement with Seller or any of its Subsidiaries consistent with past practice, in each case to the extent necessary to allow Seller to conduct the Business in the ordinary course through each Country Unit for which there has not been a Closing until the applicable Closing with respect to such Country Unit.

(c) Definitions. (i) The term “Intracompany Arrangement” shall mean any account or arrangement between, among or within one or more Country Units, including (i) between a Transferred Subsidiary and any other Transferred Subsidiary, (ii) between a Transferred Subsidiary and an Asset Selling Company (to the extent that such account or arrangement arises from the Business), (iii) between an Asset Selling Company and any other Asset Selling Company (to the extent that such account or arrangement arises from the Business) or (iv) within an Asset Selling Company (to the extent that such account or arrangement arises from the Business).

(ii) The term “Intercompany Arrangement” shall mean any account or arrangement between a Country Unit (including an Applicable Asset Selling Company or an Applicable Transferred Subsidiary), on the one hand, and Seller or any of its Subsidiaries (other than any Applicable Asset Selling Company or Applicable Transferred Subsidiary), on the other hand.

(iii) The term “Applicable Asset Selling Company” shall mean, in respect of a Country Unit, an Asset Selling Company which transfers Acquired Assets and Assumed Liabilities in respect of the Business of such Country Unit to Purchaser on the applicable Closing Date for such Country Unit.

(iv) The term “Applicable Transferred Subsidiary” shall mean, in respect of a Country Unit, a Transferred Subsidiary which is transferred to Purchaser on the applicable Closing Date in respect of such Country Unit.

(v) The term “Applicable Intercompany Arrangement” shall mean, with respect to a Country Unit, an Intercompany Arrangement to which an Applicable Transferred Subsidiary or an Applicable Asset Selling Company of such Country Unit is a party.

(vi) The term “Applicable 30 Days’ Trade Accounts Payable” shall mean, in respect of a Country Unit, trade accounts payable by such Country Unit to Seller or its Subsidiaries (other than an Applicable Asset Selling Company or an

Applicable Transferred Subsidiary of such Country Unit) and outstanding for 30 days or less prior to the applicable Closing Date for such Country Unit.

(vii) The term “Applicable 30 Days’ Trade Accounts Receivable” shall mean, in respect of a Country Unit, trade accounts receivable by such Country Unit from Seller or its Subsidiaries (other than an Applicable Asset Selling Company or an Applicable Transferred Subsidiary of such Country Unit) and outstanding for 30 days or less prior to the applicable Closing Date for such Country Unit.

SECTION 10.06. Further Assurances. From time to time after the applicable Closing, and for no further consideration, each of Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be requested to more effectively convey to, transfer to or vest in Purchaser, the Shares, the Acquired Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed at such Closing (including (i) transferring back to the relevant Selling Company any asset or liability which is not an Acquired Asset or Assumed Liability, respectively, and which asset or liability was transferred to Purchaser and (ii) transferring to Purchaser any Acquired Asset or Assumed Liability contemplated by this Agreement to be transferred to Purchaser which was not so transferred).

SECTION 10.07. Other Transaction Agreements. Subject to the terms and conditions hereof, each of Seller and Purchaser shall cause its Affiliates who are parties to Other Transaction Agreements to perform, pay and satisfy all of their respective obligations and liabilities thereunder as and when due.

SECTION 10.08. Purchase Price Allocation. (a) As of the date of this Agreement, Seller and Purchaser have agreed to allocate the Worldwide Purchase Price (including all Assumed Liabilities) among (i) the “Consumer Products” division, (ii) the “Flexible Packaging” division, (iii) the “Reynolds Food Packaging” division, (iv) the “Closure Systems International” division and (v) the covenant given by Seller in Section 10.10, as set forth in Annex 5 (the “Allocation Schedule”), which allocation shall be final and binding on Seller and Purchaser.

(b) At or prior to the date of this Agreement, Seller shall engage KPMG as independent appraisal firm (the “Appraisal Firm”) to perform, based upon and consistent with the Allocation Schedule, an appraisal to determine the detailed allocation of the Worldwide Purchase Price (including all Assumed Liabilities) among the Country Units, the Shares and the Acquired Assets (as finalized in accordance with this Section 10.08, the “Appraisal”) for Tax purposes.

(c) Seller shall (i) furnish to the Appraisal Firm and Purchaser all information reasonably requested by the Appraisal Firm in connection with the Appraisal, (ii) control and supervise the Appraisal Firm, (iii) keep Purchaser reasonably informed about drafts of the Appraisal and provide copies of any such drafts to Purchaser, (iv) give

Purchaser the opportunity to provide written comments on such drafts, (v) consider, and cause the Appraisal Firm to consider, any such comments of Purchaser in good faith, and (vi) give Purchaser a reasonable opportunity to participate in, listen to, or be copied on all material communications with the Appraisal Firm. For the avoidance of doubt, all material information provided to the Appraisal Firm by Seller shall also be provided to Purchaser.

(d) Not later than February 15, 2008, the Appraisal Firm shall deliver the Appraisal, which shall be binding upon Seller and Purchaser for all Tax purposes; provided that, notwithstanding anything else contained herein, in the event of a disagreement between Seller and Purchaser about a material item in any draft appraisal, the Appraisal Firm shall not deliver the Appraisal until such disagreement is resolved by the parties.

(e) Seller shall be responsible for 50% of the fees and expenses of the Appraisal Firm, and Purchaser shall be responsible for 50% of such fees and expenses.

(f) Seller shall prepare, or cause its respective Affiliates to prepare, IRS Form 8594 (and any similar forms under applicable state, local or foreign Tax laws) in accordance with the Appraisal and applicable Tax laws (the “Proposed Purchase Price Allocation”). Seller shall present such Proposed Purchase Price Allocation to Purchaser for review as soon as reasonably practicable after the receipt of the Appraisal. Except as provided in Section 10.08(g) and (h), at the close of business on the 30th day after delivery of the Proposed Purchase Price Allocation, the Proposed Purchase Price Allocation shall become binding upon Purchaser and Seller and shall be the final allocation (the “Final Purchase Price Allocation”).

(g) Purchaser shall raise any objection to the Proposed Purchase Price Allocation in writing within 30 days of the delivery of the Proposed Purchase Price Allocation. Seller and Purchaser shall negotiate in good faith to resolve any difference for 30 days after delivery of any objection by Purchaser. If Purchaser and Seller reach written agreement amending the Proposed Purchase Price Allocation, then the Proposed Purchase Price Allocation, as so amended, shall become binding upon Purchaser and Seller and shall be the Final Purchase Price Allocation.

(h) If Seller and Purchaser cannot agree on the appropriate allocation within the 30-day period set forth in Section 10.08(g) above, then all remaining disputed items shall be submitted for resolution by an accounting firm mutually selected by Seller and Purchaser (the “Allocation Accounting Firm”). The Allocation Accounting Firm shall make a final determination as to the disputed items within 30 days after such submission. Such determination shall be limited to determining whether the Proposed Purchase Price Allocation is both reasonable and reasonably likely to be sustained in an IRS audit and shall be final, binding and conclusive on Seller and Purchaser and shall be the Final Purchase Price Allocation. The fees and expenses of the Allocation Accounting Firm shall be shared equally between Seller and Purchaser.

(i) Except as required by Law, Seller and Purchaser shall not take, or permit any of their respective Affiliates to take, any Tax position inconsistent with the Appraisal or the Final Purchase Price Allocation.

(j) If, as a result of a change in circumstances (including indemnity payments under Article XIII) after the preparation of the Final Purchase Price Allocation, the Worldwide Purchase Price will be adjusted, then the Appraisal and Final Purchase Price Allocation shall be adjusted accordingly.

SECTION 10.09. Debt Financing.

(a) (i) Seller shall, and shall cause its Subsidiaries to, and shall request that its and its Subsidiaries’ independent auditors, legal counsel and other advisors, provide reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Purchaser or its Affiliates, including:

(A) participating in a reasonable number of management presentations and due diligence sessions for the benefit of Purchaser’s Debt Financing sources; provided that the persons participating in such management presentations shall be limited to Covered Employees;

(B) providing Purchaser and its financing sources with all financial and other pertinent information regarding the Business as may be reasonably requested by the lenders of Purchaser that is of the type and form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act of 1933, as amended; provided that Seller shall have no obligation to provide audited financial information other than the Audited Financial Statements that have been provided as of the date of this Agreement;

(C) using reasonable efforts to obtain accountants’ comfort letters, accountants’ reports and accountants’ consents reasonably necessary in connection with the Debt Financing;

(D) reasonably cooperating with Purchaser’s facilitation of the delivery in connection with the Debt Financing of collateral security, surveys and title insurance with respect to the Business; and

(E) reasonably cooperating with surety bond and letter of credit providers with respect to the Debt Financing;

provided that (x) such requested cooperation does not unreasonably interfere with the ongoing operations of Seller and its Subsidiaries, (y) neither Seller nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability (for which it is not indemnified by Purchaser) in connection with the Debt Financing and (z) Seller and its representatives shall not be required to deliver any certificates or legal opinions in connection with the Debt Financing. Purchaser shall reimburse Seller for reasonable out-of-pocket costs incurred in connection with the Debt Financing.

(ii) Seller shall have the right to consent (not to be unreasonably withheld) to the use of the logos and trademarks of the Business in connection with the Debt Financing.

(b) (i) Purchaser shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all appropriate action, do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, and to execute and deliver, or cause to be executed and delivered, such instruments and documents as may be required, to arrange and consummate the Debt Financing on or prior to the Initial Closing on the terms and subject only to the conditions contained in the Financing Commitments (or replacement commitments obtained by Purchaser in compliance with this Agreement), including using its reasonable best efforts to cause the conditions in the Financing Commitments (or replacement commitments obtained by Purchaser in compliance with this Agreement) that are within Purchaser’s control to be satisfied. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 10.09, Purchaser acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Debt Financing or receipt of the proceeds therefrom.

(ii) Purchaser shall not agree to any material amendment, supplement or other modification of, or waive any of its rights under, the Financing Commitments (or replacement commitments obtained by Purchaser in compliance with this Agreement) or the definitive agreements relating to the Debt Financing without Seller’s prior written consent, except that Purchaser may amend, supplement or otherwise modify or replace the Financing Commitments (or replacement commitments obtained by Purchaser in compliance with this Agreement) if such amendment, supplement or other modification or replacement (A) does not contain additional or modified conditions or other similar contractual contingencies limiting the obligation of the lenders to fund the Debt Financing relative to those contained in the Financing Commitments (or replacement commitments obtained by Purchaser in compliance with this Agreement) and (B) is otherwise not reasonably likely to impair or delay the funding of the Debt Financing or the Closings (it being understood that, subject to the requirements of this clause (ii), such amendment, supplement or other modification of the Financing Commitments (or replacement commitments obtained by Purchaser in compliance with this Agreement) may provide for the assignment of a portion of the Financing Commitments (or replacement commitments obtained by Purchaser in compliance with this Agreement) to additional agents or arrangers and grant such persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers).

(iii) If any portion of the Debt Financing becomes unavailable on the terms and conditions contained in the Financing Commitments (or any replacement commitments obtained by Purchaser in compliance with this Agreement), Purchaser shall promptly notify Seller, and Purchaser shall have the right but not the obligation to seek and obtain replacement commitments for financing on such terms as may be available. If such replacement commitments are obtained, copies of such replacement commitments will promptly be provided to Seller. For the avoidance of doubt and notwithstanding anything to the contrary in this Section 10.09, Purchaser acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Debt Financing, the availability of any such replacement commitments or receipt of the proceeds therefrom.

(c) Purchaser shall, upon request by Seller, update Seller regarding the status of the Debt Financing.

SECTION 10.10. Non-Solicitation; Non-Competition.

(a) (i) Seller agrees that for the period commencing on the Initial Closing Date and expiring on the first anniversary thereof, unless otherwise agreed to by Seller and Purchaser, neither Seller nor any of its Subsidiaries will directly or indirectly (i) induce or encourage any Covered Employee holding a management or executive level position to reject Purchaser’s offer of employment or accept any other position or employment, (ii) solicit for employment or any similar arrangement any Transferred Employee who holds a management or executive level position with Purchaser or any of its Affiliates after the Initial Closing Date or (iii) employ or assist any other person in employing any such Transferred Employee; provided, however, that this Section 10.10(a)(i) shall not prohibit (x) a general solicitation to the public or the hiring of someone who responds to such general solicitation or (y) the hiring of any employee who is terminated by Purchaser and its Affiliates. Purchaser shall, and shall cause its Affiliates to, render full cooperation to Seller in Seller’s efforts to solicit for employment or any similar arrangement, or employ or otherwise retain, any Transferred Employee who is terminated by Purchaser and its Affiliates after the Initial Closing Date.

(ii) Purchaser agrees that for the period commencing on the Initial Closing Date and expiring on the first anniversary thereof, unless otherwise agreed to by Seller and Purchaser, neither Purchaser nor any of its Affiliates will directly or indirectly (i) solicit for employment or any similar arrangement any employee of Seller or its Affiliates who holds a management or executive level position with Seller or any of its Affiliates after the Initial Closing Date or (ii) employ or assist any other person in employing any such employee of Seller or its Affiliates; provided, however, that this Section 10.10(a)(ii) shall not prohibit (x) a general solicitation to the public or the hiring of someone who responds to such general solicitation or (y) the hiring of any employee who is terminated by Seller and its Affiliates.

(b) (i) From the date of this Agreement to the third anniversary of the Initial Closing Date, neither Seller nor any of its Subsidiaries shall directly or indirectly engage in any business that competes in any material respect with the Business as conducted on the Initial Closing Date (a “Prohibited Business”); provided that “Prohibited Business” shall not include any business (other than the Business) that is conducted by Seller or its Subsidiaries on the date of this Agreement.

(ii) Section 10.10(b)(i) shall be deemed not breached as a result of the ownership by Seller or any of its Affiliates of (i) less than an aggregate of 20% of any class of equity interests in a person engaged, directly or indirectly, in a Prohibited Business, (ii) less than 20% of the aggregate principal amount of indebtedness of a person engaged, directly or indirectly, in a Prohibited Business or (iii) a person that engages, directly or indirectly, in a Prohibited Business if such Prohibited Business accounts for less than 20% of such person’s consolidated annual revenues or earnings.

SECTION 10.11. Migration Services. In the event that Purchaser requires any migration services (the “Migration Services”) in respect of the Business to Purchaser or designated third parties, Purchaser shall submit a written request describing such services to Seller, and the parties shall meet to discuss and mutually agree, each party acting reasonably, on the scope of the Migration Services (it being understood that Purchaser shall desire to execute such Migration Services as soon as practicable). Seller will then provide the Migration Services pursuant to the timing schedule and terms that are mutually established. By way of example, Section 10.11 of the Seller Disclosure Letter lists the Migration Services that Seller will provide to facilitate Purchaser’s migration. Seller shall pay for all of its internal costs and expenses associated with the Migration Services. Purchaser shall pay for all third-party costs and expenses, including Seller’s out-of-pocket expenses, associated with the Migration Services.

SECTION 10.12. New Purchaser Entities. Seller agrees that, prior to the Initial Closing Date, Purchaser shall have the right to use the name “Reynolds” as part of the company name of one or more legal entities organized for the purpose of consummating the transactions contemplated by the Transaction Agreements (each, a “New Purchaser Entity”); provided that (i) no New Purchaser Entity shall engage in any business activity prior to the Initial Closing Date (other than activities associated with obtaining Permits needed to commence the operation and conduct of the Business following the applicable Closing) and (ii) in the event of any termination of this Agreement, Purchaser shall, as soon as practicable, cause the corporate name of each New Purchaser Entity to be changed to a name that does not include as part of its name “Reynolds”.

SECTION 10.13. Mutual Non-Assert. (a) Purchaser agrees that it will not assert against Seller any claims founded in the Transferred Technology or Transferred Intellectual Property, it being acknowledged that Seller and its Subsidiaries shall have the right to use such items in the conduct of its business; provided, however, that the foregoing does not apply to Transferred Technology or Transferred Intellectual Property that is as of the applicable Closing exclusively used by Seller and its Subsidiaries in the conduct of Business as of such Closing unless such Transferred Technology or Transferred Intellectual Property has been used in a business (other than the Business) of

Seller or its Subsidiaries within the three years prior to the date of this Agreement; provided, however, that the foregoing does not apply to Purchaser’s rights to the Acquired Marks.

(b) Seller agrees that it will not assert against Purchaser any claims that are founded in Seller’s intellectual property rights that are used in the conduct of the Business and existing as of the Initial Closing Date, it being acknowledged that Purchaser and its Subsidiaries shall have the right to use such items in the conduct of its business; provided, however, that the foregoing does not apply to Seller’s rights to the Seller Marks or the intellectual property listed in Section 10.13(b) of the Seller Disclosure Letter.

SECTION 10.14. Pre-Closing Transition Planning. From time to time prior to the Initial Closing, representatives of Seller and Purchaser shall have in person or telephonic meetings to discuss the transition of material commercial arrangements of the Business to Purchaser, including the transitioning of third-party payments to the account of Purchaser, the establishing of new bank accounts for Transferred Subsidiaries and the replacement of bonds and powers of attorney, all with the intent of minimizing disruption to the Business immediately following the Initial Closing. Seller agrees to provide notices to third parties requested by Purchaser in such form as may be agreed by Seller and Purchaser. Seller also agrees to use reasonable commercial efforts to identify with greater detail any material Permits that are described in general terms on Section 6.15.

SECTION 10.15. Japanese Subsidiary. (a) Purchaser shall, with the reasonable assistance of Seller and its Subsidiaries, and in accordance with applicable Law, prepare to launch a tender offer for the purchase by Purchaser or any of its Affiliates of all of the issued and outstanding shares of capital stock of Alcoa Closure Systems Japan, Ltd. (the “Japanese Subsidiary”), including, without limitation, all shares of the Japanese Subsidiary owned by the applicable Stock Selling Company (the “Tender Offer”). Purchaser need not launch the Tender Offer until the date of the Initial Closing.

(b) Notwithstanding anything herein to the contrary, Seller and Purchaser agree that (i) in no event shall a Foreign Country Unit Closing occur in respect of the Foreign Country Unit located in Japan prior to the valid and legal tender of shares by the applicable Stock Selling Company in the Tender Offer in accordance with applicable Law and (ii) the aggregate consideration to paid by Purchaser or its Affiliates in the Tender Offer for shares of the Japanese Subsidiary owned by Seller or its Affiliates shall not exceed the purchase price allocated to the Foreign Country Unit located in Japan (which shall be calculated based on the Appraisal or as the parties may otherwise agree).

ARTICLE XI

Other Transaction Agreements

SECTION 11.01. Scrap Metal Agreement. On the Initial Closing Date, Purchaser and Seller agree that a Scrap Metal Agreement, substantially in the form attached as Exhibit C hereto (the “Scrap Metal Agreement”) will be executed by the parties thereto.

SECTION 11.02. Metal Supply Agreement. On the Initial Closing Date, Purchaser and Seller agree that a Metal Supply Agreement with respect to the provision of aluminum from Seller or its Affiliates to Purchaser, substantially in the form attached as Exhibit E hereto (the “Metal Supply Agreement”) will be executed by the parties thereto.

SECTION 11.03. Intellectual Property Assignments. On the Initial Closing Date, Purchaser and Seller agree that a U.S. Patents and Patent Applications Assignment, substantially in the form attached as Exhibit F-1 hereto, Foreign Patents and Patent Applications Assignment, substantially in the form attached as Exhibit F-2 hereto, U.S. Trademark Assignment, substantially in the form attached as Exhibit F-3 hereto, Foreign Trademark Assignment, substantially in the form attached as Exhibit F-4 hereto, Copyright Assignment, substantially in the form attached as Exhibit F-5 hereto, and Domain Name Assignment, substantially in the form attached as Exhibit F-6 hereto (collectively, the “Intellectual Property Assignments”) will be executed by the parties hereto.

ARTICLE XII

Employee Matters

SECTION 12.01. General. (a) Offer of Employment; Continuation of Employment; Credited Service; Cooperation. (i) A reasonable time prior to the Initial Closing Date, Seller shall make available to Purchaser a true and complete list of each Covered Employee, as well as documentation regarding each Covered Employee’s current salary or wages, employer, years of service with Seller and its Affiliates, location, and other information regarding each Covered Employee’s variable/incentive/bonus pay opportunities and employee benefits and Terms and Conditions of Employment reasonably necessary for Purchaser to determine and comply, in each case in all material respects, with its obligations under this Article XII and, with respect to Covered Employees whose employment does not transfer automatically to Purchaser or its Affiliates either pursuant to applicable Law or as a result of the transfer to Purchaser of the Shares, commission, accrued vacation, benefit/entitlements and other information reasonably necessary for Purchaser to determine in all material respects the terms and conditions of such employee’s employment with Purchaser following the applicable Closing Date and offer employment to such employee as provided in Section 12.01(a) of this Agreement, but only to the extent that Seller and its Subsidiaries are not prohibited from making such information available as a result of applicable Laws regarding the safeguarding of data privacy or any other obligation to maintain the confidentiality of such information (in which case the parties will cooperate to disclose to Purchaser such information in accordance with applicable Law). Except where a Covered Employee’s employment transfers automatically to Purchaser or its Affiliates upon the sale of the Business either pursuant to applicable Law or as a result of the transfer to Purchaser of the Shares, or as otherwise provided under this Section 12.01(a) with respect to an Employee on Disability Leave, Purchaser shall, or shall cause its Affiliates to, offer employment, effective as of 12:01 a.m. on the applicable Closing Date (which offers shall be made in compliance with Purchaser’s covenants set forth in this Article XII), to each

Covered Employee, other than any Employee on Disability Leave (each such Covered Employee, an “Active Employee”) with job responsibilities that are substantially similar to such Covered Employee’s job responsibilities immediately prior to such applicable Closing Date. In the case of each Covered Employee who is an Active Employee and whose employment transfers to Purchaser or its Affiliates automatically under applicable Law upon the applicable Closing Date, effective as of 12:01 a.m. on the applicable Closing Date, Purchaser shall continue such Covered Employee’s employment with job responsibilities that are substantially similar to such Covered Employee’s job responsibilities immediately prior to the applicable Closing Date. For purposes of this Agreement, any Covered Employee who is not actively at work on the applicable Closing Date due to a leave of absence (including due to vacation, holiday, sick leave, family leave, workers’ compensation, maternity or paternity leave, military leave, jury duty, bereavement leave or injury) in compliance with the applicable policies of the Selling Companies, other than any Employee on Disability Leave, shall be considered an Active Employee. With respect to any Employee on Disability Leave, effective as of the date on which such Employee on Disability Leave presents himself or herself to Purchaser for active employment following the applicable Closing Date, provided such Employee on Disability Leave presents himself or herself to Purchaser for active employment within one year following the applicable Closing Date or such longer period otherwise required by applicable Law or a collective bargaining agreement identified in Section 6.13 of the Seller Disclosure Letter, (A) in the case of any such Employee on Disability Leave who was employed by a Transferred Subsidiary immediately prior to the date such employee’s disability leave began, Purchaser shall cause such Transferred Subsidiary to continue the employment of such Employee on Disability Leave, and (B) in the case of any such Employee on Disability Leave who was employed by an Asset Selling Company immediately prior to the date such employee’s disability leave began, Purchaser shall, or shall cause its Affiliates to, make an offer of employment (which offer shall be made in compliance with Purchaser’s covenants set forth in this Article XII) to such Employee on Disability Leave, in the case of both of the foregoing clauses (A) and (B), (x) with job responsibilities that are substantially similar to such employee’s job responsibilities with the Asset Selling Companies or the Transferred Subsidiaries, as applicable, immediately prior to the date such Employee on Disability Leave commenced disability leave, and (y) to the same extent, if any, as the Asset Selling Companies or Transferred Subsidiaries would have been required to re-employ or continue the employment of, as applicable, such employee under applicable Law and any applicable collective bargaining agreement if the transactions contemplated by this Agreement had not occurred. Seller shall and shall cause each of the Selling Companies and Transferred Subsidiaries to use all reasonable efforts to encourage the Covered Employees to make available their employment services to Purchaser as set forth above.

(ii) Offers of employment made by Purchaser pursuant to Section 12.01(a)(i) shall be sufficient in all material respects to avoid statutory and contractual or other severance or separation obligations (including avoiding any enhanced retirement obligations under the Seller Benefit Plans listed in Section 6.11(a) of the Seller Disclosure Letter), other than where such severance or separation obligations (“Automatic Obligations”) arise either (A) solely as a result of the consummation of the transactions contemplated by this Agreement or

(B) as a result of a Covered Employee’s refusal to accept the offer of employment made by, or voluntary termination of employment with, Purchaser or one of its Affiliates, notwithstanding in the case of each of clauses (A) and (B), that the offer of continued employment and the terms and conditions of such offer comply with the applicable provisions of this Article XII, pursuant to applicable Law or pursuant to any applicable plan or policy, any applicable employment agreement, collective bargaining agreement, Seller Benefit Plan or otherwise. Purchaser and its Affiliates shall assume all obligations, liabilities and commitments in respect of claims made by any Covered Employee for severance or other termination benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) arising out of, relating to or in connection with Purchaser’s failure to offer employment to, or continue the employment of, any Covered Employee in accordance with the applicable provisions of this Article XII. The costs relating to claims made by Covered Employees for Automatic Obligations shall be allocated between Seller and Purchaser in the following manner: (1) each of Seller and Purchaser shall be responsible for 50% of the cost relating to claims made by Covered Employees for Automatic Obligations that are required to be paid under applicable Law, (2) Purchaser and its Affiliates shall be responsible for 100% of the cost relating to claims made by Covered Employees for Automatic Obligations that are required to be paid under a collective bargaining agreement identified in Section 6.13 of the Seller Disclosure Letter and (3) Seller and its Affiliates shall be responsible for 100% of the cost relating to all other claims made by Covered Employees for Automatic Obligations. Each Covered Employee who accepts employment with Purchaser and its Affiliates as of the applicable Transfer Time, or whose employment continues with Purchaser and its Affiliates as of the applicable Transfer Time, shall be referred to herein as a “Transferred Employee”.

(iii) From and after the applicable Transfer Time, Purchaser shall, or shall cause its Affiliates to, give each Transferred Employee full credit for such Transferred Employee’s service with Seller and its Affiliates (and with any predecessor employer) (such service, “Pre-Closing Service”) for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies and vesting), except to the extent specifically provided in this Agreement, under any employee benefit plan, arrangement, collective bargaining agreement and employment-related entitlements provided, sponsored, maintained or contributed to by Purchaser or its Affiliates, in each case, to the same extent recognized by Seller and its Affiliates immediately prior to the applicable Transfer Time, except to the extent such credit would result in duplication of benefits for the same period of service. Notwithstanding the foregoing, and except to the extent required by applicable Law or any applicable collective bargaining agreement identified in Section 6.13 of the Seller Disclosure Letter, Purchaser and its Affiliates shall only be required to provide Transferred Employees with credit for Pre-Closing Service for benefit accrual purposes under a defined benefit pension plan or post-employment medical plan if such plan is an Assumed Benefit Plan or if such plan has assumed the liabilities that relate to such Transferred Employee under any Seller Benefit Plan.

(iv) Purchaser shall, and shall cause its Affiliates to, render full good faith cooperation to Seller in providing in due time all information required by law or reasonably requested by applicable works councils, labor unions and employee representatives with respect to (A) Purchaser and its Affiliates, (B) the sale of the Business, (C) the transfer of the Covered Employees to Purchaser and its Affiliates, (D) the material consequences of the transaction to the Covered Employees and (E) the compensation and benefits to be provided to Covered Employees following the applicable Closing Date. In addition, Purchaser shall, and shall cause its Affiliates to, provide Seller with any other information that may be required by applicable Law to respond to any reasonable questions posed by employees, works councils, labor unions, employee representatives or any other persons or entities with respect to the transactions contemplated by this Agreement. Purchaser shall, and shall cause its Affiliates to, render full good faith cooperation to Seller, and Seller shall render full cooperation to Purchaser, in each case in any negotiations with works councils or unions or employee representatives that are required or initiated to accomplish the transfer of any Covered Employees to Purchaser as contemplated by this Agreement.

(b) Continuation of Benefits. Without limiting the generality of Section 12.01(a), and except as specifically provided otherwise in this Article XII, Purchaser shall, or shall cause its Affiliates to, provide for the duration of the Continuation Period (as defined below) each Transferred Employee with (i) base salary or wages at a rate not less than that provided to such Transferred Employee immediately prior to the applicable Transfer Time, (ii) variable/incentive/bonus pay opportunities that are substantially comparable in the aggregate (excluding (x) any equity-based compensation but including any value attributable to such equity-based compensation, (y) any change in control or special compensation arrangement related to the transactions contemplated herein (including, but not limited to, any plan, program or agreement that is described in clause (i) or (ii) of Section 6.11(a)) or (z) any compensation that is forfeited by the Transferred Employee in connection with the consummation of the transactions contemplated by this Agreement) to the value of such Transferred Employee’s variable/incentive/bonus pay opportunities immediately prior to the applicable Transfer Time (it being understood that Purchaser will not, and shall not be obligated to, offer equity-based compensation to any Transferred Employees), and (iii) employee benefits that are substantially comparable in the aggregate to those provided to such Transferred Employee immediately prior to the applicable Transfer Time; provided, however, that such substantially comparable benefits need not include (x) any particular plan or benefit that was provided to or maintained for Transferred Employees prior to the Transfer Time or (y) any defined benefit pension plan or any post-retirement medical benefits, except in the case of clauses (x) and (y) to the extent required under applicable Law, as required by any applicable collective bargaining agreement identified in Section 6.13 of the Seller Disclosure Letter or as otherwise expressly provided in this Article XII. For purposes of this Agreement, “Continuation Period” means the one-year period immediately following the applicable Closing Date.

(c) Severance. Notwithstanding anything in this Agreement to the contrary, Purchaser shall provide, or shall cause its Affiliates to provide, to each Covered Employee whose employment is terminated at or following the Transfer Time and prior to the expiration of the Continuation Period, with severance and other separation benefits (including any enhanced retirement benefits and taking into account for such purpose such Covered Employee’s service and compensation with Seller and its Affiliates prior to the applicable Transfer Time and any additional service or compensation with Purchaser and its Affiliates from and after the applicable Transfer Time) that are no less favorable than those severance and other separation benefits applicable to such Transferred Employee under the severance or separation benefit plans, programs, policies, agreements or arrangements of Seller and its Affiliates as in effect immediately prior to the applicable Transfer Time and identified in Section 6.09 or 6.11(a) of the Seller Disclosure Letter or, to the extent not required to be identified in Section 6.09 or 6.11(a) of the Seller Disclosure Letter, provided to Purchaser prior to the Initial Closing Date in accordance with Section 12.01(a).

(d) Annual Bonus for Year of Applicable Closing Date. (i) Except as set forth in Section 12.01(d)(ii) with respect to any Transferred Incentive Plan, as soon as administratively practicable after the applicable Closing Date and to the extent that Seller determines that it shall pay bonuses with respect to the calendar year in which the applicable Closing Date occurs, Seller shall make a prorated annual bonus payment to each Transferred Employee who is not an Employee on Disability Leave and who remains employed through the applicable Closing Date, the amount (if any) of which shall equal the product of the applicable Transferred Employee’s annual bonus amount (as described in the next sentence) multiplied by a fraction, the numerator of which is the number of days that elapse prior to the applicable Closing Date in the calendar year during which the applicable Closing Date occurs, and the denominator of which is 366. Seller shall determine the annual bonus amount using any good faith methodology (which need not be the same for each Transferred Employee), including by basing such amount upon target bonus or upon actual performance through the applicable Closing Date. Such prorated bonuses (if any) shall be paid no later than the date on which Seller pays annual bonuses to similarly situated other employees of Seller and its Affiliates, but no later than two-and-a-half months after the end of the calendar year in which the applicable Closing Date occurs. In the case of any Employee on Disability Leave who becomes a Transferred Employee, Seller and its Affiliates shall comply with all applicable Laws and any applicable provision of any applicable plan relating to the payment to such employee of a prorated annual bonus with respect to the period that precedes the applicable Closing Date.

(ii) Notwithstanding any provision of the foregoing Section 12.01(d)(i) to the contrary, in the event that the treatment of any annual incentive plan or variable pay plan described in Section 12.01(d)(i) is not permitted under applicable Law or pursuant to the terms of any collective bargaining agreement identified in Section 6.13 of the Seller Disclosure Letter or in the event that Seller and Purchaser mutually agree that any other annual incentive or variable pay plan will not be covered by Section 12.01(d)(i) (each such plan described in this Section 12.01(d)(ii), a “Transferred Incentive Plan”), then Purchaser or its

Subsidiaries shall be responsible for the payment of such annual bonus amounts with respect to Transferred Employees pursuant to such Transferred Incentive Plan with respect to the full calendar year in which the applicable Closing Date occurs in accordance with the terms of the applicable Transferred Incentive Plan and the applicable collective bargaining agreement or applicable Law. Following the date on which any payments of the annual bonus amounts have been made to Transferred Employees under a Transferred Incentive Plan, Purchaser shall provide Seller with an invoice that sets forth the aggregate amount of the annual bonuses that were paid to the Transferred Employees under such Transferred Incentive Plan with respect to the year in which the applicable Closing occurred. Within 30 days following Seller’s receipt of each such invoice, Seller shall make a cash payment to Purchaser in an amount equal to the aggregate amount of such annual bonuses multiplied by a fraction, the numerator of which is the number of days elapsed prior to the applicable Closing Date during the year in which the applicable Closing Date occurs and the denominator of which is 366.

(e) Collective Bargaining Agreements. Purchaser or one of its Affiliates shall assume and agree to be bound by the collective bargaining agreements identified in Section 6.13 of the Seller Disclosure Letter effective as of 12:01 a.m. on the applicable Closing Date (including the obligation to honor the terms and conditions thereof and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative or authorized bargaining agent of an employee group or for any other purpose). As of 12:01 a.m. on the applicable Closing Date, Purchaser and its Affiliates shall be the “employer” for purposes of each such collective bargaining agreements and Purchaser and its Affiliates shall, subject to the next succeeding sentence, have sole responsibility for all obligations, liabilities and commitments arising under the collective bargaining agreements, and shall indemnify and hold harmless Seller and its Affiliates with respect to the collective bargaining agreements. Following 12:01 a.m. on the applicable Closing Date, any employee benefit that is required pursuant to any collective bargaining agreement to be provided to any Transferred Employee pursuant to a Seller Benefit Plan (except as specifically provided in this Article XII, other than in respect to benefits accrued and vested as of the Closing under any Seller Benefit Plan that is not an Assumed Benefit Plan) shall instead be provided pursuant to an employee benefit plan maintained by Purchaser or one of its Affiliates.

(f) Assumption of Assumed Benefit Plans. From and after the applicable Closing Date, Purchaser shall, or shall cause its Affiliates to, assume and honor the Assumed Benefit Plans identified in Section 12.01(f) of the Seller Disclosure Letter or otherwise expressly assumed under this Article XII, as in effect as of the applicable Closing Date and all obligations, liabilities and commitments thereunder, regardless of whether such obligations, liabilities or commitments arise before, on or after the applicable Closing Date. Except as otherwise specifically provided in this Agreement, each Covered Employee shall, effective as of the applicable Transfer Time, cease to accrue any additional benefits in any Seller Benefit Plan that is not an Assumed Benefit Plan. Except as specifically provided in this Article XII, Seller shall retain all obligations, liabilities and commitments with respect to Seller Benefit Plans and all other employment and employee compensation and benefit plans, policies, agreements and arrangements of Seller and its Subsidiaries (other than any plan, arrangement or policy of the Business mandated by applicable Law), in each case that are not Assumed Benefit Plans.

(g) Certain Welfare Benefit Plan Matters. (i) Without limiting the generality of Section 12.01(f), a Covered Employee shall cease participation in the employee welfare benefit plans of Seller that are not Assumed Benefit Plans effective as of the applicable Transfer Time. Without limiting the generality of Section 12.01(b), no later than the applicable Closing Date, Purchaser shall, or shall cause its Affiliates to, have in effect welfare benefit plans that provide an appropriate level (as determined by Purchaser and sufficient to satisfy any applicable collective bargaining agreement assumed by Purchaser pursuant to this Agreement) of life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group welfare benefits (the “Purchaser Welfare Plans”) for Transferred Employees (and their eligible dependents). Purchaser shall, and shall cause its third party insurance providers to, (A) waive or deem satisfied all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees (and their eligible dependents) under the Purchaser Welfare Plans to the extent waived or satisfied under the applicable corresponding Seller Benefit Plans immediately prior to the applicable Transfer Time and (B) provide each Transferred Employee and his or her eligible dependents with credit under Purchaser Welfare Plans for any co-payments and deductibles paid under corresponding Seller Benefit Plans prior to the applicable Transfer Time in the calendar year in which the applicable Transfer Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Purchaser Welfare Plans in which the Transferred Employee participates.

(ii) Except as otherwise required under applicable Law and notwithstanding any other provision of this Agreement to the contrary, Seller shall be responsible, in accordance with its applicable welfare plans in effect prior to the applicable Closing Date, for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, by a Transferred Employee (or, if applicable, such Transferred Employee’s eligible dependents) under such plans prior to such Transferred Employee’s Transfer Time, except that Purchaser shall be responsible for such claims to the extent (A) such claims are insured under an insurance policy in respect of which Purchaser or one of its Affiliates becomes the beneficiary and for which the premium has been paid by Seller and its Affiliates or (B) such claims relate to an Assumed Benefit Plan. Except as otherwise required under applicable Law, Purchaser shall be responsible in accordance with the applicable Purchaser Welfare Plans for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred by a Transferred Employee (or, if applicable, such Transferred Employee’s eligible dependents), from and after such Transferred Employee’s Transfer Time. Except as otherwise provided under applicable Law, for purposes of this Section 12.01(g)(ii), a claim shall be deemed to be incurred as follows: (1) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, accident or illness giving rise to such benefits and (2) health, dental and prescription drug benefits (including in respect of any hospital confinement), upon provision of the related services, materials or supplies.

(iii) Seller and its Affiliates shall be responsible for all claims for workers’ compensation benefits that are incurred prior to the applicable Closing Date by Transferred Employees that are payable under the terms and conditions of Seller’s workers’ compensation programs (“Workers Comp Claims”), except that Purchaser and its Affiliates shall be responsible for Workers Comp Claims to the extent such claims (or a reserve related thereto) are reflected on the relevant Closing Statement as a Closing Workers Comp Accrual, regardless of whether the actual amount of such claims is greater or less than the value of the reserve related thereto that is reflected on the relevant Closing Statement as a Closing Workers Comp Accrual. Purchaser and its Affiliates shall be responsible for all claims for workers’ compensation benefits that are incurred from and after the applicable Closing Date by Transferred Employees, including with respect to claims by Transferred Employees who became eligible for workers’ compensation benefits prior to the applicable Closing Date. A claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (a “Workers’ Compensation Event”). Subject to the first sentence of this Section 12.01(g)(iii), if a Workers’ Compensation Event occurs over a period both preceding and following the applicable Closing Date, the claim shall be the joint responsibility and liability of Seller and Purchaser and shall be equitably apportioned between Seller and Purchaser based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the applicable Closing Date.

(h) Vacation. For purposes of determining the number of vacation days to which each Transferred Employee shall be entitled during the calendar year in which the applicable Transfer Time occurs, Purchaser shall, or shall cause its Affiliates to, honor all vacation days earned but not yet taken by such Transferred Employee as of the applicable Transfer Time. Without limiting the generality of the foregoing provision or of Section 12.01(b), following the applicable Transfer Time and during the Continuation Period, Purchaser and its Affiliates shall maintain for the benefit of each Transferred Employee a vacation policy or program that is no less favorable to such Transferred Employee than the vacation policy or program of Seller or its Affiliates that was applicable to such Transferred Employee immediately prior to the applicable Closing Date (taking into account for such purpose such Transferred Employee’s service with Seller and its Affiliates prior to the applicable Transfer Time and any additional service with Purchaser and its Affiliates from and after the applicable Transfer Time).

SECTION 12.02. Special U.S. Provisions. Notwithstanding the provisions of Section 12.01, references to “Covered Employees” and “Transferred Employees” in this Section 12.02 shall refer to Covered Employees or Transferred Employees, as the case may be, who, immediately prior to the applicable Closing Date, are primarily based in the United States (including Puerto Rico).

(a) Defined Contribution Plans. Without limiting the generality of Section 12.01(b), effective as of the applicable Closing Date, Purchaser shall, or shall cause its Affiliates to, have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser 401(k) Plan”) providing benefits as of the applicable Transfer Time to the Transferred Employees participating in any tax-qualified defined contribution plan sponsored by Seller or any of its Affiliates (collectively, the “Seller 401(k) Plan”) immediately prior to the applicable Transfer Time. As soon as practicable following (i) the presentation to Seller of (A) an Internal Revenue Service letter of determination that the Purchaser 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code and (B) a certificate, in form and substance reasonably satisfactory to Seller, certifying that (1) the aforementioned letter of determination has not been revoked and (2) to the knowledge of Purchaser, no event has occurred or is reasonably expected to occur that would cause the Purchaser 401(k) Plan to cease to satisfy the requirements of Section 401(a) of the Code or cause the trust forming a part thereof to cease to satisfy the requirements of Section 501(a) of the Code, (ii) the completion of all blackout periods for the Seller 401(k) Plan and (iii) the presentation to Seller of instructions for the transfer of the assets of the Seller 401(k) Plan to the trustee of the Purchaser 401(k) Plan, Seller shall cause to be transferred to the Purchaser 401(k) Plan the assets and liabilities from the Seller 401(k) Plan for the Transferred Employees (excluding those employees who retired effective on or prior to the date of transfer, except as otherwise elected by said retiree) in accordance with applicable requirements of the Code. Purchaser shall administer the accounts of Transferred Employees in the Purchaser 401(k) Plan in accordance with all applicable requirements of the Code. Such transfer of assets shall consist of cash, cash equivalents or participant loan receivables equal to all the accrued benefit liabilities in the Seller 401(k) Plan for the Transferred Employees and their respective beneficiaries, including accrued benefit liabilities arising under any applicable qualified domestic relations order. Purchaser shall direct the trustee of the Purchaser 401(k) Plan to accept such transfer of assets and liabilities from the Seller 401(k) Plan. Upon such transfer of assets, the Purchaser 401(k) Plan shall assume the accrued benefit liabilities under the Seller 401(k) Plan solely with respect to the amount of the transferred accrued benefits with respect to the Transferred Employees and Seller shall not have any further accrued benefit liability under the Seller 401(k) Plan with respect to the amount of accrued benefits transferred to the Purchaser 401(k) Plan for said Transferred Employees and their respective beneficiaries; provided, however, that Purchaser shall not assume, and Seller shall retain, all liabilities with respect to the Seller 401(k) Plan other than such accrued benefit liabilities. In order to implement this Section 12.02(a), Purchaser and Seller shall cooperate in the exchange of information, notification to Transferred Employees, and in the preparation of any documentation required to be filed with any governmental agency. Without limiting the generality of the foregoing, Seller shall promptly provide Purchaser with such documents and other information as Purchaser shall reasonably request to assure itself that the trust-to-trust transfer described herein may be accepted into the Purchaser 401(k) Plan in accordance with applicable Law. For the avoidance of doubt, Seller shall 100% vest or cause to be 100% vested, as of the applicable Closing Date, the accounts under the Seller 401(k) Plan for all Transferred Employees.

(b) Nonqualified Deferred Compensation Plans. Notwithstanding any other provision of this Agreement to the contrary, Seller shall retain all liabilities, obligations and commitments with respect to the Covered Employees under any defined benefit or defined contribution plan that is a nonqualified deferred compensation plan sponsored, maintained or contributed to by Seller and its Affiliates as of the applicable Closing Date (a “Nonqualified Deferred Compensation Plan”). Seller and its Affiliates shall 100% vest or cause to be 100% vested, as of the applicable Closing Date, the benefits under each Nonqualified Deferred Compensation Plan for each Transferred Employee, but only to the extent that such Nonqualified Deferred Compensation Plan is a defined contribution plan. Seller shall make payments to Covered Employees with vested rights under any Nonqualified Deferred Compensation Plan promptly following the applicable Transfer Time, unless the timing of such payments must be delayed under the terms of the applicable Nonqualified Deferred Compensation Plan. Notwithstanding the foregoing, all payments described in this Section 12.02(b) shall be made at a time and in a manner that complies with Section 409A of the Code, to the extent applicable, and all other applicable Laws.

(c) U.S. Transferred Subsidiary DB Plans. Effective as of 12:01 a.m. on the applicable Closing Date, Purchaser will cause the relevant Transferred Subsidiary to continue the sponsorship of each Seller Pension Plan set forth in Section 12.02(c) of the Seller Disclosure Letter that is maintained by a Transferred Subsidiary as of the Initial Closing Date (each, a “U.S. Transferred Subsidiary DB Plan”). Prior to the Initial Closing Date, Seller shall establish a stand-alone trust with respect to the U.S. Transferred Subsidiary DB Plans (the “U.S. Transferred Subsidiary Pension Trust”) for purposes of holding the assets of each U.S. Transferred Subsidiary DB Plan and shall transfer the assets of each U.S. Transferred Subsidiary DB Plan to the U.S. Transferred Subsidiary Pension Trust in accordance with ERISA. As of the applicable Closing Date, the assets held by the U.S. Transferred Subsidiary Pension Trust shall consist solely of cash, cash equivalents and marketable securities in accordance with the asset allocation methodology specified in Section 12.02(c) of Seller’s Disclosure Letter.

(d) Other Defined Benefit Plans. Prior to the Initial Closing Date, Seller shall cause each U.S. tax-qualified or nonqualified defined benefit pension plan sponsored by the Transferred Subsidiaries that is not a U.S. Transferred Subsidiary DB Plan to be transferred from the Transferred Subsidiary to the Seller or one or more of its Subsidiaries other than the Transferred Subsidiaries and to cause all Transferred Subsidiaries to cease to be a sponsor of all U.S. tax-qualified defined benefit pension plans and all defined benefit plans that are Nonqualified Deferred Compensation Plans, other than the U.S. Transferred Subsidiary DB Plans. Each Transferred Employee who is an active participant as of the applicable Closing Date in a U.S. tax-qualified or nonqualified defined benefit pension plan sponsored by Seller or its Affiliates that is not a U.S. Transferred Subsidiary DB Plan (each, a “U.S. Retained DB Plan”) shall, as of the applicable Transfer Time, cease accruing benefits under such U.S. Retained DB Plan, and service with any employer following the applicable Transfer Time shall not be taken into account for any purpose under such U.S. Retained DB Plan. Notwithstanding any other provision in this Agreement to the contrary, following the applicable Transfer Time, Seller or its Affiliates shall retain, or shall cause the U.S. Retained DB Plans to retain, all assets (if any) and liabilities that relate to benefits accrued by Transferred Employees prior to the applicable Transfer Time under the U.S. Retained DB Plans and shall make payments to Transferred Employees with vested rights thereunder, in accordance with the terms of the applicable U.S. Retained DB Plan. Each of Seller and Purchaser agrees to take the actions described in Section 12.02(d) of the Seller Disclosure Letter.

(e) Teamsters Pension Plan. (i) Purchaser, Seller and their respective Affiliates shall take all steps necessary under Section 4204 of ERISA so that the transactions contemplated by this Agreement will not constitute a partial or complete withdrawal from the Teamsters Pension Plan. Purchaser and Seller acknowledge and agree that the sale of the Business constitutes a bona fide, arm’s length sale of assets between unrelated parties, and the parties intend that this Agreement be covered by and satisfy all of the requirements of Section 4204 of ERISA. In accordance with Section 4202 of ERISA, from and after the applicable Closing Date, Purchaser will be obligated to contribute to the Teamsters Pension Plan for substantially the same number of contribution base units for which Seller and its Affiliates had an obligation to contribute thereto prior to the applicable Closing Date. Purchaser shall, or shall cause its Affiliates to, make such contributions on a timely basis.

(ii) During the period commencing on the first day of the plan year of the Teamsters Pension Plan following the applicable Closing Date and ending on the expiration of the fifth such plan year (the “Contribution Period”), Purchaser shall, or shall cause its Affiliates to, provide to the Teamsters Pension Plan either a bond, letter of credit or an escrow in an amount and manner meeting the requirements of Section 4204(a)(1)(B) of ERISA. Notwithstanding anything contained herein to the contrary, Purchaser and its Affiliates shall not be obligated to provide any bond, letter of credit or escrow required herein in the event and to the extent Purchaser and its Affiliates satisfy the criteria necessary for a variance under 29 U.S.C. § 4204.12 or 4204.13, or obtain from the PBGC a proper variance or exemption under Section 4204(c) of ERISA and the applicable regulations thereunder, provided that any and all requirements of such variance or exemption are met. Seller agrees to cooperate with Purchaser in connection with any application for such a variance or exemption made by Purchaser to the PBGC, and in connection with any attempt by Purchaser to demonstrate to the Teamsters Pension Plan that the criteria for a variance have been satisfied.

(iii) If, at any time during the Contribution Period, Purchaser withdraws from the Teamsters Pension Plan in a complete withdrawal, or a partial withdrawal with respect to operations covered by the applicable collective bargaining agreement, Purchaser will be primarily liable to the Teamsters Pension Plan and Seller will be secondarily liable for any withdrawal liability Seller would have had to the Teamsters Pension Plan with respect to the operations (but for the provisions of Section 4204 of ERISA) if the withdrawal liability of Purchaser with respect to the Teamsters Pension Plan is not paid, it being understood that any such liability would constitute an Assumed Liability with respect to which Seller would be entitled to full indemnification from Purchaser. Purchaser agrees to provide Seller with reasonable advance notice of any action or event which could result in the imposition of withdrawal liability contemplated herein, and in any event Purchaser shall immediately furnish Seller with a copy of any notice of withdrawal liability it may receive with respect to the Teamsters Pension Plan, together with all the pertinent details. If any such withdrawal liability is assessed against Purchaser, Purchaser further agrees to provide Seller with reasonable advance notice of any intention on the part of Purchaser not to make full payment of any withdrawal liability when the same becomes due.

(f) U.S. Welfare Benefits Matters. (i) Seller and its Affiliates shall retain all obligations, liabilities and commitments, if any, of Seller and its Affiliates to Transferred Employees and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996, Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar applicable Laws, but only to the extent that such obligations, liabilities and commitments are as a result of a loss of health care coverage arising from qualifying events occurring prior to the applicable Transfer Time. Purchaser and its Affiliates shall be responsible for all such obligations, liabilities and commitments that are as a result of a loss of health care coverage arising from qualifying events occurring on or after the applicable Transfer Time.

(ii) Seller agrees to allow each Retiree Welfare Retained Employee to participate in, and receive benefits from, the post-retirement health, dental and life insurance plans of Seller and its Affiliates (collectively, the “Seller Retiree Welfare Plans”) upon such employee’s eligibility to commence benefits in accordance with the terms of such plans as in effect from time to time. Notwithstanding any provision of this Agreement to the contrary, (1) nothing herein shall prohibit Seller from amending, modifying or terminating any Seller Retiree Welfare Plan or prevent the application of any such amendment, modification or termination to any Retiree Welfare Retained Employee, (2) Purchaser shall provide, or cause its Affiliates to provide, the Retiree Welfare Retained Employees with welfare benefit coverage under Purchaser’s active employee welfare benefit plans on the same basis as such coverage is provided to other similarly situated Transferred Employees for so long as such Retiree Welfare Retained Employees remain actively employed with Purchaser or any of its Affiliates, (3) if the employment of any Retiree Welfare Retained Employee is involuntarily terminated, such Retiree Welfare Retained Employee shall be entitled to post-employment welfare benefit coverage pursuant to Purchaser’s severance plan that is applicable to such Retiree Welfare Retained Employee on the same basis as such coverage is provided to other similarly situated Transferred Employees who have been terminated, and (4) while a Retiree Welfare Retained Employee remains eligible for coverage under Purchaser’s plans in accordance with the preceding clauses (2) and (3), such Retiree Welfare Retained Employee shall not be permitted to receive post-retirement welfare benefits pursuant to the Seller Retiree Welfare Plans. None of Purchaser, any of its Affiliates or any benefit plan or arrangement maintained by Purchaser or its Affiliates will have any liabilities or obligations to provide post-retirement welfare benefits to Covered Employees who retire prior to the applicable Closing Date.

(g) WARN. Purchaser shall assume liability for, and shall fully indemnify and hold harmless Seller and its Affiliates with respect to, any liabilities incurred by Seller and its Affiliates pursuant to the Worker Adjustment and Retraining Notification Act, as amended, and any similar statute in connection with any Covered Employee, to the extent such liability arises from actions of Purchaser or its Affiliates.

(h) Employment Tax Reporting Responsibility. Purchaser and Seller hereby agree to follow the alternate procedure for United States employment tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-35. Accordingly, Seller shall have no United States employment tax reporting responsibilities, and Purchaser shall have full United States employment tax reporting responsibilities, for Transferred Employees following the close of business on the applicable Closing Date.

SECTION 12.03. Special Non-U.S. Provisions. Notwithstanding the provisions of Section 12.01, references to “Transferred Employees” in this Section 12.03 shall refer to Transferred Employees who, immediately prior to the applicable Closing Date, are primarily based outside the United States.

(a) Continuation of Compensation and Benefits. Notwithstanding Section 12.01 or any other provision of this Agreement, in the event that the applicable Laws of any country or any applicable works council agreement or collective bargaining agreement require Purchaser or its Affiliates (i) to maintain the same Terms and Conditions of Employment (as defined below) that relate to any Transferred Employee following the applicable Transfer Time or (ii) to continue or cause to be continued any employment contract of any Transferred Employee, in the case of clauses (i) and (ii), Purchaser shall maintain, or cause to be maintained, the same Terms and Conditions of Employment that relate to such Transferred Employee or shall continue, or cause to be continued, such Transferred Employee’s employment contract for the period required under applicable Law. “Terms and Conditions of Employment” shall mean the rights of Transferred Employees according to their individual terms and conditions of employment with Seller and its Affiliates immediately prior to the applicable Transfer Time and, where applicable, under collective agreements, including any collective bargaining, company or shop agreements and any arrangements based on works customs and unilateral undertakings, if and to the extent they provide to a Transferred Employee direct and enforceable causes of action against the employer.

(b) Assumed Foreign Pension Plans. Effective as of 12:01 a.m. on the applicable Closing Date, Purchaser or one of its Affiliates shall assume sponsorship of, or Purchaser shall cause the relevant Transferred Subsidiary to continue the sponsorship of, as applicable, the Assumed Pension Plans set forth in Section 12.03(b) of the Seller Disclosure Letter and each other Seller Pension Plan that is sponsored by a Transferred Subsidiary (each, an “Assumed Foreign Pension Plan”), and Seller shall assign or cause to be assigned to Purchaser or one of its Affiliates each stand-alone trust or other funding arrangement (and all related assets) that does not transfer to Purchaser or its Affiliates automatically under applicable Law (including as a result of the acquisition by Purchaser of all the outstanding capital stock and other equity interests of a Transferred Subsidiary) with respect to an Assumed Foreign Pension Plan.

(c) Assumption of Canadian Plan Assets Invested in Master Trust. The parties acknowledge that the assets of the Canadian Transferred Pension Plans are invested in a master trust fund maintained by Seller (the “Canadian Master Trust Fund”). Prior to the Closing Date, Seller shall cause the interests held in the Canadian Master Trust Fund which are referable to the Canadian Transferred Pension Plans to be redeemed by the participating trust funds maintained for the Canadian Transferred Pension Plans in cash or, with the consent of both Seller and Purchaser, in specie, calculated in accordance with the usual rules for determining redemption values applicable to other pension plans administered by Seller and which are invested in the Canadian Master Trust Fund in effect and in existence at the time of the redemption. As of the applicable Closing Date, the assets held by the Canadian Pension Trusts shall consist solely of cash, cash equivalents and marketable securities in accordance with the asset allocation methodology specified in Section 12.03(c) of the Seller Disclosure Letter. Forthwith after the applicable Closing Date, Seller shall provide to the Purchaser such books, records and other pertinent data and information as Purchaser may reasonably require to operate and administer the Canadian Transferred Pension Plans and to review the determination of unit values under the Canadian Master Trust Fund.

SECTION 12.04. Assumed Pension Plans. (a) Seller shall deliver to Purchaser a statement setting forth the Estimated Accrued German Pension Liability on or prior to the date that the applicable Closing Statement is delivered by Seller to Purchaser in accordance with Section 4.03(a).

(b) The Actual Accrued Pension Liability in respect of each Assumed Pension Plan shall be determined by a qualified actuary designated by Seller (the “Seller Actuary”) and shall be delivered to Purchaser, together with the information set forth on Section 12.04(b) of the Seller Disclosure Letter (such calculation and information, the “Pension Calculation Information”), not later than 90 days following the applicable Closing Date. Purchaser shall have the right to appoint an independent actuary (the “Purchaser Actuary”) for the purpose of verifying the calculation of the Actual Accrued Pension Liability in respect of such Assumed Pension Plan. Within 15 days following receipt of the Pension Calculation Information, the Purchaser Actuary shall notify the Seller Actuary in writing if any portion of the Pension Calculation Information is missing. If Seller Actuary does not receive such written notice from the Purchaser Actuary during such period, then the Purchaser Actuary shall be deemed to have received all Pension Calculation Information on the date that the Pension Calculation Information was delivered to Purchaser. The Seller Actuary shall promptly (and in any event within 15 days following the date of a request) deliver to the Purchaser Actuary such additional supporting documents and information as the Purchaser Actuary may reasonably request. Within the later of (i) 60 days following receipt by the Purchaser Actuary of all Pension Calculation Information, and (ii) 15 days after receipt of all additional supporting documents requested within 30 days after the receipt of all Pension Calculation

Information, Purchaser shall notify Seller in writing if the Purchaser Actuary disagrees with the determination of the Seller Actuary. If any such disagreement is not resolved to the satisfaction of Seller and Purchaser within 30 days of Seller’s receipt of such written notification from Purchaser (or within such longer period as Seller and Purchaser shall mutually agree), a Corporate Vice President (or higher level officer) of each party shall endeavor to resolve the dispute during the 30-day period that follows the end of such 30-day (or longer) period. Except as otherwise set forth in this Section 12.04(b), if such dispute remains unresolved at the end of such 30-day period, either Seller or Purchaser may elect to have the calculation submitted for arbitration by a third independent actuary mutually acceptable to Seller and Purchaser, who shall be entitled to the privileges and immunities of an arbitrator, and whose determination shall be conclusive, final and binding and have the force and effect of an arbitral award. The fees and expenses of such third independent actuary will be shared equally by Purchaser and Seller. Notwithstanding any of the foregoing provisions relating to arbitration of disputes, in the event that, after the Actual Accrued Pension Liability calculations with respect to all Assumed Pension Plans in any country have been delivered by the Seller Actuary to the Purchaser Actuary, the aggregate amount in controversy is less than 5% of the aggregate Actual Accrued Pension Liability with respect to all such Assumed Pension Plans, then any dispute that remains unresolved following the last 30-day period referenced in this Section 12.04(b) shall not be submitted to arbitration and instead, the parties shall be deemed to have agreed to settle the dispute for an amount equal to one-half of the amount in controversy.

(c) In the event that the Actual Pension Amount in respect of an Assumed Pension Plan is a negative number, Seller shall make a cash payment to Purchaser in an amount equal to the absolute value of such Actual Pension Amount. In the event that the Actual Pension Amount in respect of an Assumed Pension Plan is a positive number, Purchaser shall make a cash payment to Seller in an amount equal to such Actual Pension Amount. In each case, the payment shall be made within 30 days following the final date on which the determination with respect to the Actual Accrued Pension Liability with respect to such Assumed Pension Plan is made in accordance with Section 12.04(b), and the party entitled to receive the payment with respect to such Actual Pension Amount shall also be entitled to interest on such amount in respect of the applicable Pension Interest Period at a rate equal to the rate of interest used to determine the Accrued Pension Liability with respect to such Assumed Pension Plan. In the case of any Assumed Pension Plan the assets of which are held by a trust or other funding vehicle, in the event that the Actual Pension Amount with respect to such Assumed Pension Plan is a negative number, Purchaser shall be required to contribute the absolute value of such Actual Pension Amount plus the interest received with respect thereto to the trust or other funding vehicle with respect to such Assumed Pension Plan at the earliest time(s) as may be so contributed without disallowance of any otherwise available tax deduction or credit or other tax asset; provided, however, that the portion of the absolute value of the negative Actual Pension Amount and interest relating thereto that Purchaser shall be required to contribute to such trust or other funding vehicle shall be reduced by the amount (if any) that Purchaser contributes to the applicable trust or other funding vehicle in respect of the Accrued Pension Liability prior to the date on which payment with respect to the Actual Pension Amount is made by Seller in accordance with this Section 12.04(c).

(d) On and after the applicable Closing Date, Seller and its Subsidiaries shall have no further obligation to provide any participant in an Assumed Pension Plan with benefits with respect to such Assumed Pension Plan. Without limiting the generality of Section 12.01(b), during the Continuation Period, Purchaser shall maintain, or shall cause its Affiliates to maintain, each Assumed Pension Plan on terms (including, but not limited to, benefit accrual formulas and eligibility for retirement and early retirement subsidies) at least as favorable with respect to each Transferred Employee who participated in such Assumed Pension Plan immediately prior to the applicable Transfer Time as those in effect with respect to such Transferred Employee as of the applicable Transfer Time. In all events in which a transfer of the assets from a trust or other funding arrangement with respect to a Seller Benefit Plan is made under this Section 12.04 to a trust or other funding arrangement with respect to an Assumed Pension Plan, (i) Purchaser shall not cause a reversion of such assets for a period of three years following the applicable Closing Date or, if longer, the period during which such reversion is prohibited under applicable Law and (ii) Purchaser shall not take any action to reduce any vested benefits that accrued prior to the applicable Closing Date under any Assumed Pension Plan.

(e) Seller and its Affiliates shall be responsible for satisfying any and all governmental reporting and disclosure requirements applicable to each Assumed Pension Plan with respect to plan years ending prior to the applicable Closing Date and Purchaser and its Affiliates shall be responsible for satisfying any and all governmental reporting and disclosure requirements with respect to plan years ending on or after the applicable Closing Date.

SECTION 12.05. Administration. (a) Following the date of this Agreement, Seller and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article XII, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law), and in obtaining any governmental approvals or the approval of unions, staff associations or any other body representing employees that is recognized by Seller and its Affiliates, in each case to the extent required hereunder.

(b) From and after the date hereof and prior to the applicable Closing Date, Seller shall provide Purchaser with reasonable access to Covered Employees (including permitting Purchaser to meet with or make presentations to Covered Employees in groups) for purposes of communicating with such Covered Employees regarding compensation and benefits to be provided by Purchaser and its Affiliates to such Covered Employees (and their eligible dependents and beneficiaries) from and after the applicable Closing, and permitting Transferred Employees to enroll in post-Closing benefit plans; provided that (i) Purchaser shall provide to Seller a reasonable opportunity to review and comment upon all written communications to Covered Employees during such pre-Closing period, (ii) Seller shall be permitted to be present for each meeting between Purchaser and any Covered Employee that occurs prior to the applicable Closing Date, (iii) Purchaser shall provide Seller with reasonable notice in advance of any such meeting and (iv) such access shall occur at times that are reasonably acceptable to Seller. Seller shall, if so requested by Purchaser, encourage Covered Employees to attend any such meetings.

ARTICLE XIII

Indemnification

SECTION 13.01. Tax Indemnification. (a) From and after the applicable Closing, Seller shall indemnify Purchaser and its Affiliates (including the Transferred Subsidiaries) against and hold them harmless from any Loss to the extent attributable to:

(i) any Taxes imposed on or with respect to any Transferred Subsidiary (or for which any Transferred Subsidiary is otherwise liable), as the case may be, with respect to any Pre-Closing Date Tax Period (including, for the avoidance of doubt, any interest, penalty or addition to Tax accruing after the Closing Date on any Taxes for which Seller is liable under this Section 13.01(a)(i)), including any such liability arising under principles of transferee or successor liability,

(ii) Taxes, including Taxes arising under the provisions of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), arising by virtue of any Transferred Subsidiary, on or prior to the applicable Closing Date, having been a member of a consolidated, affiliated, combined or unitary group that had a common parent of Alcoa, Inc. or any Affiliate thereof (other than a Transferred Subsidiary),

(iii) Income Taxes arising from any Transferred Subsidiary including any income or gain in any Post-Closing Date Tax Period under Section 453 of the Code (or any similar provision of state, local or foreign Law) in respect of any transaction occurring prior to the applicable Closing,

(iv) Taxes arising from or attributable to any Post-Signing Restructuring Action other than (A) any such Taxes for a Post-Closing Date Tax Period arising from or attributable to Purchaser or any of its Affiliates (including any Transferred Subsidiary) having a lower Tax basis in any Acquired Asset or in the stock of any Transferred Subsidiary than would otherwise have existed if no Post-Signing Restructuring Actions had been undertaken, (B) any such Taxes for a Post-Closing Date Tax Period that would not have arisen but for any action taken by the Purchaser or any of its Affiliates (including any Transferred Subsidiary) other than in the ordinary course of business (and, for the avoidance of doubt, any restructuring conducted by Purchaser or any of its Affiliates (including any Transferred Subsidiary) after the applicable Closing shall not be in the ordinary course) and (C) any such Taxes for a taxable period (or portion thereof) beginning after December 31, 2008,

(v) withholding Taxes imposed on the payment of any consideration (including through the assumption of debt or any amount treated as an adjustment to the Worldwide Purchase Price for Tax purposes) by Purchaser or any of its Affiliates to Seller or any of its Affiliates pursuant to this Agreement or any other Transaction Agreement which Purchaser failed to withhold or any other Taxes arising from the transactions contemplated by Section 7.12, 10.05 or 10.06 of this Agreement,

(vi) Taxes arising from any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) arising from the manner in which any item was reported for a taxable period (or portion thereof) ending on or prior to the applicable Closing,

(vii) Taxes of any Selling Company (other than non-Income Taxes with respect to any Acquired Asset for a Post-Closing Date Tax Period) or with respect to any Acquired Asset for a Pre-Closing Date Tax Period,

(viii) Taxes arising as a result of any inclusion under Section 951(a) of the Code (or any similar or corresponding provision of state or local Tax law) with respect to any Transferred Subsidiary attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code (or any similar or corresponding provision of state or local Tax law), received or accrued on or prior to the applicable Closing Date or (B) the holding of “United States property,” within the meaning of Section 956 of the Code (or similar or corresponding provision of state or local Tax Law), on or prior to the applicable Closing Date, computed, in each case, based on the amount of such Taxes that would be payable with respect to any Transferred Subsidiary if the relevant Tax period ended on the applicable Closing Date,

(ix) Taxes resulting from a breach of any Tax-related covenants contained in this Agreement (including, for the avoidance of doubt, the covenants contained in Section 7.03) by Seller or any Affiliate of Seller (other than any Transferred Subsidiary), or, prior to the applicable Closing, by any Transferred Subsidiary,

(x) incremental U.S. Taxes arising from any Acquired Asset of the U.S. Country Unit having a “carryover” Tax basis due to the application of Treasury Regulation § 1.338-8(f) (but only if and to the extent the application of such Treasury Regulation § 1.338-8(f) attributable to any action occurring before the applicable Closing),

(xi) any obligation to indemnify or hold harmless any Person (other than a Transferred Subsidiary) for Taxes (A) pursuant to any M&A Contract to which any Transferred Subsidiary was a party on or prior to the applicable Closing Date or (B) pursuant to any M&A Contract assumed or assigned to Purchaser or any of its Affiliates under this Agreement or under any other Transaction Agreement, and

(xii) Taxes arising from the purchase and sale hereunder of a 5% interest in Grupo Alcoa, S. de R.L. de C.V. and any Taxes arising from the Mexican 338 Elections.

Purchaser and Seller agree that the amount of Seller’s and its Affiliates’ obligations under this Section 13.01(a) shall (i) not be reduced as a result of any net operating loss, net capital loss or other Tax credit or benefit of any Transferred Subsidiary that is attributable to, arises from or relates to any Post-Closing Date Tax Period and (ii) be reduced as a result of any net operating loss, net capital loss or other Tax credit or benefit of any Transferred Subsidiary that is attributable to, arises from or relates to any Pre-Closing Date Tax Period (but only if and to the extent that any such Tax benefit actually reduces any Tax for which Seller is otherwise responsible under this Section 13.01(a)).

Notwithstanding anything contained in this Section 13.01, Seller shall not be liable under this Section 13.01 for any liability to the extent attributable to or resulting from (i) Taxes covered by Section 14.05 or (ii) a breach by Purchaser or an Affiliate of Purchaser (other than the Transferred Subsidiaries), or, after the applicable Closing, by any of the Transferred Subsidiaries, of any Tax-related covenant contained in this Agreement. Purchaser and Seller further agree with respect to this Section 13.01(a) that Seller shall not indemnify Purchaser and its Affiliates (including the Transferred Subsidiaries) against and hold them harmless against any Loss attributable to U.S. federal, state, local and foreign payroll Taxes to the extent of the actual dollar amount of such Taxes included in Working Capital.

(b) From and after the applicable Closing, Purchaser shall cause the Transferred Subsidiaries to indemnify Seller and its Affiliates against and hold them harmless from any Loss to the extent attributable to (i) any Taxes imposed on or with respect to the Transferred Subsidiaries (or for which any Transferred Subsidiary is otherwise liable) for any Post-Closing Date Tax Period, (ii) any Taxes resulting from a breach of any Tax-related covenant contained in this Agreement by Purchaser or any Affiliate of Purchaser (other than the Transferred Subsidiaries) or, after the applicable Closing, by any Transferred Subsidiary and (iii) any Taxes relating solely to the Acquired Assets for any Post-Closing Date Tax Periods.

Notwithstanding anything contained in this Section 13.01, Purchaser shall not be liable under this Section 13.01 for any liability to the extent attributable to (i) Taxes covered by Section 14.05, (ii) Losses for which indemnity is required under Section 13.01(a) or 13.02, (iii) any Taxes for which a gross-up payment is required by Seller under Section 13.04(ii) (or which are otherwise taken into account under Section 13.04), or (iv) a breach by Seller or any Affiliate of Seller (other than a Transferred Subsidiary), or, prior to the applicable Closing, any Transferred Subsidiary, or any covenant contained in Section 14.02.

(c) In the case of any Taxes that are payable for a Straddle Tax Period, to the extent permitted by law or administrative practice, the taxable year of a Transferred Subsidiary that includes the applicable Closing Date shall be treated as closing on (and including) such Closing Date, so long as doing so does not have any material adverse impact on such Transferred Subsidiary. In the case of any Tax that is payable for a Straddle Tax Period that is not treated under the preceding sentence as closing on the applicable Closing Date, the portions of such Tax that relate to the Pre-Closing Date Tax Period shall be deemed to be:

(i) in the case of any property Tax, the amount of such Tax for the Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the Straddle Tax Period on or prior to the applicable Closing Date, and the denominator of which is the number of all days in the entire Straddle Tax Period; and

(ii) in the case of any Tax (other than any property Tax), the amount that would be payable if the relevant Tax period ended on the applicable Closing Date.

For the avoidance of doubt, for purposes of Section 13.01(c)(ii), in the case of any Income Tax attributable to the ownership of an entity that is taxed as a partnership or of any other entity that is treated as a “flow-through” entity for Tax purposes (excluding a “controlled foreign corporation” within the meaning of Section 957(a) of the Code), the portion of such Income Tax that relates to the Pre-Closing Date Tax Period shall be deemed to be the amount that would be payable if the relevant Tax period of such “flow-through” entity ended on the applicable Closing Date.

SECTION 13.02. Other Indemnification by Seller. From and after the Initial Closing, Seller shall, or shall cause the relevant Selling Companies to, indemnify Purchaser and its Affiliates against and hold them harmless from any Loss (other than any relating to the matters covered by the indemnification provisions set forth in Section 13.01) to the extent arising from (i) subject to Section 15.01, any breach of any representation or warranty of any Selling Company contained in this Agreement, it being understood that (x) such representations and warranties shall be interpreted (other than Sections 6.02, 6.04, 6.08, 6.10(b), 6.11(a), 6.15(a), 6.16(a), 6.17(a), 6.18, 6.19 and 6.20, the first sentence of Section 6.05, the final sentence of Section 6.13, clause (i)(B) of Section 6.14 and the definition of Material Contracts in Section 6.09) without giving effect to any limitations or qualifications of “materiality” (including the word “material”) or Business Material Adverse Effect set forth therein and (y) Purchaser and its Affiliates shall be deemed to not have incurred a Loss in connection with any such breach so long as and to the extent that the existence of such Loss was reflected in (A) the unaudited balance sheet of the “Closure Systems International” division as of June 30, 2007 or the combined unaudited balance sheet of the “Consumer Products”, “Flexible Packaging” and “Reynolds Food Packaging” divisions as of June 30, 2007 (each of which is a part of the Financial Statements) or (B) the finally determined Closing Statements; (ii)(A) any breach of any covenant of any Selling Company requiring performance prior to the Initial Closing or (B) any breach of any covenant of any Selling Company contained in this Agreement requiring performance after the Initial Closing; or (iii) any of the Excluded Liabilities; provided, however, that (w) the Selling Companies shall not be required to indemnify or hold harmless any person, and shall not have any liability, under clause (i) above (A) unless the aggregate of all Losses relating thereto for which the Selling

Companies would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to 1.5% of the Worldwide Purchase Price (the “Basket”), and then only to the extent of any such excess, (B) for any individual items where the Loss relating thereto is less than the Indemnification Minimum Claim Amount (and such items shall not be aggregated for purposes of clause (A) above) and (C) for any Loss in excess of 20% of the Worldwide Purchase Price (the “Cap”), (x) the foregoing limitations provided in clause (w) shall not apply to any Losses related to any breach of any representation or warranty contained in Section 6.03(a), Section 6.08(a), Section 6.09(b), Section 6.15(c), Section 6.16(b), 6.16(f) or Section 6.18(a), provided that the Selling Companies shall not be required to indemnify or hold harmless any person, and shall not have any liability, under such Sections unless the aggregate of all Losses relating thereto for which the Selling Companies would, but for this proviso, be liable exceeds on a cumulative basis the Deductible, and then only to the extent of any such excess, (y) the Selling Companies shall not be required to indemnify or hold harmless Purchaser or its Affiliates, and shall not have any liability to Purchaser or its Affiliates, with respect to matters arising under Environmental Laws to the extent (A) such liability arises out of any invasive investigation of environmental conditions (including drilling or sampling) undertaken by or on behalf of Purchaser other than as required by Environmental Laws or by a Governmental Entity or as reasonably required in connection with a third party claim or to respond to an emergency or (B) Purchaser or its Affiliates perform a remediation of environmental conditions otherwise indemnifiable under this Section 13.02 in excess of industrial cleanup standards or other applicable minimum standards, including, where applicable, standards based upon environmental land use restrictions and engineering controls (so long as such restrictions and controls do not unreasonably interfere with operations being conducted and are acceptable to the Governmental Entity overseeing the resolution of any environmental issue), or incurs costs in excess of those reasonably necessary to bring a condition into compliance with Environmental Laws or to satisfy the requirements of a Governmental Entity, and (z) the total amount in respect of which Seller and the Selling Companies shall be liable under this Agreement to indemnify Purchaser and its Affiliates shall not exceed the Worldwide Purchase Price. For the avoidance of doubt, any indemnification payment made by Purchaser to Seller and its Affiliates hereunder shall not be deemed a Loss for which Seller or any other Selling Company must indemnify Purchaser or its Affiliates.

SECTION 13.03. Other Indemnification by Purchaser. From and after the Initial Closing, Purchaser shall indemnify Seller and its Affiliates (and, with respect to clause (v) of this Section 13.03, their respective directors, officers, employees and representatives) against and hold them harmless from any Loss (other than any such Loss relating to the matters covered by the indemnification provisions set forth in Section 13.01) to the extent arising from (i) subject to Section 15.01, any breach of any representation or warranty of Purchaser or any of its Affiliates contained in this Agreement, (ii) any breach of any covenant of Purchaser or any of its Affiliates contained in this Agreement (including any failure to offer employment to, or continue the employment of, a Covered Employee in accordance with Section 12.01(a)), (iii) any of the Assumed Liabilities, (iv) the amendment, suspension or discontinuance of any Assumed Benefit Plan after the applicable Closing Date, (v) a Third Party Claim against Seller or any of its Affiliates or any of their respective directors, officers, employees and representatives in connection with the arrangement of the Debt Financing or any information utilized in connection therewith, (vi) any breach of any sublease entered into between Seller or its Subsidiaries and Purchaser with respect to any Leased Property or (vii) Seller’s payment of Purchaser’s obligations in respect of any Leased Property; provided, however, that (i) the total amount in respect of which Purchaser and its Affiliates shall be liable under this Agreement to indemnify Seller and its Affiliates shall not exceed the Worldwide Purchase Price and (ii) for the avoidance of doubt, any indemnification payment made by Seller or the relevant Selling Company to Purchaser and its Affiliates hereunder shall not be deemed a Loss for which Purchaser or its Affiliates must indemnify Seller or its Affiliates. Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall be exculpated from, and shall have no obligation under Section 13.02 in respect of, any Loss of Purchaser or any of its Affiliates to the extent arising from any Third Party Claim against Purchaser or any of its Affiliates related to or arising from Seller’s or its Affiliates’ cooperation with, or provision of information to, Purchaser or Purchaser’s Affiliates in connection with the Debt Financing or any refinancing thereof.

SECTION 13.04. Losses Net of Insurance, etc. The amount of any, Loss for which indemnification is provided under this Article XIII shall be (i) net of any amounts actually recovered or recoverable by the indemnified party under insurance policies with respect to such Loss, (ii) increased by any Tax cost (other than by reason of a loss of Tax basis) incurred by the indemnified party as a result of the receipt of the respective indemnity payment (as increased pursuant to this Section 13.04(ii)), and (iii) reduced to take account of any net Tax Benefit realized by the indemnified party arising from the incurrence or payment of any such Loss, which shall be computed by taking into account any loss of Tax basis resulting from the receipt of the related indemnification payments. In computing the amount of any such Tax Benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified loss, liability, cost or expense. The adjustments under this Section 13.04 shall be taken into account in determining whether the Cap and Basket have been met.

SECTION 13.05. Termination of Indemnification. The obligations to indemnify and hold harmless any party (i) pursuant to Section 13.01, shall terminate 60 days after expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver or extension thereof), (ii) pursuant to clause (i) of each of Sections 13.02 and 13.03, shall terminate when the applicable representation or warranty terminates pursuant to Section 15.01, (iii) pursuant to clause (ii)(A) of Section 13.02, shall terminate on the first anniversary of the Initial Closing Date, and (iv) pursuant to the other clauses of Sections 13.02 and 13.03, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a specific claim by delivering to the party claimed to be providing the indemnification a notice of such claim pursuant to Section 13.06 or 13.07, as the case may be, stating in reasonable detail the basis of such claim.

SECTION 13.06. Procedures Relating to Indemnification (Other Than Tax Claims). (a) In order for a person (the “indemnified party”) to be entitled to any indemnification pursuant to this Article XIII (other than under Section 13.01) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing of (and in reasonable detail regarding) the Third Party Claim promptly, and in any event within 30 Business Days, after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party promptly, and in any event within 10 Business Days, after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim (other than internal notices and documents or documents and notices between the indemnified party and its legal counsel).

(b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume and control the defense thereof with counsel selected by the indemnifying party reasonably acceptable to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ at its own expense counsel not reasonably objected to by the indemnifying party separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense and shall be empowered to make any settlement with respect to such Third Party Claim, subject to the remaining terms of this Section 13.06(b). The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than the period prior to the day on which the indemnified party gives notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate and shall cause their Affiliates to cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on any basis reasonably requested by the indemnifying party to provide additional information and explanation of any material provided hereunder or otherwise relating to the Third Party Claim, in each case subject to reimbursement of reasonable out-of-pocket expenses incurred in connection therewith. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of such Third Party Claim that the indemnifying party may recommend and that by its terms (or pursuant to a binding commitment of the indemnifying party) obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, in each case without admission of liability of the indemnified party or the grant of any relief other than money damages. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot reasonably be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

(c) In the event any indemnified party should have an indemnification claim against any indemnifying party under the Transaction Agreements that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim to the indemnifying party with reasonable promptness after an officer of the indemnified party has actual knowledge of the facts giving rise to such claim. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party, except to the extent that the indemnifying party has been actually prejudiced by such failure. Without limiting the right of an indemnified party to seek immediate equitable relief, if the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within 30 days, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(d) Seller and Purchaser shall cooperate with each other with respect to resolving any claim or liability with respect to which either such party is obligated to indemnify such other party hereunder or an Affiliate thereof, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability. In the event that Seller or Purchaser shall fail to make such commercially reasonable efforts to mitigate or resolve any claim or liability, then, notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person to the extent of any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Purchaser or Seller, as the case may be, had made such efforts.

(e) Notwithstanding anything herein to the contrary, with respect to any litigation, demand or claim that is an Excluded Liability listed in Section 2.02(c)(iii) of the Seller Disclosure Letter, Seller shall have sole control of the defense of such litigation, demand or claim and Purchaser shall not be entitled to participate in such defense.

(f) Tax Claims shall be governed by Section 13.07 and not by this Section 13.06.

SECTION 13.07. Procedures Relating to Indemnification of Tax Claims. (a) Each party entitled to an indemnity payment pursuant to Section 13.01 (a “Tax Indemnified Party”) agrees to give written notice to the indemnifying party (the “Tax Indemnitor”) of the receipt of any written notice by the Tax Indemnified Party or an Affiliate of such Tax Indemnified Party (including, in the case where Purchaser is the Tax Indemnified Party, any Transferred Subsidiary) which involves the assertion of any claim, or the commencement of any audit, suit, action or proceeding (collectively, a “Tax Claim”) in respect of which indemnity may be sought (an “Indemnifiable Tax”) within 30 Business Days of such receipt or such earlier time as would allow the Tax Indemnitor to timely respond to such Tax Claim; provided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Tax Indemnitor shall have been actually prejudiced as a result of such failure.

(b) The Tax Indemnitor shall, at its own expense, assume control of the defense of any Tax Claim for any Indemnifiable Tax. The Tax Indemnitor shall (i) notify the Tax Indemnified Party of significant developments with respect to such Tax Claim and keep the Tax Indemnified Party reasonably informed and consult with the Tax Indemnified Party with respect to any issue that reasonably could be expected to have an adverse effect on the Tax Indemnified Party or any of its Affiliates (including by giving rise to an indemnity obligation of the Tax Indemnified Party or any of its Affiliates), (ii) give to the Tax Indemnified Party a copy of any Tax adjustment proposed in writing with respect to such Tax Claim and copies of any other material correspondences with the relevant Taxing Authority with respect to such Tax Claim, and (iii) otherwise permit the Tax Indemnified Party to participate in all aspects of any proceedings relating to such Tax Claim at the Tax Indemnified Party’s own expense. The Tax Indemnitor shall not pay or compromise any Tax liability asserted with respect to any Tax Claim for any Indemnifiable Tax without the prior written consent of the Tax Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) Without limiting the generality of Section 14.03, the Tax Indemnified Party shall give the Tax Indemnitor such information with respect to any Tax Claim as the Tax Indemnitor may reasonably request. In addition, if, and to the extent required, the Tax Indemnified Party shall promptly execute and deliver, or cause to be executed and delivered by the relevant taxpayer, reasonable powers of attorney or other documents authorizing the Tax Indemnitor to defend and settle such Tax Claim in accordance with this Section 13.07.

(d) If a Tax Claim potentially involves both Taxes for which Seller would be required to indemnify Purchaser and its Affiliates (including the Transferred Subsidiaries) pursuant to Section 13.01 and other Taxes for which Seller would not be required to indemnify Purchaser and its Affiliates (including the Transferred Subsidiaries), Purchaser and Seller shall jointly control such Tax Claim, and cooperate in good faith in such control.

(e) The Tax Indemnitor may discharge, at any time, its indemnity obligations by paying the Tax Indemnified Party the amount of the applicable loss, (calculated as of the date that such payment can be made by the Tax Indemnified Party to the relevant Taxing Authority), so long as the Tax Indemnitor is actually able to satisfy the underlying Tax Claim by paying such amount to the relevant Taxing Authority.

SECTION 13.08. Exclusive Remedy. (a) Each party acknowledges and agrees that from and after the Initial Closing Date, other than in the case of actual fraud, the sole and exclusive remedy of such party and its Affiliates with respect to any and all claims under the Transaction Agreements (other than the Transition Services Agreement, the Metal Supply Agreement and the Scrap Metal Agreement) and the transactions contemplated thereby shall be pursuant to the indemnification provisions set forth in this Article XIII. In furtherance of the foregoing, each party hereby waives, and agrees to cause its Affiliates to waive, any and all rights, claims and causes of action they may have against any other party or any Affiliate thereof arising under or based upon any statutory or common law or otherwise (except pursuant to the indemnification provisions set forth in this Article XIII or in the case of actual fraud) to the extent relating to the transactions contemplated by the Transaction Agreements (other than the Transition Services Agreement, the Metal Supply Agreement and the Scrap Metal Agreement).

(b) No party shall be responsible for any indirect, incidental, punitive, special or consequential damages which arise out of, relate to or are a consequence of, the performance or nonperformance by such party under this Agreement (including, but not limited to, with respect to loss of profits, goodwill, business interruptions, anticipated savings or claims of customers), even if advised of the possibility of such damages, in each case except as may be payable to a claimant in a Third Party Claim.

SECTION 13.09. Tax Treatment of Certain Payments. Any indemnity payment hereunder and any payment made pursuant to Sections 7.06, 7.11, 9.07 or 9.08 shall be treated as an adjustment to the Worldwide Purchase Price for Tax purposes unless there is no reasonable basis for doing so under the applicable Tax law.

SECTION 13.10. No Duplicative Payments. Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under this Agreement, and this Agreement shall be construed accordingly.

ARTICLE XIV

Tax Matters

SECTION 14.01. Tax Returns; Tax Payments. (a) Seller shall prepare and, to the extent permitted by law, file, or cause to be prepared and, to the extent permitted by law, filed, all Tax Returns required to be filed by the Transferred Subsidiaries after the applicable Closing Date with respect to any Tax period that actually ends on or before such Closing Date.

(b) Following the applicable Closing, Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns for Straddle Tax Periods required to be filed by the Transferred Subsidiaries.

(c) Purchaser shall prepare and file, or cause to be prepared and filed, all other Tax Returns required to be filed by the Transferred Subsidiaries after the applicable Closing Date with respect to any Post-Closing Date Tax Period.

(d) Any refund (including interest paid thereon, to the extent received by the Transferred Subsidiary) paid or credited to a Transferred Subsidiary with respect to a Tax period that actually ends on or prior to the applicable Closing Date shall be for Seller’s account, except for any such refund attributable to any post-Closing deduction, loss, credit or similar benefit. The portion of any refund (including interest paid thereon, to the extent received by the Transferred Subsidiary) paid or credited to a Transferred Subsidiary and attributable to the pre-Closing portion of any Straddle Tax Period shall be for Seller’s account, except for any refund attributable to any post-Closing deduction, loss, credit or similar benefit. All other refunds shall be for Purchaser’s account. Purchaser or its Affiliates (including any Transferred Subsidiary) shall pay (or cause to be paid) to Seller the amount of any refund that is for Seller’s account, within five days after receipt thereof by Purchaser or any of its Affiliates (including the Transferred Subsidiaries). Any such payment shall be net of any incremental cost incurred by or Tax imposed on Purchaser or any of its Affiliates (including the Transferred Subsidiaries) in connection with receipt of such refund, and Seller shall, to the extent necessary, reimburse Purchaser or the applicable Transferred Subsidiary for any such incremental cost or Tax. If Seller determines that any of the Transferred Subsidiaries is entitled to file or make a formal or informal claim for a refund or an amended Tax Return providing for a refund with respect to a Tax period that actually ends on or prior to the Closing Date, Seller shall be entitled to file or make such claim or amended Tax Return on behalf of the applicable Transferred Subsidiary and shall control the prosecution of such refund claim (so long as such refund is for the account of Seller), provided that Purchaser shall have the rights given to a Tax Indemnified Party under Section 13.07(b) with respect to such claim. The parties shall cooperate in making a formal or informal claim for any refund attributable to a Straddle Tax Period.

(e) Except to the extent required by law, Purchaser shall not permit any Transferred Subsidiary to file any amended Tax Return for any Pre-Closing Date Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Each Tax Return described in Section 14.01(a) or (b) shall be prepared by Purchaser or Seller in a manner consistent with past practice, including as to Tax elections and Tax accounting methods, unless such inconsistency (i) could not have a material detrimental effect on the other party, (ii) is required under any Transaction Agreement or (iii) is required by applicable law.

(g) Each party responsible for the preparation of a Tax Return described in this Section 14.01(a) or (b) shall submit such Tax Return to the other party (together with schedules, statements and, to the extent required by such other party, supporting documentation) at least 40 days prior to the due date (including extensions) of such Tax Return; provided that neither Seller nor Purchaser shall be required to submit any consolidated, combined, or unitary Tax Return that includes entities other than the Transferred Subsidiaries but shall be required to submit the relevant pro forma Tax Returns related to the Transferred Subsidiaries. If such other party objects to any item on any such Tax Return, it shall, within 30 days after delivery of such Tax Return, notify the party responsible for the preparation of such Tax Return in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Purchaser and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items; provided that if the parties do not resolve such items, such items shall be submitted to the Tax Referee pursuant to Section 14.08.

(h) For the avoidance of doubt, if any Tax Return described in Section 14.01(a) is filed by Seller after the applicable Closing Date, Seller shall deliver to Purchaser, within 30 days of filing such Tax Return, a copy of any such Tax Return (or portion thereof) that Purchaser would have been entitled to receive under Section 7.01(b) had such Tax Return been filed on or before such Closing Date. If Purchaser files any Tax Return for a Straddle Tax Period described in Section 14.01(b) after the applicable Closing Date, Purchaser shall deliver to Seller, within 30 days of filing such Tax Return, a copy of any such Tax Return.

(i) To the extent any amount for which Seller is responsible pursuant to Section 13.01(a) is required to be paid after the applicable Closing, Seller shall either (i) pay such amount to the applicable Taxing Authority at or before the time at which payment of such amount is due (including estimated Taxes), and furnish Purchaser or the applicable Transferred Subsidiary with evidence of such payment, or (ii) pay such amount to Purchaser or the applicable Transferred Subsidiary at least five Business Days before payment of such amount is due (including estimated Taxes).

(j) Seller’s consolidated federal Income Tax Return for the taxable period that includes the Closing Date shall be filed in accordance with Treasury Regulations Sections 1.1502-76(b)(2)(i) and 1.1502-76(b)(2)(vi) (determined using the closing of the books method), with no election under Treasury Regulations Section 1.1502-76T(b)(2)(ii)(D).

SECTION 14.02. Certain Tax Covenants. (a) Purchaser covenants that, without the prior written consent of Seller, it will not, and will not cause or permit any Transferred Subsidiary or any other Affiliate of Purchaser to take any action on the applicable Closing Date other than in the ordinary course of business, including but not limited to the sale of any assets or the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability of Seller or any Affiliate of Seller, or indemnification obligation of Seller under Section 13.01.

(b) After the applicable Closing Date, Purchaser shall not make, and shall not permit any of its Affiliates to make, any election pursuant to Section 338(g) of the

Code (or any similar provision of applicable state or local Tax laws) with respect to any Transferred Subsidiary.

(c) After the Initial Closing Date, none of Purchaser, Seller or their respective Affiliates (including the Transferred Subsidiaries) will, without the prior written consent of the other party, agree to the waiver or extension of the statute of limitations relating to any Taxes of any Transferred Subsidiary for any Pre-Closing Date Tax Period or any Straddle Tax Period; provided that Purchaser may (to the extent permitted by law) extend the time for filing any Tax Return for a Straddle Tax Period.

SECTION 14.03. Cooperation on Tax Matters. (a) Purchaser and Seller agree to furnish, or cause to be furnished, to each other, upon request, in a timely manner, such information (including access to books and records) and assistance relating to the Transferred Subsidiaries as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

(b) Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving any Transferred Subsidiary for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 14.03.

(c) Seller shall retain, or cause to be retained, all Tax and accounting books and records (including all computerized books and records, and any such information stored on any other form of media) of the Transferred Subsidiaries or their Subsidiaries relevant for Taxes for all Pre-Closing Date Tax Periods and Straddle Tax Periods until the applicable period for assessment under applicable law, including assessments regarding the utilization of Tax losses and credits generated during a Pre-Closing Date Tax Period or Straddle Tax Period (giving effect to any and all extensions or waivers) has expired (“Retention Period”), and to abide by all record retention agreements entered into with any Taxing Authority. Seller agrees to give Purchaser and the Transferred Subsidiaries reasonable notice of the opportunity to receive such books and records after such Retention Period, prior to discarding or destroying any such books and records.

SECTION 14.04. Tax Sharing Agreements. Any and all existing Tax sharing agreements between any Transferred Subsidiary, on the one hand, and Seller or any Affiliate of Seller (other than the Transferred Subsidiaries), on the other hand, shall be terminated as of the applicable Closing Date. After such date, none of the Transferred Subsidiaries, Seller or any Affiliate of Seller shall have any further rights or liabilities thereunder. Any and all existing powers of attorney with respect to Taxes or Tax Returns to which any Transferred Subsidiary is a party shall be terminated as of the applicable Closing Date.

SECTION 14.05. Transfer Taxes. (a) All stock transfer, real property transfer, documentary, sales, use, registration, value-added and other similar Taxes incurred, directly or indirectly, by virtue of Purchaser’s acquisition of any Acquired Asset or Transferred Subsidiary on the applicable Closing (each such Tax, a “Transfer Tax”) shall be borne 50% by Purchaser and 50% by Seller, and each party shall indemnify the other party for any such Taxes incurred by such other party as a result of the first party’s failure to timely pay such Taxes. Except as otherwise required by applicable Tax laws, the party that is obligated by law to file any Tax Returns that relate to Transfer Taxes shall prepare and file all such Tax Returns, and provide the other party with a copy of any such filed Tax Return. In the event that both Seller or its Affiliates (other than a Transferred Subsidiary) and Purchaser or its Affiliates (including a Transferred Subsidiary) are required to file such Tax Returns under applicable Tax law, Purchaser shall be required to prepare and file such Tax Returns. The parties hereto shall cooperate in the preparation and filing of any such Tax Returns.

(b) In the event that either party is aware that an exemption from an applicable Transfer Tax is available, such party shall deliver to the other party any applicable exemption certificate, duly signed and executed, or any other applicable documentation required by applicable Tax law in connection with such Transfer Tax exemption.

(c) For the avoidance of doubt, this Section 14.05 shall not apply to any Taxes arising from any Post-Signing Restructuring Action for which Seller is responsible pursuant to Section 13.01(a)(iv).

SECTION 14.06. FIRPTA Affidavit. Seller shall deliver to Purchaser at the applicable Closing an affidavit (the “FIRPTA Affidavit”), duly executed and acknowledged, certifying that Seller or the relevant Selling Company is a “domestic corporation” within the meaning of Sections 7701(a)(3) and (4) of the Code and Section 1.897-1(j) of the applicable Treasury Regulations. To the extent necessary or advisable, Seller or the relevant Selling Company shall deliver to Purchaser other FIRPTA Affidavits permitted by the applicable Treasury Regulations.

SECTION 14.07. Loss Disallowance Rule. If (i) Proposed Treasury Regulation Section 1.1502-36 becomes effective (whether or not changes are made thereto) (as so effective, the “New LDR Rules”), (ii) the New LDR Rules are applicable to any transfer (or deemed transfer) of any Transferred Subsidiary effected at or prior to the applicable Closing and (iii) the New LDR Rules permit any election (or protective election to reduce the Tax basis in the shares of a first-tier Transferred Subsidiary in order to prevent any reduction of any Tax basis or attributes of any Transferred Subsidiary, then Seller shall make such election. The parties further agree to take such actions as are required to give effect to the intent of the parties that the Tax basis and Tax attributes of the Transferred Subsidiary be preserved to the maximum extent permitted by law even if such preservation requires a reduction or disallowance of any loss otherwise available to any Seller.

SECTION 14.08. Tax Matter Disputes. If, after negotiating in good faith, Purchaser and Seller are unable to reach an agreement relating to any Tax matter under this Article XIV, the dispute shall be submitted to a nationally recognized law firm (the “Tax Referee”), chosen and mutually acceptable to both parties within 30 Business Days of the date on which the need to select such a Tax Referee arises. The Tax Referee shall resolve any disputed items within 30 Business Days of having the item referred to it, pursuant to such procedures as it may require. The parties shall promptly act to implement the decision of the Tax Referee. The fees and expenses of the Tax Referee shall be borne by each party to the extent the position of the other party is upheld by the Tax Referee.

SECTION 14.09. Mexican Restructuring. Seller will (prior to the Closing Date for the Mexican Country Unit) file (or cause to be filed) valid elections pursuant to Section 301.7701-3(c) of the Treasury Regulations treating each of CSI Mexico LLC and Closure Systems Mexico Holdings LLC as an association taxable as a corporation effective on the date of formation of CSI Mexico LLC or Closure Systems Mexico Holdings LLC, as applicable and to validly join in the filing of Seller’s U.S. federal consolidated income tax return. Notwithstanding anything else contained herein, (i) elections shall be made under Section 338(h)(10) of the Code with respect to the purchase pursuant to this Agreement of CSI Mexico LLC and Closure Systems Mexico Holdings LLC (the “Mexican 338 Elections”), (ii) Purchaser shall cause Grupo Alcoa, S. de R.L. de C.V. to alter the vote and value percentages of its shares in accordance with Mexican law to maintain Mexican tax consolidation, and (iii) Purchaser shall elect to treat either or both of CSI Mexico LLC and Closure Systems Mexico Holdings LLC as a partnership or as disregarded as an entity separate from its owner for federal income tax purposes, and such elections shall be effective on or after the Closing Date for the Mexican Country Unit. Seller shall, and shall cause its Affiliates (including, prior to the applicable Closing, any Transferred Subsidiary) to, take any action reasonably requested by Purchaser to enable the transactions described in clauses (ii) and (iii) above to preserve Mexican tax consolidation for Grupo Alcoa, S. de R.L. de C.V. (and its Affiliates) and to qualify CSI Mexico LLC and Closure Systems Mexico Holdings LLC as a partnership or as disregarded as an entity separate from its owner for U.S. federal income tax purposes.

ARTICLE XV

Survival of Representations

SECTION 15.01. Survival of Representations. The representations and warranties in this Agreement shall survive the Initial Closing solely for purposes of Article XIII hereof and shall terminate on the first anniversary of the Initial Closing Date; provided, however, that (i) the representations and warranties contained in Section 6.11 that relate to Assumed Benefit Plans that are subject to ERISA shall survive the Initial Closing solely for purposes of Article XIII hereof and shall terminate on the expiration of the applicable statute of limitations, (ii) the representations and warranties contained in Section 6.14 shall survive the Initial Closing solely for purposes of Article XIII hereof and shall terminate on the third anniversary of the Initial Closing Date, (iii) the Tax representations and warranties set forth in Section 6.07 shall not survive the Initial Closing for any purpose, and (iv) the representations and warranties contained in Sections 6.03(a) and Section 6.08(a) shall survive in respect of each of the applicable equity interests or assets to which such provisions relate until the expiration of the applicable statute of limitations in the jurisdiction where such equity interest or asset is located.

ARTICLE XVI

Termination

SECTION 16.01. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Initial Closing Date:

(i) by mutual written consent of Seller and Purchaser;

(ii) by Purchaser upon written notice to Seller if any of the conditions to the Initial Closing set forth in Section 5.01 shall have become incapable of fulfillment and shall not have been waived in writing by Purchaser;

(iii) by Seller upon written notice to Purchaser if any of the conditions to the Initial Closing set forth in Section 5.02 shall have become incapable of fulfillment and shall not have been waived in writing by Seller; or

(iv) by either Seller or Purchaser upon written notice to the other such party if the Initial Closing does not occur on or prior to May 1, 2008 (as such date may be extended in accordance with this Section 16.01, the “Termination Date”); provided that (A) Seller may elect by written notice to Purchaser to extend the Termination Date to the first day of the next succeeding month if Seller has not provided on or prior to the second Business Day prior to the applicable Termination Date all information required to be provided upon request to the lenders of Purchaser pursuant to clause (ii) of the definition of “Debt Marketing Period” (despite Seller acting in good faith to satisfy such request) and (B) Purchaser may elect by written notice to Seller to extend the Termination Date to the first day of the next succeeding month, but in no event later than June 1, 2008, if (x) Seller has not provided on or prior to the second Business Day prior to the applicable Termination Date all information required to be provided upon request to lenders of Purchaser pursuant to clause (ii) of the definition of “Debt Marketing Period” and (y) the Financing Commitments (or replacement commitments obtained by Purchaser in compliance with this Agreement) shall continue by their written terms (a copy of which shall have been provided to Seller) in full force and effect until the new Termination Date as so extended;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in the Transaction Agreements such that the other party would not be obligated to consummate the Initial Closing;

SECTION 16.02. Other Transaction Agreements; Material To Be Returned. (a) In the event that this Agreement is terminated by Seller or Purchaser pursuant to Section 16.01, the transactions contemplated by the Transaction Agreements shall be terminated, without further action by any party hereto.

(b) Furthermore, in the event that this Agreement is terminated as provided herein:

(i) Purchaser shall return all documents and other material received from Seller or its Subsidiaries or any of their Representatives relating to the Business or the transactions contemplated by the Transaction Agreements, whether obtained before or after the execution of this Agreement, to Seller; and

(ii) Purchaser agrees that all confidential information received by Purchaser or its Affiliates or their Representatives with respect to the Business, Seller or its Subsidiaries, the Transaction Agreements or the transactions contemplated thereby shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 16.03. Effect of Termination. Upon the termination hereof, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Sections 6.06 and 8.03 relating to brokers, (ii) Section 9.01 relating to the obligation of Purchaser to keep confidential certain information, (iii) Section 10.02 relating to publicity, (iv) this Article XVI and (v) Article XVII. Nothing in this Article XVI shall be deemed to release either party from any liability for any willful and material breach of any obligation hereunder or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE XVII

General Provisions

SECTION 17.01. Assignment; Successors. This Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred by any party (including by operation of law) without the prior written consent of the other party, and any assignment or transfer without such consent shall be null and void and of no effect. Notwithstanding the foregoing, (a) Purchaser may, without the consent of Seller, assign all of its rights hereunder solely for collateral purposes to any lender providing the Debt Financing to Purchaser, (b) Purchaser may designate one or more of its direct or indirect Subsidiaries or other Affiliates to purchase Shares or all or a portion of the Acquired Assets (and assume the applicable Assumed Liabilities) or assign to them any other rights or obligations contained in any Transaction Agreement, and in such event such assignee will be deemed to be the Purchaser in respect of such assigned rights or obligations provided that Rank Group Limited remains liable for the obligations so assigned and (c) Purchaser may assign to any transferee of a portion of the Business or a Business Property the benefit of the non-assertion covenant in Section 10.13(b) as it relates to such portion of the Business or Business Property so transferred. Subject to the foregoing, this

Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors or assigns.

SECTION 17.02. No Third Party Beneficiaries.

(a) This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties and such permitted assigns, any legal or equitable rights hereunder, whether as third party beneficiaries or otherwise, except for indemnified parties as set forth in Article XIII.

(b) Notwithstanding anything to the contrary contained in this Agreement, no provision under this Agreement, whether express or implied, shall (i) constitute or create an employment agreement with any Transferred Employee, (ii) be treated as an amendment or other modification of any Seller Benefit Plan or Assumed Benefit Plan or other benefit plan or arrangement, or (iii) except as specifically provided in Sections 12.01(c), 12.02(c) and 12.03(b), limit the right of Purchaser, Seller or any of their respective Affiliates to amend, terminate or otherwise modify any Seller Benefit Plan, Assumed Benefit Plan or other benefit or employment plan or arrangement following the Initial Closing Date.

(c) Seller and Purchaser acknowledge and agree that all provisions contained in this Agreement with respect to Transferred Employees are included for the sole benefit of Seller, Purchaser and their respective Affiliates, and that nothing in this Agreement, whether express or implied, shall create any third-party beneficiary or other rights (i) in any other person, including, without limitation, any current or former Transferred Employees, any participant in any existing benefit plan or arrangement, or any dependent or beneficiary thereof, or (ii) to continued employment with Seller, Purchaser or any of their respective Affiliates.

SECTION 17.03. Expenses. (a) Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, however, that (i) all costs, fees and expenses incurred by Seller in connection with the delivery of the financial information referenced in Section 7.07 shall be borne by Purchaser, (ii) all costs, fees and expenses (including Taxes) incurred by Purchaser or a Transferred Subsidiary in connection with the transfer back to Seller of any Excluded Assets (including pursuant to Section 7.12) shall be borne by Seller, and (iii) all third-party costs, fees and expenses, including Seller’s out-of-pocket expenses, associated with the Migration Services described in Section 10.11 shall be borne by Purchaser.

(b) Any costs and expenses arising pre- or post-Closing in connection with discharging obligations under a Remediation in Progress Waiver or Remediation Agreement referred to in Section 5.01(vi) or otherwise in complying with the New Jersey Industrial Site Recovery Act for the Avenel facility shall be borne by Purchaser; provided that any such costs and expenses in excess of $20,000 per annum shall be borne by Seller for a period of seven years following the Initial Closing Date.

(c) Without limiting the obligations of Seller described in the next sentence, Purchaser will bear all the costs of preparing the Business post-closing to operate on its own from an information technology perspective, including costs for establishing its own data center, capital leases for hardware, labor for converting e-mail, security, file and print sharing, establishing a Windows domain, re-staging PCs to the buyer’s operating environment, building a global WAN environment, paying third party consulting costs for Oracle and to establish payroll services, mid-tier systems, licensing programs, treasury and banking services, electronic data interface services, and travel and expense. Seller’s cooperation with the foregoing shall be limited to the transfer of certain software licenses pursuant to Section 10.01, Seller’s obligations under Section 10.11 and the provision of transitional services under the Transition Services Agreement.

SECTION 17.04. Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party.

SECTION 17.05. Waivers. No failure or delay of any party in exercising any right or remedy under this Agreement shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise hereof or the exercise of any other right or power. Subject to Section 13.08, the rights and remedies of the parties under this Agreement are cumulative and are not exclusive of any rights or remedies which the parties would otherwise have hereunder. This Agreement (or any provision hereof) may not be waived except pursuant to a writing executed by the waiving party. The representations and warranties of the Seller on the one hand, and the Purchaser, on the other hand, that are contained in this Agreement (as brought down on the applicable Closing Date) shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser or the Seller, as the case may be, (including but not limited to by any of their advisors, consultants or representatives) or by reason of the fact that the Purchaser or the Seller, as the case may be, or any of their respective, advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate; provided that if Purchaser asserts a post-Closing claim for actual fraud as contemplated by Section 13.08, this sentence shall be disregarded for purposes of allowing Seller to defend such claim.

SECTION 17.06. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile or email, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or email addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Seller:

Alcoa Inc. Legal Department

390 Park Avenue

New York, NY 10022-4608

U.S.A.

Attention: Office of General Counsel

Facsimile: (212) 836-2844 and (412) 553-4064

email: Max.Laun@alcoa.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

U.S.A.

Attention: Scott A. Barshay, Esq.

Facsimile: (212) 474-3700

email: sbarshay@cravath.com

and

Attention: Thomas E. Dunn, Esq.

Facsimile: (212) 474-3700

email: tdunn@cravath.com

(b) if to Purchaser:

Rank Group Limited

Level Nine

148 Quay Street

P.O. Box 3515

Auckland, New Zealand

Attention: Mr. Greg Cole

Facsimile: (64-9) 366-6263

email: Greg.Cole@rankgroup.co.nz

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

U.S.A.

Attention: Jeffrey J. Rosen, Esq.

Facsimile: (212) 909-6836

email: jrosen@debevoise.com

and

Attention: Kevin M. Schmidt, Esq.

Facsimile: (212) 909-6836

email: kmschmidt@debevoise.com

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.

SECTION 17.07. Exhibits and Schedules; Interpretation. The headings contained in this Agreement or in any exhibit or schedule hereto and in the table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of any schedule shall be deemed set forth in such other provisions of the schedules to the extent the applicability thereto is reasonably apparent for all purposes of the schedules. All exhibits and schedules annexed to this Agreement are hereby incorporated herein and made a part of this Agreement as if set forth in full herein. Each capitalized term used in any schedule or exhibit but not otherwise defined therein, has the meaning specified in this Agreement. For all purposes hereunder, (a) definitions of terms shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”, (d) the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision and (e) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. Any reference to an “applicable Closing” in any provision shall be deemed to be a reference to the Initial Closing; provided that if the Foreign Country Unit (or the Acquired Assets, Assumed Liabilities, Shares or Covered Employees relating thereto) which is the subject of such provision shall not have been transferred to Purchaser at or prior to the Initial Closing, such reference shall be deemed to refer to the applicable Foreign Country Unit Closing with respect to such Foreign Country Unit. Any reference to an “applicable Closing Date” in any provision shall be deemed to be a reference to the date of the applicable Closing. Any reference to any date or time with respect to any Country Unit shall be a reference to the local time at the contemplated place of the Closing with respect to such Country Unit. In the event of any conflict between this Agreement and any Foreign Transfer Agreement, the terms of this Agreement shall control.

The parties have participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. This Agreement is in the English language only, which shall be controlling in all respects. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in a determination of the intent of any party.

SECTION 17.08. Counterparts. This Agreement may be executed in one or more counterparts, all of which, when taken together, shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Each party to this Agreement need not sign the same counterpart. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart. Once signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, to the extent permissible under applicable law, and all products and services referred to herein are subject to it.

SECTION 17.09. Entire Agreement. This Agreement, including the schedules, exhibits and attachments hereto, together with the Other Transaction Agreements and the Confidentiality Agreement, contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 17.10. Severability. If any provision or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, to the extent permitted by applicable law, such invalidity, illegality or unenforceability shall not affect any other provision. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 17.11. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth herein shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each party irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party shall cause its Subsidiaries to stipulate that, for purposes of any such suit, action or other proceeding, the Foreign Transfer Agreements shall be deemed governed by, and to be construed in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State.

SECTION 17.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State.

SECTION 17.13. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17.13.

SECTION 17.14. Time of the Essence. Time is of the essence in the performance of all obligations under this Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ALCOA INC.,

By	/s/ Barbara S. Jeremiah
Name:	Barbara S. Jeremiah
Title:	Executive Vice President Corporate Development

RANK GROUP LIMITED,

By	/s/ Helen Golding
Name:	Helen Golding
Title:	Director

By	/s/ Robert Bailey
Name:	Robert Bailey
Title:	Director

ANNEX 11

Definitions

The following terms shall have the following meanings:

“Accounting Firm” shall have the meaning specified in Section 4.03(b).

“Accrued Pension Liability” shall have the meaning specified in Section 12.04(a) of the Seller Disclosure Letter.

“Acquired Assets” shall have the meaning specified in Section 2.01(b).

“Acquired Books and Records” shall mean all books of account, ledgers and general, financial and accounting records and files of any Asset Selling Company that are located at an Operating Location and primarily used or held for use in the Business; provided that Acquired Books and Records shall not include any personnel files, other than the Transferred Personnel Files.

“Acquired Intellectual Property” shall have the meaning specified in Section 2.01(b)(vii).

“Acquired Marks” shall have the meaning specified in Section 2.01(b)(vii).

“Acquired Permits” shall have the meaning specified in Section 2.01(b)(x).

“Acquired Technology” shall have the meaning specified in Section 2.01(b)(viii).

“Acquisition Agreement” shall mean the Acquisition Agreement to which this Annex 1 is attached.

“Active Employee” shall have the meaning specified in Section 12.01(a)(i).

“Actual Accrued Pension Liability” shall mean, with respect to any Assumed Pension Plan, the Accrued Pension Liability as agreed by Seller and Purchaser in accordance with Section 12.04(b).

“Actual Pension Amount” shall mean (i) with respect to each Assumed Pension Plan other than the German Pension Plan, the fair market value of the Assumed Pension Assets (if any) as of the close of business on the last business day immediately prior to the applicable Closing Date minus the absolute value of the Actual Accrued

[1]	When a reference is made to a Section or Article, such reference shall be to a Section or Article of the Acquisition Agreement to which this Annex 1 is attached.

Pension Liability and (ii) with respect to the German Pension Plan, the absolute value of the Estimated Accrued German Pension Liability minus the absolute value of the Actual Accrued Pension Liability. The Actual Pension Amount may be a positive or negative number.

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly Controlling, Controlled by or under common Control with such first person.

“Allocation Accounting Firm” shall have the meaning specified in Section 10.08(h).

“Allocation Schedule” shall have the meaning specified in Section 10.08(a).

“Alternative Arrangement” shall have the meaning specified in Section 10.01.

“Applicable 30 Days’ Trade Accounts Payable” shall have the meaning specified in Section 10.05(c)(vi).

“Applicable 30 Days’ Trade Accounts Receivable” shall have the meaning specified in Section 10.05(c)(vii).

“Applicable Asset Selling Company” shall have the meaning specified in Section 10.05(c)(iii).

“Applicable Intercompany Arrangement” shall have the meaning specified in Section 10.05(c)(v).

“Applicable Interest Rate” shall mean, as of any date of determination, with respect to amounts denominated in U.S. dollars, LIBOR.

“Applicable Purchase Price” shall have the meaning specified in Section 9.07(a).

“Applicable Spot Rate” shall mean, with respect to any non-U.S. currency and any Business Day, the exchange rate published in The Financial Times (or such other authority agreed by Seller and Purchaser) on such Business Day as the mid-point closing U.S. dollar exchange rate with respect to such currency for the most recent prior day.

“Applicable Transferred Subsidiary” shall have the meaning specified in Section 10.05(c)(iv).

“Appraisal” shall have the meaning specified in Section 10.08(b).

“Appraisal Firm” shall have the meaning specified in Section 10.08(b).

“Asset Selling Companies” shall have the meaning specified in the recitals of the Acquisition Agreement.

“Assigned Contracts” shall have the meaning specified in Section 2.01(b)(vi).

“Assumed Benefit Plan” shall mean each Seller Benefit Plan (i) sponsored by a Transferred Subsidiary as of the Closing Date, (ii) that Purchaser or any of its Affiliates has explicitly agreed to assume pursuant to Article XII of the Acquisition Agreement or (iii) that Purchaser or any of its Affiliates is required to assume under applicable Law or any applicable collective bargaining agreement, in each case other than Seller Benefit Plans that Seller and its Affiliates have expressly agreed to retain pursuant to Article XII.

“Assumed Foreign Benefit Plan” shall mean each Assumed Benefit Plan that is not an Assumed U.S. Benefit Plan.

“Assumed Foreign Pension Plan” shall have the meaning specified in Section 12.03(b).

“Assumed Liabilities” shall have the meaning specified in Section 2.02(b).

“Assumed Pension Assets” shall mean, with respect to any Assumed Pension Plan, the assets of such Assumed Pension Plan which are held by a trust or other funding vehicle as of the applicable Closing Date.

“Assumed Pension Plan” shall mean each U.S. Transferred DB Plan and each Assumed Foreign Pension Plan.

“Assumed U.S. Benefit Plan” shall mean each Assumed Benefit Plan that is sponsored, maintained or contributed to by a Selling Company or any Transferred Subsidiary primarily for the benefit of Covered Employees based primarily in the United States (including Puerto Rico).

“Audited Financial Statements” shall have the meaning specified in Section 6.04.

“Basket” shall have the meaning specified in Section 13.02.

“Benefit Plan Assets” shall mean all assets with respect to any Seller Benefit Plan that (i) are transferred to Purchaser, any of its Affiliates or any employee benefit plan or trust maintained by Purchaser or any of its Affiliates, as expressly provided in Article XII of the Acquisition Agreement, (ii) are held with respect to any Assumed Benefit Plan, (iii) transfer automatically to Purchaser or any of its Affiliates in connection with the assumption of any Assumed Benefit Plan or (iv) are Assumed Pension Assets.

“Business” shall have the meaning specified in the recitals of the Acquisition Agreement. For the avoidance of doubt, the Business shall not include the businesses of Seller and/or its Subsidiaries described in Section 1.01(c) of the Seller Disclosure Letter.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) any other day on which commercial banks in New York City are authorized or required by law to close.

“Business Material Adverse Effect” shall mean a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole, or on the ability of the Selling Companies to consummate the material transactions contemplated by the Transaction Agreements, other than any fact, change, event, development, circumstance, condition or effect to the extent arising from (i) general economic conditions or capital or financial markets generally (including interest rate and exchange rate fluctuations), (ii) the pendency or announcement of the Transaction Agreements or the performance of any obligations thereunder (including any loss of employees, any cancellation of or delay in customer orders or any disruption in supplier, distributor, partner or similar relationships), (iii) any fact, change, event, development, circumstance, condition or effect relating generally to companies operating in businesses similar to the Business, except to the extent such fact, change, event, development, circumstance, condition or effect has a materially disproportionate effect on the Business, taken as a whole, (iv) any natural disaster or any acts or threats of terrorism, military action or war or any escalation or worsening thereof, except to the extent such event or act involves the properties or assets of the Business, (v) the failure of the Business to meet projections or forecasts, in and of itself (for the avoidance of doubt, any underlying facts of cause for any such failure shall not be excluded by this clause (v)) or (vi) changes (after the date of the Acquisition Agreement) in GAAP or applicable laws or regulations.

“Business Property” shall have the meaning specified in Section 6.18.

“Canadian Master Trust Fund” shall have the meaning specified in Section 12.03(c).

“Canadian Pension Trusts” shall mean the individual trusts for each of the Canadian Transferred Pension Plans.

“Canadian Transferred Pension Plans” shall mean the Canadian Assumed Pension Plans listed on Section 6.11(e) of Seller’s Disclosure Letter.

“Cap” shall have the meaning specified in Section 13.02.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closed Facility” shall mean (i) any facility which is currently inactive and at which Seller or any of its Subsidiaries ceased operations prior to June 30, 2007, or (ii) any facility listed in Section 1.01(d) of the Seller Disclosure Letter.

“Closing” shall mean the Initial Closing or any Foreign Country Unit Closing, as applicable.

“Closing Date” shall mean the date on which a Closing shall actually occur.

“Closing Indebtedness” shall have the meaning specified in Section 4.03(a).

“Closing Net Cash Balance” shall have the meaning specified in Section 4.03(a).

“Closing Recalculated Seller SFP Payables” shall have the meaning specified in Section 4.03(a).

“Closing Statement” shall have the meaning specified in Section 4.03(a).

“Closing Statement Principles” shall have the meaning specified in Section 4.03(c).

“Closing Working Capital” shall have the meaning specified in Section 4.03(a).

“Closing Workers Comp Accrual” shall have the meaning specified in Section 4.03(a).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning specified in Section 9.01(a).

“Confidentiality Agreement Representatives” shall mean Purchaser’s directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financing sources, financial advisors and any representatives of Purchaser’s advisors).

“Continuation Period” shall have the meaning specified in Section 12.01(b).

“Contract” shall mean any written or unwritten agreement, contract, purchase order, lease, license, evidence of debt, mortgage, instrument or other legally binding commitment, obligation or arrangement.

“Contribution Period” shall have the meaning specified in Section 12.02(e)(ii).

“Control” shall mean the power to direct the affairs of a person by reason of ownership of voting stock, by contract or otherwise.

“Country Unit” shall mean the U.S. Country Unit or, with respect to any country other than United States of America, the Acquired Assets located in such country, the Assumed Liabilities related to the operation of the Business in such country and the Transferred Subsidiaries’ Equity Interests of any Transferred Subsidiary which is organized in such country.

“Covered Distribution” shall have the meaning specified in Section 7.03(b).

“Covered Employee” shall mean an employee of Seller or any of its Subsidiaries who, as of the applicable Closing Date (or such other time as is specified in the context where used), is primarily employed in the Business; provided, however, that the term “Covered Employee” shall exclude (i) all individuals listed in Section 7.02(iv)(2) of the Seller Disclosure Letter, (ii) all Former Employees and (iii) all individuals whose work is primarily dedicated to the Excluded Assets, solely in the case of this clause (iii), unless the parties agree that such individual shall be considered a “Covered Employee”.

“Covered Employee Liabilities” shall mean (A) all employment and employee benefits-related liabilities, obligations and commitments relating to the Covered Employees (or any dependent or beneficiary of any Covered Employee) that (i) arise out of or are incurred at or after the applicable Closing Date in connection with such employee’s employment with Purchaser or any of its Affiliates, (ii) arise out of or are incurred on or before the applicable Closing Date in connection with such employee’s employment with Seller and its Affiliates (other than the employment and employee benefits-related liabilities, obligations and commitments relating to the Covered Employees that Seller and its Affiliates have expressly agreed to retain pursuant to Article XII (it being understood that the rights and obligations of the parties in respect of the employment and employee benefits-related liabilities, obligations and commitments relating to the Covered Employees that are the subject of Article XII are expressly set forth in Article XII)), (iii) the parties to the Acquisition Agreement have explicitly agreed that Purchaser or any of its Affiliates shall assume pursuant to the Acquisition Agreement, (iv) relate to an Assumed Benefit Plan to the extent expressly assumed pursuant to this Acquisition Agreement, (v) transfer automatically to Purchaser or any of its Affiliates under applicable Law (including as a result of the acquisition by Purchaser of all the outstanding capital stock and other equity interests of the Transferred Subsidiaries), (vi) relate to the obligation pursuant to Section 12.01(a) to rehire or reinstate any Employee on Disability Leave or other Covered Employee who is not actively at work on the applicable Closing Date or (vii) are reflected on a Closing Statement, in each case, other than liabilities, obligations and commitments (1) that Seller and its Affiliates have expressly agreed to retain pursuant to Article XII, (2) that arise pursuant to any plan, arrangement, agreement or policy that primarily relates to benefits in the event of a change in control of Seller or any plan, arrangement, agreement or policy pursuant to which a Covered Employee may become entitled to a retention bonus payable by Seller or any of its Subsidiaries (other than any Transferred Subsidiary) as of the applicable Closing or (3) that arise pursuant to any Seller Benefit Plan or any other plan, arrangement, agreement or policy of Seller or its Affiliates, other than any (x) plan, arrangement, agreement or policy mandated by applicable Law or (y) Assumed Benefit Plan, (B) all liabilities, obligations, commitments, claims and losses relating to the Assumed Pension Plans, whether arising before, on or after the applicable Closing Date, and (C) all liabilities, obligations, commitments, claims and losses relating to the grievances and other arbitration proceedings of former employees of the Business that are listed in Section 6.13(b) of the Seller Disclosure Letter or that arise after the date of this Agreement in the ordinary course of business.

“Covered Matter” shall have the meaning specified in Section 7.06(a).

“Debt Financing” shall mean the debt financing described in the Financing Commitments (or any replacement commitments obtained by Purchaser in compliance with this Agreement).

“Debt Marketing Period” shall mean a period of 21 consecutive days which shall commence upon the later of (i) the date, no earlier than February 1, 2008, on which (A) all the conditions (other than Section 5.01(iv)) to the obligation of Purchaser to consummate the Initial Closing are satisfied (excluding those conditions intended to be satisfied at the Initial Closing) and (B) all filings applicable to the transaction contemplated by the Transaction Agreements under the antitrust or trade regulation laws and regulations set forth in Section 5.01(iv) of the Seller Disclosure Letter shall have been made and (ii) the date, no earlier than February 1, 2008, on which Seller shall have furnished to Purchaser (A) the financial statements referred to in Section 7.07 that are to be provided prior to the Initial Closing and (B) such other financial and other pertinent information regarding the Business as may be reasonably requested by the lenders of Purchaser that is of the type and form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act of 1933, as amended (it being understood and agreed that providing audited financial statements other than the Audited Financial Statements shall not be a reasonable request).

“Deductible” shall have the meaning specified in Section 13.02 of the Seller Disclosure Letter.

“Deferred Closing” shall have the meaning specified in Section 4.01(a).

“Deferred Initial Closing” shall have the meaning specified in Section 4.01(a).

“Deferred Foreign Closing” shall have the meaning specified in Section 3.01(b).

“DOJ” shall mean the United States Department of Justice.

“Employee on Disability Leave” shall mean any Covered Employee who is employed primarily in the United States and who, as of the applicable Closing Date, is on short-term or long-term disability leave; provided, however, that the term “Employee on Disability Leave” shall exclude any Covered Employee whose employment is required to transfer as of the applicable Closing Date to Purchaser or its Affiliates pursuant to any applicable collective bargaining agreement.

“Enterprise Value” shall have the meaning specified in Section 9.07(b).

“Environmental Laws” shall mean any foreign, federal, state, local or municipal law (including common law), regulation, statute, ordinance or binding order of any Governmental Entity regulating or imposing liability or standards of conduct relating to protection, contamination or remediation of the environment or exposure to Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, which together with the Seller, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code.

“Estimated Accrued German Pension Liability” shall have the meaning specified in Section 12.04(a) of the Seller Disclosure Letter.

“Evaluation Material” shall mean any information concerning the Business, that is furnished to Purchaser by or on behalf of Seller or its Subsidiaries, whether furnished before or after the date of the Acquisition Agreement, together with analyses, compilations, studies or other documents prepared by Purchaser or the Confidentiality Agreement Representatives to the extent they contain or otherwise reflect such information; provided, however, that “Evaluation Material” does not include information that Purchaser can demonstrate (i) was or becomes generally available to the public other than as a result of a disclosure by Purchaser or the Confidentiality Agreement Representatives or (ii) was or becomes available to Purchaser on a non-confidential basis from a source other than Seller or its Subsidiaries or their advisors, provided that such source was not known by Purchaser to be bound by any agreement with Seller or its Subsidiaries to keep such information confidential, or otherwise prohibited from transmitting the information to Purchaser by a contractual, legal or fiduciary obligation.

“Excluded Assets” shall have the meaning specified in Section 2.01(c).

“Excluded Liabilities” shall have the meaning specified in Section 2.02(c).

“Excluded Marks” shall have the meaning specified in Section 2.01(c)(ix)(A).

“FAS 87” shall mean the Statement of Financial Accounting Standards No. 87.

“Final Purchase Price Allocation” shall have the meaning specified in Section 10.08(f).

“Financial Statements” shall mean the Audited Financial Statements and the Unaudited Financial Statements.

“Financing Commitments” shall mean the commitment letter dated December 21, 2007, pursuant to which Credit Suisse, Calyon Australia Limited, BOS International (Australia) Limited and Australia and New Zealand Banking Group Limited have issued lending commitments to Purchaser, the proceeds of which will be used to pay a portion of the Worldwide Purchase Price and the fees and expenses relating to the transactions contemplated by the Transaction Agreements.

“FIRPTA Affidavit” shall have the meaning specified in Section 14.06.

“First Tier Transferred Subsidiaries” shall mean the entities set forth in the column labeled with the heading “First Tier Transferred Subsidiary” in Annex 2 to the Acquisition Agreement.

“Foreign Country Unit” shall mean any Country Unit other than the U.S. Country Unit.

“Foreign Country Unit Closing” shall have the meaning specified in Section 3.01(b).

“Foreign Transfer Agreements” shall have the meaning specified in Section 3.02.

“Former Employee” shall mean an employee whose work is or was principally dedicated to performing services for the Business and whose employment with the Selling Companies or the Transferred Subsidiaries terminates prior to the applicable Closing Date.

“Former Site Environmental Liability” shall mean any obligation or liability arising under Environmental Laws relating to facilities or properties that, as of the Initial Closing Date, were formerly owned, leased or operated in connection with the Business by any Transferred Subsidiary or predecessor thereto (including in connection with any operations conducted at, or wastes generated or transported off-site from, such facilities or properties).

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis (including for the avoidance of doubt, concepts of materiality that are part of such principles).

“German Pension Plan” shall mean the Pension Plan of Alcoa Deutschland GmbH.

“Governmental Entity” shall have the meaning specified in Section 6.02(b).

“Hart Group” shall mean (i) Graeme Hart, (ii) his spouse and members of his immediate family (including siblings, children, grandchildren and children and grandchildren by adoption), and (iii) in the event of incompetence or death of any of the persons described in clauses (i) and (ii) hereof, such person’s transferee by will, estate, executor, administrator, committee or other personal representative.

“Hazardous Substances” shall mean any petroleum or petroleum products, including crude oil or any fraction thereof, asbestos in any form, and any other substances, materials or wastes regulated under, or defined as “pollutant”, “contaminant”, “hazardous”, “radioactive” or “toxic” under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” shall mean any income, franchise, gains, withholding or similar Tax imposed on or measured by net income, profits, gains or similar items (including U.S. Federal Income Tax) and any interest, additional amounts, additions to tax, penalties or similar items with respect thereto.

“Indebtedness Balance” shall have the meaning specified in Section 4.03(c).

“Indemnifiable Tax” shall have the meaning specified in Section 13.07(a).

“Indemnification Minimum Claim Amount” shall have the meaning specified in Section 13.02 of the Seller Disclosure Letter.

“indemnified party” shall have the meaning specified in Section 13.06(a).

“Initial Closing” shall have the meaning specified in Section 4.01(a).

“Initial Closing Date” shall mean the date on which the Initial Closing shall actually occur.

“Initial Closing Purchase Price” shall mean an amount equal to the portion of the Worldwide Purchase Price allocated to the U.S. Country Unit and any Foreign Country Unit transferred at the Initial Closing, which shall be calculated based on the Appraisal conducted pursuant to Section 10.08.

“Intellectual Property” shall mean all patents, patent applications, trademarks, trademark registrations, trademark applications, servicemarks, trade names, logos, copyrights, copyright registrations and domain names.

“Intellectual Property Assignments” shall have the meaning specified in Section 11.03.

“Intercompany Arrangement” shall have the meaning specified in Section 10.05(c)(ii).

“Intracompany Arrangement” shall have the meaning specified in Section 10.05(c)(i).

“Inventory” shall mean all raw materials, work in process, finished goods and supplies, in each case owned by any of the Asset Selling Companies, primarily used or held for use in the operation or conduct of the Business and either (i) located at an Operating Location or (ii) previously purchased and held for use in another facility of Seller or any of its Affiliates or held pursuant to a consignment arrangement.

“Inventory Reserves” shall mean any calculated reserves for excess, slow-moving or obsolete inventory at all locations; provided that (i) for the non-LIFO locations, such reserves shall be calculated on a basis consistent with the methodology in the Audited Financial Statements and (ii) for the LIFO locations, such reserves shall be calculated on a basis consistent with the methodology in the Unaudited Financial Statements.

“IRS” shall mean the United States Internal Revenue Service.

“Japanese Subsidiary” shall have the meaning specified in Section 10.15(a).

“JV Entity” shall mean Alcoa Closure Systems International (Korea) Ltd., Gulf Closures W.L.L., Alcoa Closure Systems International Nepal Private Limited and Multiplastics Europe Ltd.

“knowledge of Seller” shall mean the actual knowledge as of the date of the Acquisition Agreement of the persons set forth in Section 1.01(b) of the Seller Disclosure Letter.

“Law” shall mean any law, statute, order, ordinance, rule, regulation, judgment, injunction, order or decree.

“Leased Property” shall have the meaning specified in Section 6.18.

“LIBOR” shall mean the London interbank offered rate for U.S. dollar deposits for a period of three months as fixed by the British Bankers Association each Business Day at 11:00 a.m. London time, and is determined according to the applicable Reuters screen at 11:00 a.m. London time on the date for rate setting. In the event that date is not a Business Day, then the next succeeding Business Day is to be used. In the event that the Reuters screen is not available, then LIBOR is determined according to the applicable Bloomberg screen at 11:00 a.m. London time on the date for rate setting. If neither the Bloomberg nor the Reuters screen is available, then the parties will determine LIBOR based on the rate at which deposits in U.S. dollars are offered by four major banks in the London interbank market at 11:00 a.m. London time to prime banks in the London interbank market on the date for rate setting. The parties will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for that rate setting date will be the arithmetic mean of such quotations.

“Liens” shall have the meaning specified in Section 6.08(a).

“Losses” shall mean all losses, liabilities, claims, causes of action, costs or expenses (including reasonable attorneys’ fees, accountants’ fees and costs of investigation), whether or not arising from a third party claim.

“M&A Contract” shall mean any contract to dispose of any business, any portion thereof or any entity and, if applicable, any indemnity agreement relating thereto.

“Material Contracts” shall have the meaning specified in Section 6.09.

“Metal Supply Agreement” shall have the meaning specified in Section 11.02.

“Migration Services” shall have the meaning specified in Section 10.11.

“Net Cash Balance” shall have the meaning specified in Section 4.03(c).

“New LDR Rules” shall have the meaning specified in Section 14.07.

“Nonqualified Deferred Compensation Plan” shall have the meaning specified in Section 12.02(b).

“Notice of Disagreement” shall have the meaning specified in Section 4.03(b).

“Operating Location” shall mean the location or locations set forth in the column labeled with the heading “Operating Location” in Annex 3 to the Acquisition Agreement.

“Other Transaction Agreements” shall mean all the Transaction Agreements other than the Acquisition Agreement.

“Owned Property” shall have the meaning specified in Section 6.18.

“PBGC” shall have the meaning specified in Section 6.11(c).

“Pension Calculation Information” shall have the meaning set forth in Section 12.04(b).

“Pension Interest Period” shall mean (i) with respect to each Assumed Pension Plan other than the German Pension Plan, the period beginning on and including the applicable Closing Date and ending on (but not including) the date that the cash payment is made in respect of the Actual Pension Amount in accordance with Section 12.04(c), and (ii) with respect to the German Pension Plan, the period beginning on and including the date that the applicable purchase price adjustment payment is made in accordance with Section 4.02(d)(ii) and ending on (but not including) the date that the cash payment is made in respect of the Actual Pension Amount in accordance with Section 12.04(c).

“Permits” shall mean all permits, licenses, approvals, qualifications, product registrations, safety certifications and other similar authorizations issued by a Governmental Entity.

“Permitted Liens” shall have the meaning specified in Section 6.08(a).

“person” shall mean any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

“Post-Closing Date Tax Periods” shall mean, with respect to any Transferred Subsidiary that is part of a Country Unit, all Tax periods beginning after the applicable Closing Date with respect to such Country Unit, and the portion of any Straddle Tax Period beginning after such applicable Closing Date.

“Post-Signing Restructuring Action” shall have the meaning specified in Section 7.03(a).

“Pre-Closing Date Tax Periods” shall mean, with respect to any Transferred Subsidiary that is part of a Country Unit or any Acquired Asset with respect to any Country Unit, all Tax periods ending on or before the applicable Closing Date with respect to such Country Unit, and the portion of any Straddle Tax Period ending on such applicable Closing Date.

“Pre-Closing Service” shall have the meaning specified in Section 12.01(a)(iii).

“Prohibited Business” shall have the meaning specified in Section 10.10(b)(i).

“Proposed Purchase Price Allocation” shall have the meaning specified in Section 10.08(f).

“Purchaser” shall have the meaning specified in the introductory paragraph of the Acquisition Agreement.

“Purchaser Actuary” shall have the meaning specified in Section 12.04(b).

“Purchaser Entities” shall have the meaning specified in Section 8.01(b).

“Purchaser 401(k) Plan” shall have the meaning specified in Section 12.02(a).

“Purchaser Material Adverse Effect” shall have the meaning specified in Section 8.02(a).

“Purchaser Welfare Plans” shall have the meaning specified in Section 12.01(g)(i).

“Recalculated Seller SFP Payables” shall mean, as of any date with respect to any Country Unit, an amount of Seller SFP Payables equal to the amount of payables of the applicable Country Unit included in Seller SFP Payables that would be outstanding if (1) such payables had not been paid under the applicable Seller SFP and (2) the applicable Country Unit were on payment terms with each supplier included in Seller SFP in accordance with the contractual or invoice terms that existed prior to the supplier’s inclusion in the Seller SFP.

“Recoverable Matter” shall have the meaning specified in Section 9.08.

“Release” shall have the meaning specified in Section 101(22) of CERCLA.

“Repatriation Costs” shall have the meaning specified in Section 7.03(b).

“Representatives” shall have the meaning specified in Section 7.01(a).

“Restricted Assets” shall have the meaning specified in Section 10.01.

“Retention Period” shall have the meaning specified in Section 14.03(c).

“Retiree Welfare Retained Employee” shall mean each Transferred Employee employed primarily in the U.S. who, immediately prior to the relevant Transfer Time, has satisfied the eligibility criteria to receive benefits under the Seller Retiree Welfare Plans.

“Rights and Claims” shall have the meaning specified in Section 2.01(b)(xvii).

“Scrap Metal Agreement” shall have the meaning specified in Section 11.01.

“Seller” shall have the meaning specified in the introductory paragraph of the Acquisition Agreement.

“Seller Actuary” shall have the meaning specified in Section 12.04(b).

“Seller Benefit Plan” shall have the meaning specified in Section 6.11(a).

“Seller Disclosure Letter” shall have the meaning specified in the first paragraph of Article VI.

“Seller 401(k) Plan” shall have the meaning specified in Section 12.02(a).

“Seller Guarantees” shall have the meaning specified in Section 9.06.

“Seller Marks” shall have the meaning specified in Section 2.01(c)(ix).

“Seller Pension Plan” shall mean any Seller Benefit Plan that is a defined benefit pension plan sponsored, maintained or contributed to by Seller or any of its Subsidiaries for the benefit of any Covered Employee (including, without limitation, any retirement indemnity plan, any termination indemnity plan or any other plan to which Seller applies the FAS 87 methodology in Seller’s annual financial statements for financial disclosure purposes).

“Seller Retiree Welfare Plans” shall have the meaning specified in Section 12.02(f)(ii).

“Seller SFP” shall have the meaning specified in Section 7.13.

“Seller SFP Payables” shall mean, with respect to any Country Unit, any balances, to the extent arising from the Business, which remain outstanding as of the applicable Closing Date under the Seller SFP for the benefit of a Transferred Subsidiary or Asset Selling Company which is part of such Country Unit.

“Selling Companies” shall mean the Stock Selling Companies and the Asset Selling Companies.

“Shares” shall have the meaning specified in the recitals of the Acquisition Agreement.

“Specified Affiliate” shall mean a person (i) that is directly, or indirectly through one or more intermediaries, Controlled by the Hart Group and (ii) of which the Hart Group directly or indirectly owns 50% or more of any class of equity interests.

“Stock Selling Companies” shall have the meaning specified in the recitals of the Acquisition Agreement.

“Straddle Tax Period” shall mean, with respect to any Transferred Subsidiary that is part of a Country Unit, any complete Tax period that includes but does not end on the applicable Closing Date with respect to such Country Unit.

“Subsidiary” of any person shall mean any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or Controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or Control exists or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or Controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

“Substantial Part of the Business” shall have the meaning specified in Section 9.07(c).

“Target Working Capital” shall mean, with respect to any Country Unit, the amount set forth opposite such Country Unit and under the heading “Target Working Capital” in Section 1.01(a) of the Seller Disclosure Letter.

“Tax” shall mean all income, profits, franchise, gross receipts, capital, net worth, sales, use, withholding, turnover, value added, ad valorem, registration, general business, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts, license and registration fees and other similar charges and assessments (including any and all fines, penalties, and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Governmental Entity.

“Tax Benefit” with respect to any event or adjustment for any person shall mean the positive excess, if any, of the Tax liability of such person without regard to such event or adjustment over the Tax liability of such person taking into account such event or adjustment, including the making of any indemnification payment hereunder, with all other circumstances remaining unchanged.

“Tax Claim” shall have the meaning specified in Section 13.07(a).

“Tax Indemnified Party” shall have the meaning specified in Section 13.07(a).

“Tax Indemnitor” shall have the meaning specified in Section 13.07(a).

“Tax Referee” shall have the meaning specified in Section 14.08.

“Tax Return” shall mean any return, statement, report or form, including in each case any amendments thereto, required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” shall mean any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Teamsters Pension Plan” shall have the meaning specified in Section 6.11(d).

“Tender Offer” shall have the meaning specified in Section 10.15(a).

“Termination Date” shall have the meaning specified in Section 16.01(iv).

“Terms and Conditions of Employment” shall have the meaning specified in Section 12.03(a).

“Third Party Claim” shall have the meaning specified in Section 13.06(a).

“Third Party Sale Transaction” shall have the meaning specified in Section 9.07(d).

“Threshold” shall have the meaning specified in Section 9.07(a).

“Total Excess Cash” shall have the meaning specified in Section 7.03(b).

“Transaction Agreements” shall mean the Acquisition Agreement, the Foreign Transfer Agreements, the Transition Services Agreement, the Metal Supply Agreement, the Scrap Metal Agreement, the Intellectual Property Assignments and any other agreements entered into by one or more Selling Companies, on the one hand, and Purchaser, on the other hand, related to any of the transactions contemplated by any of the aforementioned agreements.

“Transfer Tax” shall have the meaning specified in Section 14.05(a).

“Transfer Time” shall mean (i) in the case of each Covered Employee who is not an Employee on Disability Leave, 12:01 a.m. on the applicable Closing Date, and (ii) in the case of each Covered Employee who is an Employee on Disability Leave and who accepts the offer of employment of Purchaser or its Affiliates, as provided in Section 12.01, 12:01 a.m. on the date that such Employee on Disability Leave actually begins active employment with Purchaser or its Affiliates.

“Transferred Contracts” shall mean all the Assigned Contracts and all the Contracts (other than those which have no continuing rights or unperformed obligations) of the Transferred Subsidiaries.

“Transferred Employee” shall have the meaning specified in Section 12.01(a)(ii).

“Transferred Incentive Plan” shall have the meaning specified in Section 12.01(d)(ii).

“Transferred Intellectual Property” shall mean all Acquired Intellectual Property and all Intellectual Property of any Transferred Subsidiary.

“Transferred Permits” shall mean all Acquired Permits and all Permits issued to any Transferred Subsidiary for use in the Business.

“Transferred Personnel Files” shall mean all personnel files that relate to a Transferred Employee, other than information contained in such files to the extent that

Seller and the Selling Companies are prohibited from making such information available as a result of applicable Laws regarding the safeguarding of data privacy or any other legal obligation to maintain the confidentiality of such information.

“Transferred Subsidiaries” shall mean the entities which are being transferred to Purchaser directly or indirectly upon the Initial Closing or a Foreign Country Unit Closing, as applicable.

“Transferred Subsidiaries’ Equity Interests” shall mean all of the authorized, issued and outstanding capital of each Transferred Subsidiary, including with respect to each First Tier Transferred Subsidiary, the Shares.

“Transferred Technology” shall mean all Acquired Technology and all trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, marketing know-how, computer software, designs, industrial models, product specifications, databases and intellectual property similar to any of the foregoing (including but not limited to rights to use for and remedies against past, present and future infringements thereof, and all tangible embodiments thereof) of any Transferred Subsidiary.

“Transition Services Agreement” shall mean the Transition Services Agreement executed contemporaneously with this Agreement and attached as Exhibit D hereto, as such agreement may be amended from time to time.

“Treasury Regulations” shall mean the treasury regulations promulgated under the Code, as amended.

“Unaudited Financial Statements” shall have the meaning specified in Section 6.04.

“U.S. Country Unit” shall mean the Acquired Assets located in the United States of America, the Assumed Liabilities related to the operation of the Business in the United States of America and the Transferred Subsidiaries’ Equity Interests of any First Tier Transferred Subsidiary which is organized in the United States of America.

“U.S. Retained DB Plan” shall have the meaning specified in Section 12.02(d).

“U.S. Transferred Subsidiary DB Plan” shall have the meaning specified in Section 12.02(c).

“U.S. Transferred Subsidiary Pension Trust” shall have the meaning specified in Section 12.02(c).

“WC Minimum Claim Amount” shall have the meaning specified in Section 4.03(b) of the Seller Disclosure Letter.

“WC Threshold Amount” shall have the meaning specified in Section 4.03(b) of the Seller Disclosure Letter.

“Workers Comp Accrual” shall mean, as of any date with respect to any Country Unit, the reserve for Workers Comp Claims prepared in the same way as, and using the same methodology applied, in the Audited Financial Statements.

“Workers Comp Claims” shall have the meaning specified in Section 12.01(g)(iii).

“Working Capital” shall have the meaning specified in Section 4.03(c).

“Workers’ Compensation Event” shall have the meaning specified in Section 12.01(g)(iii).

“Worldwide Purchase Price” shall mean $2,700,000,000.

ANNEX 2

Transfers of Shares by Country Unit

Country Unit	Stock Selling Company	Interest in Transferred Subsidiary being Transferred	First Tier Transferred Subsidiary	Interests held by First Tier Transferred Subsidiary
U.S.	Alcoa Inc.	100%	IPC Inc.

- 100% of Alcoa Kama, Inc.

- 100% of CFI Industries, Inc., which owns:

- 100% of CFI Recycling Inc.

- 100% of Plastofilm Industries, Inc., which owns:

- 8.4% of Alcoa Packaging LLC

- 100% of Crystal Thermoplastics, Inc., which owns:

- 5% of Alcoa Packaging LLC

- 100% of Ultra Pac, Inc., which owns:

- 15.44% of Reynolds Food Packaging LLC

- 23.6% of Reynolds Food Packaging LLC:

- 99.99% of Max Pack, S. de R.L. de C.V.

- 100% of Reynolds Food Packaging Canada Inc.

- 44.59% of Multiplastics (Europe) Ltd

	Reynolds Metals Company	100%	Baker’s Choice Products, Inc.

Country Unit	Stock Selling Company	Interest in Transferred Subsidiary being Transferred	First Tier Transferred Subsidiary	Interests held by First Tier Transferred Subsidiary
	Reynolds Metals Company	100%	Reynolds Consumer Products, Inc.

	Reynolds Metals Company	53.44%	Reynolds Food Packaging LLC

	Reynolds Metals Company	100%	Mt. Vernon Plastics Corporation	- 0.6% of Alcoa Packaging LLC - 7.52% of Reynolds Food Packaging LLC

	Reynolds Metals Company	86%	Alcoa Packaging LLC

	Alcoa Domestic LLC	100%	Southern Plastics, Inc.

	Alcoa Domestic LLC	100%	Alcoa Closure Systems International, Inc.

	Alcoa Securities Corporation	100%	Alcoa Packaging Machinery, Inc.

Mexico	Reynolds Metals Company	99%	Reynolds Metals Company de Mexico, S. de R.L. de C.V.	- 0.01% of Max Pack, S. de R.L. de C.V.

	RMC Delaware Inc.	1%	Reynolds Metals Company de Mexico, S. de R.L. de C.V.

	Alcoa Securities Corporation	52.27%	Grupo Alcoa, S. de R.L. de C.V.	- 99.99% of Alcoa Servicios, S. de R.L. de C.V.

	Alcoa International Holdings Company	47.73%	Grupo Alcoa, S. de R.L. de C.V.

-99.99% of Alcoa CSI de Mexico en Ensenada, S. de R.L. de C.V.

-99.99% of Alcoa CSI de Mexico en Saltillo, S. de R.L. de C.V.

- 0.01% of Alcoa Servicios, S. de R.L. de C.V.

- 0.01% of Alcoa CSI de Mexico en Ensenada, S. de R.L. de C.V.

Country Unit	Stock Selling Company	Interest in Transferred Subsidiary being Transferred	First Tier Transferred Subsidiary	Interests held by First Tier Transferred Subsidiary
	Alcoa Securities Corporation	0.01%	Alcoa CSI de Mexico en Saltillo, S. de R.L. de C.V.

Costa Rica	Alcoa International Holdings Company	100%	Alcoa CSI de Centro America, S.A.

(South America, excluding Brazil)	Alcoa Inc.	100%	Alcoa Latin American Holdings Corporation	- 95% of Alusud Argentina SrL - 99.31% of Alusud Embalajes Chile Ltda. - 99.99% of Alusud Embalajes Colombia Ltda. - 99.99% of Alusud Peru S.A. - 100% of Alusud Venezuela S.A.

Argentina	Companhia Geral de Minas	5%	Alusud Argentina SrL

Chile	Companhia Geral de Minas	0.69%	Alusud Embalajes Chile Ltda.

Colombia	Companhia Geral de Minas	0.01%	Alusud Embalajes Colombia Ltda.

Peru	Companhia Geral de Minas	0.01%	Alusud Peru S.A.

Brazil	Alcoa Alumínio S.A.	100%	New Brazil Ltda

United Kingdom	Alcoa UK Holdings Limited	100%	IVEX Holdings Ltd.	- 100% of Kama Europe, Ltd.

Country Unit	Stock Selling Company	Interest in Transferred Subsidiary being Transferred	First Tier Transferred Subsidiary	Interests held by First Tier Transferred Subsidiary
	Alcoa Manufacturing (GB) Limited	100%	BACO Consumer Products Limited

Spain	Alcoa Inversiones España S.L.	100%	Reynolds Food Packaging (Spain) S.L.

	Alcoa Inversiones España S.L.	100%	Alcoa CSI España, S.L.

Germany	Alcoa Automotive GmbH	100%	Alcoa Deutschland GmbH	- 90% of Alcoa Deutschland Real Estate GmbH & Co. KG

	Alcoa Inc.	10%	Alcoa Deutschland Real Estate GmbH & Co. KG

Hungary	Alcoa Hungary Holding Kft.	100%	CSI-Alba Kft.

Bulgaria	Alcoa Inversiones España S.L.	100%	Alcoa Packaging Bulgaria EOOD

Russia	Alcoa International Holdings Company	100%	Alcoa CSI Vostok Ltd.

Egypt	Alcoa International Holdings Company	99%	Alcoa Closure Systems International Egypt LLC

	Alcoa Closure Systems International, Inc.	1%	Alcoa Closure Systems International Egypt LLC

Bahrain	Alcoa Inc.	49%	Gulf Closures W.L.L.

Nepal	Alcoa International Holdings Company	76%	Alcoa Closure Systems International Nepal Private Limited	Alcoa Closure Systems International (Hangzhou) Co., Ltd.

Country Unit	Stock Selling Company	Interest in Transferred Subsidiary being Transferred	First Tier Transferred Subsidiary	Interests held by First Tier Transferred Subsidiary
China	Alcoa International Holdings Company	100%	Closure Systems International (Hong Kong) Limited	Alcoa Closure Systems International (Tianjin) Co., Ltd.

	Reynolds International, Inc.	100%	Reynolds Metals (Shanghai) Ltd.

Korea	Alcoa International Holdings Company	51%	Alcoa Closure Systems International (Korea), Ltd.

Japan	Alcoa Inc.	71%	Alcoa Closure Systems Japan, Ltd.

	Alcoa Closures Holding Company, LLC	28%	Alcoa Closure Systems Japan, Ltd.

Philippines	Alcoa International Holdings Company	100%	Alcoa Closure Systems International (Philippines), Inc.

ANNEX 3

Transfer of Acquired Assets and Assumed Liabilities by Country Unit

Country Unit	Asset Selling Company	Assets and Liabilities Being Transferred	Operating Location
U.S.	Reynolds Metals Company	All Acquired Assets and Assumed Liabilities associated with the Consumer Products operations at the applicable Operating Location	Hot Spring, Louisville and Richmond

	Reynolds Metals Company	All Acquired Assets and Assumed Liabilities associated with the Flexible Packaging operations at the applicable Operating Location	Louisville and Richmond

Canada	Alcoa Ltd. and Alcoa-Lauralco Management Company/Compagnie de Gestion	All Acquired Assets and Assumed Liabilities associated with the Reynolds Food Packaging operations at the applicable Operating Location	Rexdale

	Alcoa Ltd. and Alcoa-Lauralco Management Company/Compagnie de Gestion	All Acquired Assets and Assumed Liabilities associated with the Closure Systems International operations at the applicable Operating Location	Feversham

United Kingdom	Alcoa Manufacturing (GB) Limited and Alcoa Closure Systems International (UK) Limited	All Acquired Assets and Assumed Liabilities associated with the Closure Systems International operations at the applicable Operating Location	West Bromwich

Hong Kong	Alcoa International (Asia) Limited (Hong Kong)	All Acquired Assets and Assumed Liabilities associated with the Closure Systems International operations

Italy	Alcoa Trasformazioni S.r.L. (Italy)	All Acquired Assets and Assumed Liabilities associated with the Closure Systems International operations

	Alcoa Servizi S.p.A. (Italy)	All Acquired Assets and Assumed Liabilities associated with the Closure Systems International operations

Brazil	Reyco Ltda (Brazil)	All Acquired Assets and Assumed Liabilities associated with the Consumer Products operations

Country Unit	Asset Selling Company	Assets and Liabilities Being Transferred	Operating Location
Switzerland	Alcoa Europe S.A. - Hold Co	All Acquired Assets and Assumed Liabilities associated with the Closure Systems International operations

Malaysia	Pactuco Containers (Asia) Sdn. Bhd. (Malaysia)	All Acquired Assets and Assumed Liabilities associated with the Flexible Packaging operations

ANNEX 4

Transferred Subsidiaries

IPC Inc.
Baker’s Choice Products, Inc.
Plastofilm Industries, Inc.
Alcoa Kama, Inc.
CFI Industries, Inc.
CFI Recycling Inc.
Crystal Thermoplastics, Inc.
Ultra Pac, Inc.
Reynolds Consumer Products, Inc.
Reynolds Food Packaging, LLC
Mt. Vernon Plastics Corporation
Alcoa Packaging LLC
Southern Plastics, Inc.
Alcoa Closure Systems International, Inc.
Alcoa Packaging Machinery, Inc.
Reynolds Food Packaging Canada Inc.
Max Pack, S. de R.L. de C.V.
Reynolds Metals Company de Mexico, S. de R.L. de C.V.
Grupo Alcoa, S. de R.L. de C.V.
Alcoa Servicios, S. de R.L. de C.V.
Alcoa CSI de Mexico en Ensenada, S. de R.L. de C.V.
Alcoa CSI de Mexico en Saltillo, S. de R.L. de C.V.
Alcoa CSI de Centro America, S.A.
Alcoa Latin American Holdings Corporation
Alusud Argentina SrL
Alusud Embalajes Chile Ltda.
Alusud Embalajes Colombia Ltda.
Alusud Peru S.A.
Alusud Venezuela S.A.
IVEX Holdings Ltd.
Kama Europe, Ltd.
BACO Consumer Products Limited
Multiplastics (Europe) Ltd.
Reynolds Food Packaging (Spain) S.L.
Alcoa CSI España, S.L.
Alcoa Deutschland GmbH
Alcoa Deutschland Real Estate GmbH & Co. KG
CSI-Alba Kft.
Alcoa Packaging Bulgaria EOOD
Alcoa CSI Vostok Ltd.

Alcoa Closure Systems International Egypt LLC
Gulf Closures W.L.L.
Alcoa Closure Systems International Nepal Private Limited
Alcoa Closure Systems International (Hangzhou) Co., Ltd.
Alcoa Closure Systems International (Tianjin) Co., Ltd.
Reynolds Metals (Shanghai) Ltd.
Alcoa Closure Systems International (Korea), Ltd.
Alcoa Closure Systems Japan, Ltd.
Alcoa Closure Systems International (Philippines), Inc.
Closure Systems International (Hong Kong) Limited
9163-7660 Quebec Inc. (in process of dissolution in Quebec)

ANNEX 5

Allocation Schedule

Allocation of Worldwide Purchase Price
Consumer Products division	$1,382,000,000
Flexible Packaging division	$102,000,000
Reynolds Food Packaging division	$87,000,000
Closure Systems International division	$1,128,000,000
Seller Covenant set forth in Section 10.10	$1,000,000

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